As filed with the Securities and Exchange Commission on April 24, 2023

Registration No. 333-265544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 9

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LeeWay Services, Inc.

(Exact name of registrant as specified in its charter)

Nevada	4213	87-3033814
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2150 South 1300 East, Suite 360

Salt Lake City, UT 84106

385-715-7200

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

S. Whitfield Lee

Chief Executive Officer

LeeWay Services, Inc.

2150 South 1300 East, Suite 360

Salt Lake City, UT 84106

385-715-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.	Louis A. Bevilacqua, Esq.
Jeffrey P. Wofford, Esq.	Bevilacqua PLLC
Carmel, Milazzo & Feil LLP	1020 Connecticut Ave., NW, Ste. 500
55 West 39th Street, New York, NY 10018	Washington, DC 20036
Telephone: (212) 658-0458	Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 24, 2023

1,000,000 Shares

Common Stock

LeeWay Services, Inc.

This is a firm commitment initial public offering of shares of common stock of LeeWay Services, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price will be $5.00 per share. The actual number of shares we will offer will be determined based on the actual public offering price.

We have applied to have our common stock listed on NYSE American under the symbol “LEWY”, which listing is a condition to this offering.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Assumed initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price (excluding the over-allotment option) payable to the underwriters. See “Underwriting” beginning on page 58 of this prospectus for additional information regarding underwriting compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 150,000 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                , 2023.

ThinkEquity

The date of this prospectus is                , 2023

# A RELATIONSHIP BUILT + TECHNOLOGY DRIVEN HOLDING COMPANY

**100+**
YEARS OF INDUSTRY EXPERIENCE

**5,000+**
CUSTOMERS ACROSS OUR PORTFOLIO

**10,000**
CARRIERS AND GROWING

**25+**
INDUSTRIES SERVED

**400,000**
FREIGHT QUOTES OFFERED

**25,000**
SHIPMENTS

An industry veteran in technology-based freight brokerage.

e-commerce
SELLER FINANCING

Next generation end-to-end cloud based financing platform for small and medium sized e-commerce companies.

Measurement period of the above references is for the years 2017 through 2021.

# SUPPLY CHAIN MANAGEMENT

- FREIGHT BROKERAGE
- DEDICATED CONTRACT CARRIAGE
- TRANSPORTATION MANAGEMENT

# Premium E-Commerce Financing Solutions for Online Sellers

No hassles. No gimmicks.
It's time to boost your business.

## Leverages technology with e-commerce sellers in marketplaces like Amazon, Walmart, and Shopify.

Hello,
XYZ Trucking
Select Advance Amount
Move the slider to select your advance amount
$2500
$100
$5000
Select Deposit Method
Choose your advance deposit method
Direct Deposit
ACH Transfer
Bank Wire
Get my advance

e-commerce
SELLER FINANCING

# LEEWAY GLOBAL LOGISTICS

COMBINES STATE OF THE ART TECHNOLOGY AND TRANSPORTATION EXPERTISE WITH RELIABLE CARRIERS TO PROVIDE CUSTOMIZED SOLUTIONS AND BEST-IN-CLASS SERVICE.

LeeWay provides a range of services from customized transportation management solutions, asset management including private fleet replacement as well as reliable freight brokering. LeeWay also provides specialty financing for e-commerce sellers.
Our people make the difference.
LEEWAY SERVICES INC

Through and including               , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriters, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for and can provide no assurance as to the reliability of any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

Market Data

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

i

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. You should read this entire prospectus carefully, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Furthermore, you should read carefully the risks of investing in our common stock discussed under the section titled “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Unless the context otherwise requires, references in this prospectus to “LeeWay,” “LeeWay Services,” the “Company,” “our Company,” the “registrant,” “we,” “us” and “our” refer to LeeWay Services, Inc. and its subsidiaries.

All common stock and per share of common stock information in this prospectus gives effect to a 1 for 5 reverse stock split of our common stock, which became effective as of September 9, 2022.

Our Company

Overview

We operate a freight brokerage and transportation business and intend to provide comprehensive transportation management solutions for shippers and carriers. Our parent, WLP, was established in 1984 and we both are headquartered in Salt Lake City, Utah. We deliver a one-stop freight management platform that connects shippers with truckers to facilitate shipments across distance ranges, cargo weights, and types. We deliver value-driven logistics solutions powered by effective technology and distinguished by personalized service built on solid relationships. We are building a next-generation digital freight platform that we believe will transform the highly fragmented $1 trillion transportation and logistics sector.

Logistics is the lifeblood of our economy, powering the movement of goods and connecting the engines of production and consumption. We aspire to revolutionize logistics, improve efficiency across the value and supply chain and reduce the carbon footprint for our planet. Our goal is to leverage technology to eliminate inefficiencies and create economic opportunity across the freight ecosystem. Our team is comprised of innovators seeking to build the best products for all parties in the freight industry and to provide shippers and carriers with unparalleled transparency.

We also began operating a specialty financial services business in 2019 that we believe will become a next-generation, cloud-based financing platform for small and medium sized companies primarily in the e-commerce marketplace. In our view, by combining industry-leading technology and security with the expertise and care of our team, we serve e-commerce business owners nationwide with efficiency, simplicity, transparency and reliability by providing alternative financial products to help them grow. This same technology will also allow our freight brokerage to offer quick pay and factoring services to their carriers and shippers.

We are also in the process of developing proprietary mobile applications and other transportation financial products which can be used by shippers, carriers and other freight brokers.

Total revenue for the year ended December 31, 2022 was $26,604,770, a decrease of $1,292,734 from total revenue of $27,897,504 for the same period in 2021. Net loss before income taxes for the year ended December 31, 2022 was $204,557 compared to net income of $1,310,239 for the same period in 2021, a decrease of $1,514,796. Revenue from freight brokerage accounted for 98.26% of the 2022 revenue compared to 97.92% of total revenue for the comparable 2021 period.

Our total revenue increased by $13,985,964, or 101%, to $27,897,504 for the year ended December 31, 2021 compared to the year ended December 31, 2020. Our net income increased by $898,843, or 1,534%, to $957,421 for the year ended December 31, 2021, compared to the year ended December 31, 2020. Our freight brokerage accounted for approximately 97.92% and 96.83% of our revenues for the years ended December 31, 2021 and 2020, respectively.

Our Corporate History and Structure

Our Company was incorporated in Nevada on October 12, 2021, for the purpose of being the over-arching holding Company for our two business segments. W.L.P. Corporation, a Utah corporation (“WLP”), is currently the approximately 82.2% owner of our Company. WLP is beneficially owned by family members of S. Whitfield Lee, our Chairman of the Board, Chief Executive Officer and President. The WLP Board of Directors is comprised of Chris Von Maack, Jon Davies, the sons-in-law of S. Whitfield Lee, and R. Whitfield Lee, the son of S. Whitfield Lee.

Our freight brokerage and logistics business is operated through our wholly owned subsidiary, LeeWay Transport, Inc., formerly known as LeeWay Transportation, Inc. (“LeeWay Transport”). Our specialty financial services business is operated through our wholly owned subsidiary, LeeWay Capital, Inc. (“LeeWay Capital”).

Previously, WLP was the 100% direct owner of our freight and logistics companies: LeeWay Transport, LeeWay Freight, LeeWay Logistics and one of our specialty financial services companies: eCommerce Financing LLC, a Utah limited liability company (“eCommerce Financing”). WLP Capital Inc., a Nevada corporation (“WLP Capital”), and a wholly owned subsidiary of WLP, previously owned 100% of the shares of LeeWay Capital.

1

In December 2021, we completed a corporate reorganization. In connection with this reorganization, WLP transferred its 100% ownership in LeeWay Logistics and LeeWay Freight to LeeWay Transport pursuant to a share transfer agreement. As a result, LeeWay Transport, while remaining a wholly owned subsidiary of WLP, became the holding company for our freight brokerage and logistics business. LeeWay Capital became the holding company for our recently started specialty financial services business by WLP transferring its 100% membership interest in eCommerce Financing to LeeWay Capital, which was already the sole owner of eCommerce Funding LLC, a Utah limited liability company (“eCommerce Funding”). We became the holding company for LeeWay Transport and LeeWay Capital through a capital contribution from WLP of 100% of its equity in LeeWay Transport and LeeWay Capital in exchange for 30,000,000 shares of our common stock and 2,000 shares of our Series X Super Voting Preferred Stock (“Super Voting Preferred Stock”), each share of which shall automatically convert into one share of the common stock of the Company on the date the common stock of the Company is first listed on any nationally recognized stock exchange.

Recent Developments

Equity Incentive Plan. On August 22, 2022 our board of directors and our shareholders approved our LeeWay Services, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan governs equity awards to our employees, directors, officers, consultants and other eligible participants. Initially, the maximum number of shares of our common stock that may be subject to awards under the 2022 Plan is 1,200,000. The maximum number of shares that are subject to awards under the 2022 Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our common stock; (ii) a number of shares of our common stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our common stock as determined by the 2022 Plan administrator. The 2022 Plan will not be effective until the day prior to the effective date of the registration statement related to this initial public offering. For a more detailed description of the 2022 Plan see “Description of Securities—2022 Equity Incentive Plan.”

Reverse Stock Split. On September 9, 2022, the Company effected a 1 for 5 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”) by filing on such date an amendment of the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the nearest whole share. The authorized common stock and preferred stock of the Company was not impacted by the Reverse Stock Split. The Company has retrospectively adjusted the 2021 and 2022 financial statements for profit per share and share amounts as a result of the Reverse Stock Split.

Lease of Executive Offices. On September 30, 2022, the Company entered into a three-year lease for its existing executive office space, which became effective November 1, 2022, and expires on October 31, 2025. The lease, which has a base rate plus an amortization over the lease of improvements requested by the Company, begins with a monthly rate of $9,929.45 for the initial year of the lease, increasing to $10,290.29 per month for the second year of the lease and increasing to $10,665.56 per month for the final year.

SWL Convertible Note. On December 1, 2022, SWL Investments, L.P., an Oklahoma limited partnership (“SWL”), an entity that is wholly owned by Mr. Whitfield Lee, our founder, Chairman and Chief Executive Officer, agreed to be issued a convertible promissory note (the “SWL Convertible Note”) in the principal amount of $2,050,000 for advances SWL previously made to the Company in that amount, which was convertible into 410,000 shares of our common stock. On December 30, 2022, SWL exercised its conversion rights in full and the SWL Convertible Note was converted into 410,000 shares of our common stock.

Common Stock Cancellations. To increase the value of the Company’s common stock to be issued in this initial public offering, on December 30, 2022, the Company, with the consent of the applicable stockholder, cancelled (i) 1,050,000 shares of restricted stock issued to W.L.P. Corporation and (ii) 250,000 shares of restricted common stock granted to Mr. S. Whitfield Lee on September 13, 2022.

Our Business

We intend to provide comprehensive transportation management solutions for shippers and carriers. We are also in the process of developing proprietary applications and integrating already developed applications (which tracks driver’s hours driven in compliance with US Department of Transportation regulations) as a part of the developing digital freight brokerage market.

We match shipments with carrier capacity, which is primarily provided by small carriers and independent owner operators. The shipments are primarily full truckload and often need specialized trailers such as refrigeration or flatbeds in addition to dry vans. We use available transportation management systems, which technology increases our ability to provide service. Service to the shipper and information to both the carrier and the shipper is a major focus for the Company. Approximately 97% of carriers in the U.S. operate twenty or fewer trucks, with 90% of those operating with six or fewer trucks1. Good freight brokers are important to these carriers as a carrier partner in getting their shipments. We are working to develop proprietary transportation technology as a new crop of digital freight matching platforms have begun to emerge over the past few years. Frost & Sullivan refers to this digital brokerage as trucking-as-a-service or TaaS. This technology will provide the ability for the carriers to use mobile technology to increase service, visibility, signature verification and provide instant account payable settlement, quick or instant pay, to the carrier.

We also operate a next-generation, cloud-based financing platform for small and medium sized companies primarily in the e-commerce marketplace. In our view, by combining industry-leading technology and security with the expertise and care of our team, we serve e-commerce business owners nationwide with efficiency, simplicity, transparency and reliability by providing alternative financial products to help them grow. We are also in the process of developing proprietary mobile apps and other transportation financial products which can be used by shippers, carriers and other freight brokers.

We are a one-stop-shop for financial services that allows ecommerce sellers access to business capital and financing. Our mission is to transform the way business lending works in the ecommerce industry by making it efficient and convenient for e-tailers to access capital. Enabled by our proprietary technology and analytics, we aggregate and analyze multiple data points to assess the creditworthiness of ecommerce sellers rapidly and accurately. We have developed financial products that offer the speed, convenience, and accessibility that only an integrated digital platform can provide.

Market Opportunity

The freight brokerage industry market in the US is estimated to be approximately $156 billion for 2022 with an estimated growth rate of 7.9%2. Freight brokerage is a variable cost industry that facilitates the movement of freight by matching shipments to third-party carriers. The truckload share captured by brokers has been increasing over the last several years and it is estimated to continue to grow by 7% annually for the next 5 years3. The US freight brokerage market is moderately fragmented in nature with the presence of large regional players, global players and small and medium sized local players with a few players in the market. Most freight brokerage operations are small to medium sized, and there are approximately 17,000 freight brokers operating in the US4. Market share concentration in the industry is increasing due to merger and acquisition activity. Additionally, barriers to entry have been growing as digital technology is increasingly becoming more important as well as the need of capital to acquire trailer pools for certain customers. These could be a differentiation factor for shippers and carriers.

1 https://www.truckinfo.net/research/trucking-statistics

2 https://www.ibisworld.com/industry-statistics/market-size/freight-forwarding-brokerages-agencies-united-states/#:~:text=The%20market%20size%2C%20measured%20by,is%20%24156.7bn%20in%202022.

3 https://s29755.pcdn.co/wp-content/uploads/2020/03/Freight-Broker-Performance-Across-the-Cycle-October-2019-4.pdf

4 https://front.com/blog/freight-broker-success-stories

2

Competitive Strengths

Our people and value-added services play an important role in increasing our client and customer retention. We believe that we will continue to increase the competitiveness of our existing offerings by leveraging our data and growing our network of carriers and shippers. We also plan to expand our value-added service offerings to better address and meet the needs of our clients. For example, we are working with LeeWay Capital to develop proprietary transportation technology to allow the offering of quick pay and factoring to our carriers. We believe the following strengths help in the development of digital freight marketplaces and to build a network-based business model:

•	Experienced Management Team. Our management team has strategic and deep operational experience with demonstrated success in building freight brokerage companies.

•	Carrier and Shipper Partnerships. Our value-led strategy has enabled us to establish strong relationships with carriers across the country. While we work with carriers of all sizes, we focus on small to mid-size carriers. This carrier network, combined with our data and technology, allows us to offer shipments at scale across a nationwide network of dependable carriers.

•

Strong and Disciplined Growth. We have demonstrated our ability to grow both revenue and gross margin throughout a variety of challenging market environments. Our convincing performance shows the resiliency of our business model in 2020 and 2021 when we grew revenue by 68% for the year ended December 31, 2020 and 101% for the year ended December 31, 2021, despite the market challenges presented by supply side problems and COVID-19. We believe we are well positioned to continue this growth into the future, given the demand in the market and our deepening relationships with new and existing shippers.

We believe two key competitive strengths will continue to drive the success of our financial services business in the future:

•

Technology. Our platform aggregates and analyzes multiple data points from dynamic, unique data sources, and the relationships among those attributes. This allows us to rapidly and accurately assess the growth prospects and cash flow consistency of each small business. Our credit decision system effectively eliminates human bias in the decision-making process. The process and technological touchpoints are user-friendly, providing a fast, simple, and accurate user experience.

•	Scalability. As revenue increases, our profitability and marketing budget will increase proportionally. This scaled marketing budget will allow us to continue to expand our brand reputation and recognition throughout the ecommerce community and online marketplaces. We can scale our business operations and services efficiently and effectively, given the automated nature of our Company and its technological capabilities. Additionally, ecommerce sellers that historically could not get funding from a traditional source can now scale their business, thanks to eCommerce Financing LLC.

Our Growth Strategies

We plan to continue to offer the best service and information available to our customers and carriers to build our core carrier network and our strategic client partnerships. As we continue the development of our digital freight brokerage platform, we expect to source better rates, provide high-quality service, and ensure predictable supply. This includes document control and document tracking from pickup to delivery, instant verification of delivery, agreed-upon rates, and independent load boards. We will also be able to quickly establish shipper and carrier compliance with the Department of Transportation and carrier safety record by utilizing API technology. Employing blockchain where possible will facilitate a detailed record of every load and signature authentication. The technology will enable our growth to be scaled in a highly efficient and effective manner.

We aim to attract shippers and truckers to our platform through a combination of online and offline channels to grow our logistics network. We also plan to proactively gain new shippers and truckers through our operations team, using their proven experience and expertise in the logistics industry to rapidly scale products, features and sales as well as to provide support for shippers and truckers. By further refining our user experience, we also aim to organically grow through word-of-mouth referrals. We will continue to enhance our freight matching services and personalize our user experience, services, and operations based on the needs and preferences of each shipper and trucker. This includes further standardizing order information and transaction processes and more precise profiling of shippers and truckers, which is expected to enable more efficient freight matching. We anticipate that better user experience will drive shippers’ and truckers’ engagement and increase their usage of more transactions and services on our platform. The key elements to our strategy include:

3

•	Grow our logistics network. We will strive to continue to build our core carrier network and our strategic client partnerships to drive network effects that both attract new carriers and shippers and retain them as long-term clients. Specifically, as we add more core carriers to our network, we expect to source better rates, provide higher-quality service, and ensure predictable supply. As the quality of the network increases, we expect to attract shippers with a consistent volume that is accurately matched to the business that carriers want.

•	Continue to invest in infrastructure and automation. We will continue to invest in infrastructure development and technology to drive the logistics industry’s development forward. We expect to make significant investments into further developing our abilities with respect to carrier payments, artificial intelligence, and data analytics in order to cater to a holistic set of shipper and trucker needs, creating value for them and thus enhancing our client retention.

•	Pursue strategic alliances, investments and acquisitions. We intend to pursue strategic alliances, investments and acquisitions that can enhance our market position, improve our core platform capabilities, broaden our service offerings, and strengthen our data and technology capabilities.

With respect to our financial services business, our objective is to obtain a significant market share amongst online ecommerce companies that are looking to utilize financing to sustain and grow their online ecommerce business. The key elements to our strategy include:

•	Build client loyalty. We center our strategy around building trust and a lifetime relationship with our clients, which we believe will help build a sustainable competitive advantage. In order to deliver on our strategy, we must develop best-in-class unit economics and best-in-class products that build trust and reliability between our clients and our platform. We believe that will lead to us having a higher likelihood that they will continue to utilize our services to meet their financial needs in the future. This would result in delivering more revenue per client without incurring additional member acquisition costs, resulting in higher lifetime value per client.

•	Further invest and develop our technology platform. We are still at the beginning of our product roadmap and plan to continue to innovate and bring new financial products to market.

•

Increase the number of our partnerships. We believe we have the opportunity to significantly increase the number of integrated third-party partnerships on our network through both our dedicated sales team and B2B marketing efforts. Additionally, direct API integration means bringing on new partners is a seamless process.

•

Expand to new ecommerce marketplaces. We will continue to evaluate expanding our platform to new ecommerce markets. Merchants everywhere can benefit from a more transparent and fair way to acquire business capital, and we see an opportunity to generate value in many new markets through our platform.

Impact of Coronavirus Pandemic

We have demonstrated our ability to grow both revenue and gross margin throughout a variety of challenging market environments. Our convincing performance proved the resiliency of our business model in 2020 and 2021 when we grew revenue by 68% for the year ended December 31, 2020 and 101% for the year ended December 31, 2021, despite the market challenges presented by supply side problems and COVID-19. Revenue plateaued in 2022, with revenue for the year ended 2022 being 4% lower than the revenue for the year ended 2021. We believe we are well positioned to continue our overall growth into the future, given the demand in the market and our deepening relationships with new and existing shippers and carriers.

Although it is difficult to predict the effect and ultimate impact of the COVID-19 pandemic on our business, the impact of COVID19 could adversely affect our results of operations, financial condition and cash flows in fiscal year 2023.

4

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can also take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

5

Corporate Information

Our principal executive offices are located at 2150 South 1300 East, Suite 360, Salt Lake City, UT 84106. Our website address is leewayservices.com. The information included on our website is not part of this prospectus.

Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 10 of this prospectus. These risks include, among others, that:

•	We have incurred losses in the past and may be unable to achieve or sustain profitability in the future.

•	A significant portion of our revenue and accounts receivable is derived from a relatively limited number of large clients and any loss of, or decrease in sales to, these clients could harm our results of operations.

•	Increases in driver compensation or difficulties attracting and retaining qualified drivers could materially adversely affect our profitability and ability to maintain or grow our fleet.

•	If we are unable to complete development of our proprietary software and update and improve it, demand for our services could decrease our market penetration and revenues.

•	We operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability and materially adversely affect our results of operations.

•	Fluctuations in the price or availability of fuel or surcharge collection may increase our costs of operation, which could materially adversely affect our profitability.

•	Our business is subject to general economic, business and regulatory factors affecting the truckload industry that are largely beyond our control, any of which could have a material adverse effect on our results of operations.

•	Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition and results of operations.

•	COVID-19 has had and may continue to have a material adverse impact on us.

•	We are vulnerable to continued global economic uncertainty and volatility in financial markets.

•	We could need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

•	We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

•	If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

•	Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from operating or impact our stock price.

•	Recent U.S. tax legislation may materially affect our financial condition, results of operations and cash flows.

•	Developments in labor and employment law and any unionizing efforts by employees could have a material adverse effect on our results of operations.

•	Increases in collateral requirements that support our insurance program could materially adversely affect our operations.

•	Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

•	Raising additional capital may cause dilution to our existing stockholders and restrict our operations or require us to relinquish certain intellectual property rights.

•	We may seek to grow our business through acquisitions or investments in new or complementary businesses, products or technologies, through the licensing of products or technologies from third parties or other strategic alliances, and the failure to manage acquisitions, investments, licenses or other strategic alliances, or the failure to integrate them with our existing business, could have a material adverse effect on our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

•	Seasonality and the impact of weather and other catastrophic events affect our operations and profitability.

6

Summary Of The Offering

Common stock offered by us	1,000,000 shares.

Common stock to be outstanding after the offering(1)(2)	7,024,000, shares (or 7,174,000 shares if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option of common stock offered by us	The underwriters have a 45-day option to purchase up to 150,000 additional shares of common stock.

Use of proceeds

We expect to receive net proceeds of approximately $4,052,500 from this offering, assuming an initial public offering price of $ 5.00 per share and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering for proprietary technology development, acquisitions, general corporate and working capital purposes. See the section of this prospectus titled “Use of Proceeds” beginning on page 29.

Lock-up agreements	We, all of our directors and officers and all of our stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of (i) 180 days after the date of this prospectus in the case of our Company, (ii) 12 months after the date of this prospectus in the case of our directors and officers, and (iii) 180 days after the date of this prospectus in the case of our stockholders. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

Proposed listing	We have applied to have our common stock listed on the NYSE American under the symbol “LEWY” which listing is a condition to this offering.

The number of shares of common stock outstanding immediately following this offering (i) is based on 6,022,000 shares outstanding as of April 24, 2023 and (ii) also includes 2,000 shares of our common stock issued to WLP upon conversion of each outstanding share of Series X Super Voting Preferred Stock into one share of our common stock, but excludes the following:

•	The exercise by the underwriters of their option to purchase up to 150,000 additional shares of our common stock from us to cover over-allotments, if any;

•

the exercise of the representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 50,000 shares underlying such representative’s warrants assuming a total of 1,000,000 shares are issued in this offering (or a maximum of 57,500 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the common stock; and

•	1,200,000 shares of common stock reserved for future issuance under the 2022 Plan.

On September 9, 2022, we effected a 1 for 5 reverse stock split of the issued and outstanding shares of our common stock. Except as otherwise indicated, all of the common stock information in this prospectus gives effect to the Reverse Stock Split.

7

Summary Combined Financial Data

The following table presents summary combined financial and other data as of and for the periods indicated. You should read the following information together with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” While LeeWay Services, Inc. was incorporated on October 12, 2021 and acquired its subsidiaries on December 31, 2021, the combined statements present results of operations as though LeeWay Services owned the subsidiaries for each of the periods presented.

The summary financial data for the years ended December 31, 2022, 2021 and 2020 are derived from our audited financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	(Audited) Year Ended December 31,	(Audited) Years Ended December 31,
Statements of Operations Data	2022	2021	2020
Revenue:
Transportation	$26,141,950	$27,316,857	$13,471,155
Financing service	462,820	580,647	440,385
Total revenue	26,604,770	27,897,504	13,911,540
Cost of goods sold:
Transportation costs	21,769,009	23,377,335	11,773,778
Financing costs	(281,008)	147,934	105,171
Total cost of sales	21,488,001	23,525,269	11,878,949
Gross profit	5,116,769	4,372,235	2,032,591
Total operating expenses	5,323,142	3,230,803	1,892,787
Income (loss) from operations	(206,373)	1,141,432	139,804
Gain on forgiveness of debt – PPP loan	1,816	208,446	-
Interest expense	-	(39,369)	(3,851)
Income (loss) before income tax	(204,557)	1,310,239	135,953
Income tax benefit (expense)	50,362	(352,818)	(77,375)
Net income	$(154,195)	$957,421	$58,578

Balance Sheet Data	December 31, 2022	Pro Forma, as Adjusted (1)
Cash	$252,092	$4,304,592
Total current assets	6,674,502	10,727,002
Total Assets	7,580,843	11,633,343
Total current liabilities	2,067,895	2,067,895
Total liabilities	3,281,957	3,281,957
Total stockholders’ equity	4,298,886	8,351,386
Total liabilities and stockholders’ equity	$7,580,843	$11,633,343

(1)

On a pro forma basis to give effect to (i) the sale by us of 1,000,000 shares of common stock in this offering at an assumed public offering price of $5.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and (ii) the conversion of the Super Voting Preferred Stock into 2,000 shares of our common stock.

8

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks were to actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business and Operations

A significant portion of our revenue and accounts receivable is derived from a relatively limited number of large clients and any loss of, or decrease in sales to, these clients could harm our results of operations.

The Company has two major customers which together represented approximately 80% of our revenue and 46% of our accounts receivable at December 31, 2022, and one of which represented approximately 55% of our revenue and 31% of our accounts receivable at December 31, 2022. For the fiscal year 2021, two customers represented 86% of sales and 41% of our accounts receivable at December 31, 2021. We are likely to continue to experience ongoing customer concentration, particularly if we are successful in attracting large enterprise clients. It is possible that revenue from these clients, either individually or as a group, may not reach or exceed historical levels in any future period. Although currently we have a strong relationship with each of these clients, were either of these customers to move their business elsewhere it would have an adverse effect on the profitability of the Company. The Company has strong relationships with both customers and believes its business with them will be ongoing into the foreseeable future.

We have incurred losses in the past and may be unable to achieve or sustain profitability in the future.

The Company incurred losses from inception through 2019, before generating profits in 2020, 2021 and a loss in 2022. There is no guarantee that the Company will be profitable going forward, as our operations and profitability may be adversely impacted by COVID-19 and the current rate of inflation. Economic concerns may cause consumers to curtail spending, which could adversely impact both our transportation and capital services groups.

If the current rate of inflation continues or increases, or the economy enters into a recession, it is possible that a reduction in the demand for consumer goods could occur, which in turn could adversely impact our logistics business as well as our financial services business. We believe that any impact from the continued elevated rate of inflation would primarily affect our financial services business, which is a relatively small part of our overall operations. However, if inflation has a greater adverse impact on the demand for consumer goods than we anticipate, the resulting reduction in demand could have a material adverse effect on our operations and financial condition.

Increases in driver compensation or difficulties attracting and retaining qualified drivers could materially adversely affect our carriers’ profitability and their ability to maintain or grow their fleet.

Like many logistics companies, we are directly impacted when our carriers experience substantial difficulty in attracting and retaining sufficient numbers of qualified drivers, which includes the engagement of independent contractors. Our industry is subject to a shortage of qualified drivers. Such shortages are exacerbated during periods of economic expansion, in which alternative employment opportunities, including in the construction and manufacturing industries, may offer better compensation and/or more time at home. Alternatively, during periods of economic downturns, in which unemployment benefits might be extended and financing is limited for independent contractors who seek to purchase equipment, or the scarcity or growth of loans for students who seek financial aid for driving school. Regulatory requirements, including those related to safety ratings, Electronic Logging Device (“ELD and ELDs”) and hours-of-service changes and an improved economy could further reduce the pool of eligible drivers or force our carriers to increase driver compensation to attract and retain drivers. We have seen evidence that stricter hours-of-service regulations adopted by the Department of Transportation (the “DOT”) in the past have tightened, and, to the extent new regulations are enacted, may continue to tighten, the market for eligible drivers. The lack of adequate tractor parking along some U.S. highways and congestion caused by inadequate highway funding may make it more difficult for drivers to comply with hours-of-service regulations and cause added stress for drivers, further reducing the pool of eligible drivers. We believe that the required implementation of ELDs in December 2017 and enforcement thereof in April 2018 has and may further tighten such market. A shortage of qualified drivers and intense competition for drivers from other trucking companies will create difficulties in maintaining or increasing the number of drivers available to our carriers and may restrain their ability to engage independent contractors. Some of our carriers have implemented driver pay increases to address this shortage. The compensation they offer their drivers and independent contractor expenses are subject to market conditions, and they may find it necessary to further increase driver compensation. They may also become subject to increased independent contractor expenses in future periods, which could materially adversely affect our growth and profitability.

9

In addition, our carriers suffer from a high turnover rate of drivers. This high turnover rate requires them to spend significant resources recruiting a substantial number of drivers to operate existing revenue equipment and subjects them to a high degree of risk with respect to driver shortages. Our carriers use of team-driven tractors in their expedited service requires two drivers per tractor, further increasing the number of drivers our team must recruit and retain. The carriers also employ driver hiring standards, which could further reduce the pool of available drivers from which they hire. If they are unable to continue to attract and retain a sufficient number of drivers, they could be forced to, among other things, continue to adjust their compensation packages or operate with fewer tractors and face difficulty meeting shipper demands, either of which could materially adversely affect our growth and profitability.

 If we are unable to complete development of our proprietary software and update and improve it, demand for our services could decrease our market penetration and revenues.

We are counting on our proprietary software, which will automate many of the manual steps in the delivery and invoicing process, to provide us with a competitive advantage. To keep pace with the changing technology and marketplace evolution we must continually update and enhance our software offering. Should our software not perform as designed, or should defects be found in our software, additional resources must be committed to identifying and correcting the problems. Failure to timely identify and rectify problems could result in clients electing to take their business to a competitor and would result in loss of revenue and market share.

If our carriers do not meet our needs or expectations, or those of our clients, our business could suffer.

The success of our business depends to a large extent on our relationships with clients and our reputation for providing high-quality technology enabled transportation and logistics services. We do not own or control the transportation assets that deliver our clients’ freight, and we do not employ the people directly involved in delivering the freight. We rely on independent third parties to provide truckload, light truck load, small parcel, inter-modal, domestic air, expedited and international services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our clients with important service data and in the financial reporting of certain events, including recognizing revenue and recording claims. If we are unable to secure sufficient transportation services to meet our commitments to our clients, our operating results could be adversely affected, and our clients could switch to our competitors temporarily or permanently. Many of these risks are beyond our control and difficult to anticipate, including:

•	changes in rates charged by transportation providers;

•	supply shortages in the transportation industry, particularly among truckload carriers;

•	interruptions in service or stoppages in transportation as a result of labor disputes; and

•	changes in regulations impacting transportation.

 If any of the third parties we rely on do not meet our needs or expectations, or those of our clients, our professional reputation may be damaged, and our business could be harmed.

Competition could substantially impair our business and our operating results.

Competition in the transportation services industry is intense. We compete against other non-asset-based logistics companies as well as asset-based logistics companies; freight forwarders that dispatch shipments via asset-based carriers; carriers offering logistics services; internal shipping departments at companies that have substantial transportation requirements; large business process outsourcing (BPO) service providers; and smaller, niche service providers that provide services in a specific geographic market, industry segment or service area. We also compete against carriers’ internal sales forces and shippers’ transportation departments. At times, we buy transportation services from our competitors. Historically, competition has created a downward pressure on freight rates, and continuation of this rate pressure may adversely affect the Company’s revenue and income from operations.

10

In addition, a software platform and database similar to ours could be created over time by a competitor with sufficient financial resources and comparable experience in the transportation services industry. If our competitors are able to offer comparable services, we could lose clients, and our market share and profit margin could decline. Our competitors may also establish cooperative relationships to increase their ability to address client needs. Increased competition may lead to revenue reductions, reduced profit margins or a loss of market share, any one of which could harm our business.

 If we are unable to expand the number of our sales representatives and agents, or if a significant number of our sales representatives and agents leaves us, our ability to increase our revenue could be negatively impacted.

Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and agents with established client relationships. Competition for qualified sales representatives and agents can be intense, and we may be unable to hire such persons. Any difficulties we experience in expanding the number of our sales representatives and agents could have a negative impact on our ability to expand our client base, increase our revenue and continue our growth.

In addition, we must retain our current sales representatives and agents and properly incentivize them to obtain new clients and maintain existing client relationships. If a significant number of our sales representatives and agents leave us, our revenue could be negatively impacted. We have entered into agreements with our sales representatives and agents that contain non-compete provisions to mitigate this risk, but we may need to litigate to enforce our rights under these agreements, which could be time-consuming, expensive, and ineffective. A significant increase in the turnover rate among our current sales representatives and agents could also increase our recruiting costs and decrease our operating efficiency, which could lead to a decline in the demand for our services.

11

If our services do not achieve widespread commercial acceptance, our business will suffer.

Many companies coordinate the procurement and management of their logistics needs with their own employees using a combination of telephone, facsimile, e-mail, and the Internet. Growth in the demand for our services depends on the adoption of our technology-enabled transportation and logistics services. We may not be able to persuade prospective clients to change their traditional transportation management processes. Our business could suffer if our services are not accepted by the marketplace.

We may not be able to develop or implement new systems, procedures, and controls that are required to support the anticipated growth in our operations.

Our revenue for the year ended December 31, 2022 was $26,604,770, a $1,292,734 decrease from revenue of $27,897,504 for the year ended December 31, 2021. Our revenue increased to $27.9 million for the year ended December 31, 2021 from $13.9 million for the year ended December 31, 2020, representing an annual growth rate of 101%. Future growth at the rates experienced during 2021 could place a significant strain on our ability to:

•	recruit, motivate and retain qualified sales representatives and agents, carrier representatives and management personnel;

•	develop and improve our internal administrative infrastructure and execution standards; and

•	expand and maintain the operation of our technology infrastructure in a manner that preserves a quality customer experience.

To manage our growth, we must implement and maintain proper operational and financial controls and systems. Further, we will need to manage our relationships with various clients and carriers. We cannot give any assurance that we will be able to develop and implement, on a timely basis, the systems, procedures, and controls required to support the growth in our operations or effectively manage our relationships with various clients and carriers. If we are unable to manage our growth, our business, operating results, and financial condition could be adversely affected.

We have a long selling cycle to secure a new enterprise contract and a long implementation cycle, which require significant investments of resources.

We typically face a long selling cycle to secure a new enterprise contract, which requires significant investment of resources and time by both our clients and us. Before committing to use our services, potential clients require us to spend time and resources educating them on the value of our services and assessing the feasibility of integrating our systems and processes with theirs. Our clients then evaluate our services before deciding whether to use them. Therefore, our enterprise selling cycle, which can take six months or more, is subject to many risks and delays over which we have little control, including our clients’ decisions to choose alternatives to our services (such as other providers or in-house resources) and the timing of our clients’ budget cycles and approval processes.

Implementing our enterprise services, which can take from one to six months, involves a significant commitment of resources over an extended period of time from both our clients and us. Depending on the scope and complexity of the processes being implemented, these time periods may be significantly longer. Our clients and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows, as we do not recognize significant revenue until after we have completed the implementation phase.

Our clients may terminate their relationship with us on short notice with limited or no penalties, and our clients are not obligated to spend a minimum amount with us.

Our transactional clients use our services on a shipment-by-shipment basis rather than under long-term contracts. These clients have no obligation to continue using our services and may stop using them at any time without penalty or with only limited penalties. Our contracts with our two largest customers have a one-year term with automatic one-year renewals. Our contract with our largest customer may be terminated by either party at any time with 30 days’ notice. In addition, our largest customer may terminate its contract with us without 30 days’ notice in certain circumstances that call into question our ability to duly perform our obligations under the contract, including breaches of the representations and warranties by the Company, or if the Company becomes insolvent, or files for bankruptcy. Our contract with our second largest customer may be terminated by either party at any time with 30 days’ notice and after the initial one-year term.

12

The volume and type of services we provide each client may vary from year to year and could be reduced if the client were to change its outsourcing or shipping strategy. Our enterprise clients generally are not obligated to spend any particular amount with us, although our enterprise contracts are typically exclusive with respect to point of origin or one or more modes of transportation, meaning that the client is obligated to use us if it ships from the point of origin or uses those modes. These contractual exclusivity provisions help ensure, but do not guarantee, that we receive a significant portion of the amount that our enterprise clients spend on transportation in the applicable mode or modes or from the applicable point of origin. In our experience, compliance with such provisions varies from client to client and over time. Failure to comply with these exclusivity provisions may adversely affect our revenue.

If a significant number of our transactional or enterprise clients elect to terminate or not to renew their engagements with us, or if the volume of their shipping orders decreases, our business, operating results and financial condition could suffer. If we are unable to renew our enterprise contracts at favorable rates, our revenue may decline.

Our engagement of independent contractors to provide our capacity exposes us to risks that are largely outside of our control.

Our contracts with independent contractors are governed by the federal leasing regulations, which impose specific requirements on us and the independent contractors. If more stringent federal leasing regulations are adopted, potential independent contractors could be deterred from becoming independent contractor drivers, which could materially adversely affect our goal of maintaining our current fleet levels of independent contractors.

Pursuant to our fuel surcharge program, we pay independent contractors we contract with a fuel surcharge that increases proportionally with increases in fuel prices. A significant increase or a rapid fluctuation in fuel prices could cause our costs under this program to be higher than the revenue we receive under our customer fuel surcharge programs.

We anticipate providing financing to certain qualified independent contractors through factoring their invoices. If we are unable to provide such financing in the future, due to liquidity constraints or other restrictions, we may experience a decrease in the number of independent contractors we are able to engage. Further, if independent contractors we engage default, or otherwise terminate the financing arrangement, and we are unable to find a replacement independent contractor or seat the tractor with a company driver, we may incur losses on amounts owed to us with respect to the tractor.

We operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability and materially adversely affect our results of operations.

Numerous competitive factors could impair our ability to improve our profitability and materially adversely affect our results of operations, including:

•	We compete with many other logistics companies for truckload carriers of varying sizes and services (including intermodal) and, to a lesser extent, with (i) less-than-truckload carriers, (ii) railroads, and (iii) other transportation and brokerage companies, several of which have access to more equipment and greater capital resources than we do;

•	many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy, which may limit our ability to maintain or increase freight rates, to maintain or expand our business, or may require us to reduce our freight rates in order to remain competitive and keep our carriers productive;

•	our carriers may have difficulty recruiting and retaining drivers because our competitors offer better compensation or working conditions;

•	some of our larger customers are other transportation and logistics companies and may also operate their own private trucking fleets, and they may decide to transport more of their own freight;

•	some shippers have reduced or may reduce the number of carriers they use by selecting preferred carriers as approved service providers or by engaging dedicated providers, and we may not be selected for engagement;

•	many customers periodically solicit bids from multiple carriers for their shipping needs and this process may depress freight rates or result in a loss of business to competitors;

•	consolidation in the trucking industry may create other large carriers with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

•	advances in technology may require us to increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments;

13

•	our competitors may have better safety records than our carriers or a perception of better safety records;

•	higher fuel prices and, in turn, higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation;

•	competition from freight brokerage companies may materially adversely affect our customer relationships and freight rates; and

•	economies of scale that procurement aggregation providers may pass on to smaller carriers may improve such carriers’ ability to compete with us.

Fluctuations in the price or availability of fuel or surcharge collection may increase our costs of operation, which could materially adversely affect our profitability.

Fuel is one of our carriers’ largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond our control, such as political events, terrorist activities, armed conflicts, commodity futures trading, depreciation of the dollar against other currencies and hurricanes and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Fuel prices also are affected by the rising demand for fuel in developing countries, including China. Fuel prices could be materially adversely affected by the use of crude oil and oil reserves for purposes other than fuel production and by diminished drilling activity. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because our operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages, or supply disruptions would materially adversely affect our business, financial condition, and results of operations.

Fuel also is subject to regional pricing differences and is often more expensive on the West Coast of the United States, where we have operations. Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have a material adverse effect on our operations and profitability. While we have fuel surcharge programs in place with a majority of our customers, which historically have helped us offset the majority of the negative impact of rising fuel prices associated with loaded or billed miles, we also incur fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with non-revenue generating miles, the time when our engines are idling, and fuel for refrigeration units on our refrigerated trailers. Moreover, the terms of each customer’s fuel surcharge program vary, and certain customers have sought to modify the terms of their fuel surcharge programs to minimize recoverability for fuel price increases. In addition, because our fuel surcharge recovery lags behind changes in fuel prices, our fuel surcharge recovery may not capture the increased costs we pay for fuel, especially when prices are rising. This could lead to fluctuations in our levels of reimbursement, which have occurred in the past. There can be no assurance that such fuel surcharges can be maintained indefinitely or will be sufficiently effective.

Our business depends on compliance with many government regulations, which could lead to increased costs.

Transportation of goods is subject to a number of governmental regulations. These regulations and requirements are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices of influencing the demand for, and the cost of providing, providing transportation services. The passage of new or the modification of existing regulations could increase our operating costs. No assurances can be given that we will be able to pass these increased costs on to our clients in the form of rate increases or surcharges.

Developments in labor and employment law and any unionizing efforts by employees could have a material adverse effect on our results of operations.

We face the risk that Congress, federal agencies, or one or more states could approve legislation or regulations significantly affecting our businesses and our relationship with our employees, such as the previously proposed federal legislation referred to as the Employee Free Choice Act, which would have substantially liberalized the procedures for union organization. None of our domestic employees are currently covered by a collective bargaining agreement, but any attempt by our employees to organize a labor union could result in increased legal and other associated costs. Additionally, given the National Labor Relations Board’s “speedy election” rule, our ability to timely and effectively address any unionizing efforts would be difficult. If we entered into a collective bargaining agreement with our domestic employees, the terms could materially adversely affect our costs, efficiency, and ability to generate acceptable returns on the affected operations.

Our business is subject to general economic, business, and regulatory factors affecting the truckload industry that are largely beyond our control, any of which could have a material adverse effect on our results of operations.

The truckload industry is highly cyclical, and our business is dependent on several factors that may have a negative impact on our results of operations, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets, such as:

•	changes in customers’ inventory levels and practices, including shrinking product/package sizes, and in the availability of funding for their working capital;

14

•	excess truck capacity in comparison with shipping demand;

•	driver shortages and increases in drivers’ compensation;

•	industry compliance with ongoing regulatory requirements;

•	downturns in customers’ business cycles, including declines resulting from changes in consumer spending.

Economic conditions that decrease shipping demand or increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times are as follows:

•	we may experience low overall freight levels, which may impair our asset utilization;

•	certain customers may face credit issues and cash flow problems that may lead to payment delays, increased credit risk, bankruptcies and other financial hardships that could result in even lower freight demand and may require us to increase our allowance for doubtful accounts;

•	freight patterns may change as supply chains are redesigned, resulting in an imbalance between our capacity and our customers’ freight demand;

•	customers may bid out freight or select competitors that offer lower rates in an attempt to lower their costs, and we might be forced to lower our rates or lose freight;

•	we may be forced to accept more shipments from freight brokers, where freight rates are typically lower, or may be forced to incur more non-revenue generating miles to obtain shipments; and

•	we may experience a lack of access to current sources of credit or lack of lender access to capital, leading to an inability to secure financing on satisfactory terms, or at all.

We are also subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver, and office employee wages, purchased transportation costs, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and related maintenance, tires and other components, and healthcare and other benefits for our employees. Further, we may not be able to appropriately adjust our costs to changing market demands. In order to maintain high variability in our business model, it is necessary to adjust staffing levels to changing market demands. In periods of rapid change, it is more difficult to match our staffing level to our business needs.

In addition, events outside our control, such as deterioration of U.S. transportation infrastructure and reduced investment in such infrastructure, strikes or other work stoppages at our facilities or at customer, port, border or other shipping locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to wear, tear and damage to our equipment, driver dissatisfaction, reduced economic demand, reduced availability of credit, increased prices for fuel, or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could impair our operating efficiency and productivity and result in higher operating costs.

Changing impacts of regulatory measures could impair our operating efficiency and productivity, decrease our revenues and profitability and result in higher operating costs. In addition, declines in the resale value of revenue equipment can affect our profitability and cash flows. From time to time, various U.S. federal, state or local taxes are also increased, including taxes on fuel. We cannot predict whether, or in what form, any such tax increase applicable to us will be enacted, but such an increase could materially adversely affect our profitability.

Increases in collateral requirements that support our insurance program could materially adversely affect our operations.

To comply with certain state insurance regulatory requirements, cash and/or cash equivalents must be paid to certain of our third-party insurers, to state regulators. Significant future increases in the amount of collateral required by third-party insurance carriers and regulators would reduce our liquidity and could materially adversely affect our business, financial condition, results of operations and capital resources.

15

Geopolitical conditions, including trade disputes and direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results.

Recently, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus, and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect regional economies and the global economy. The situation remains uncertain, and it is difficult to predict the impact of any of the foregoing. We do not conduct any business overseas. However, the conflict has disrupted the world-wide supply of petroleum products, resulting in increased fuel costs, which has a significant impact on our business. Fuel price fluctuations have long been a significant cost factor in the transportation business and while we can mitigate the direct impact of increased fuel costs on our operating expenses by passing these costs on to our customers via a fuel surcharge, increased costs to our customers could ultimately lead to a decline in the demand for our services by our customers and thus reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

If we sustain a cyber-attack or suffer privacy or data security breaches that disrupt our information systems or operations or result in the dissemination of sensitive personal or confidential information, we could suffer increased costs, exposure to significant liability, reputational harm, loss of business, and other serious negative consequences.

Our information technology systems and safety control systems are subject to a growing number of threats from computer programmers, hackers, and other adversaries that may be able to penetrate our network security and misappropriate our confidential information or that of third parties, create system disruptions, or cause damage, security issues, or shutdowns. They also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our systems or otherwise exploit security vulnerabilities. Because the techniques used to circumvent, gain access to, or sabotage security systems, can be highly sophisticated and change frequently, they often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world. We may be unable to anticipate these techniques or implement adequate preventive measures, resulting in potential data loss and damage to our systems. Our systems are also subject to compromise from internal threats such as improper action by employees, including malicious insiders, or by vendors, counterparties, and other third parties with otherwise legitimate access to our systems. Our policies, employee training (including phishing prevention training), procedures, and technical safeguards may not prevent all improper access to our network or proprietary or confidential information by employees, vendors, counterparties, or other third parties. Our facilities may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, misplaced or lost data, human errors, or other similar events that could negatively affect our systems, and our and our members’, data. Additionally, our third-party service providers who process information on our behalf may cause security breaches for which we are responsible.

Seasonality and the impact of weather and other catastrophic events may affect our operations and profitability.

Our carrier productivity decreases during the winter season because of inclement weather impeding operations, and some shippers reduce their shipments after the winter holiday season. Revenue may also be adversely affected by inclement weather and holidays since revenue is directly correlated with available working days of shippers. At the same time, operating expense increases and fuel efficiency declines because of engine idling and harsh weather which leads to higher accident frequency, increased claims and higher equipment repair expenditures. We also may suffer from weather-related or other unforeseen events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, damage, or destroy our assets or adversely affect the business or financial condition of our customers, any of which could materially adversely affect our results of operations or make our results of operations more volatile.

16

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury, and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel, and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified like personnel in the future. Competition for senior management, engineers, marketing and sales personnel and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of services. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continuing economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition, and results of operations, including:

•	reducing demand for our services, increasing cancellations, and resulting in longer sales cycles and slower adoption of new technologies;

•	increasing the difficulty of collecting accounts receivable; and

•	increasing price competition in our served markets.

COVID-19 has had and may continue to have a material adverse impact on us.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On January 30, 2020, the World Health Organization declared the outbreak of Coronavirus a “Public Health Emergency of International Concern.” On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

17

The COVID-19 pandemic, as well as the corresponding governmental response has had significant negative effects on the majority of the US economy and has adversely affected the entire transportation market. The consequences of the outbreak and impact on the economy continues to evolve and the full extent of the impact is uncertain as of the date of this prospectus. The outbreak has already had, and continues to have, a material adverse effect on our business, operating results and financial condition and has significantly disrupted our operations.

The COVID-19 pandemic has also caused adverse effects on general commercial activity and the global economy, which has led to an economic slowdown and recession, and which has adversely affected our business, operating results, or financial condition. The COVID-19 pandemic has also led to and could continue to lead to severe disruption and volatility in the global capital markets, which could increase our cost of future capital and adversely affect our ability to access the capital markets in the future.

As the global outbreak of COVID-19 continues to rapidly evolve, it could continue to materially and adversely affect our revenues, cash flows, business, financial condition, results of operations and prospects for an indeterminate period of time. Notwithstanding recent developments and implementations with respect to vaccines for COVID-19, we are unable to accurately predict the full impact that the ongoing pandemic will have due to numerous factors that are not within our control, including its duration and severity. Although stay-at-home and shelter-in-place orders and business operation restrictions have been lifted in most states in the US, there is no guarantee that such orders and restrictions will not be reimplemented in the near future. Travel restrictions, supply chain disruptions, employee illness or quarantines, and other extended periods of interruption to our business have resulted and could continue to result in disruptions to our operations. These interruptions have had and could continue to have adverse impacts on the growth of our business and have caused and could continue to cause us to cease or delay operations. Any worsening of the COVID-19 pandemic could result in additional material adverse impacts on our business, financial condition, results of operations and prospects.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

Although it is difficult to predict the effect and ultimate impact of the COVID-19 pandemic on our business, the impact of COVID-19 could adversely affect our results of operations, financial condition, and cash flows in fiscal year 2023.

We could need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

To remain competitive, we must continue to make significant investments in the development of our services, the expansion of our sales and marketing activities, and the expansion of our operating and management infrastructure as we increase sales domestically. If cash generated from our operations is insufficient to fund such growth, we could be required to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences, or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

The following factors, among others, could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic conditions and conditions in the transportation industry;

•	the perception of our business in the capital markets;

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

18

•	responding to competitive pressures;

•	complying with regulatory requirements, if any;

•	our ratio of debt to equity;

•	our financial condition;

•	our business prospects; and

•	interest rates.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our services, or harm to our reputation, and could have a material adverse effect on our business, financial condition, and results of operations.

Recent U.S. tax legislation may materially affect our financial condition, results of operations, and cash flows.

The Tax Cuts and Jobs Act (the “Tax Act”) has significantly changed the U.S. federal income taxation of U.S. businesses, including by reducing the U.S. corporate income tax rate, limiting interest deductions, permitting immediate expensing of certain capital expenditures, modifying, or repealing many business deductions and credits.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) modifies certain provisions of the Tax Act, including increasing the amount of interest expense that may be deducted.

The Tax Act as modified by the CARES Act is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and IRS, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. Our analysis and interpretation of this legislation is preliminary and ongoing and there may be material adverse effects resulting from the legislation that we have not yet identified. While some of the changes made by the tax legislation may adversely affect us, other changes may be beneficial. We continue to work with our tax advisors and auditors to determine the full impact that the recent tax legislation will have on us. We urge our investors to consult with their legal and tax advisors with respect to such legislation and its potential effect on an investment in our common stock.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employee benefits liability, property, umbrella, errors and omissions, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if these policies will provide us with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Risks Related to Our Intellectual Property

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from operating or impact our stock price.

Our commercial success will depend in part on not infringing the trademarks or violating the other proprietary rights of others. Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If we are found to infringe the intellectual property rights of third parties, we could be required to pay substantial damages (which may be increased up to three times of awarded damages) and/or substantial royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all.

19

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to trademark protection, we also rely upon copyright and trade secret protection. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and the recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our business and competitive position could be harmed.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store, and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. We have also outsourced significant elements of our information technology infrastructure; as a result, we manage independent vendor relationships with third parties who are responsible for maintaining significant elements of our information technology systems and infrastructure and who may or could have access to our confidential information. The size and complexity of our information technology systems make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners, or vendors. These systems are also vulnerable to attacks by malicious third parties and may be susceptible to intentional or accidental physical damage to the infrastructure maintained by us or by third parties. Maintaining the secrecy of confidential, proprietary and/or trade secret information is important to our competitive business position. While we have taken steps to protect such information and have invested in systems and infrastructures to do so, there can be no guarantee that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing services, use our proprietary technology or information, and/or adversely affect our business position. Further, any such interruption, security breach, loss or disclosure of confidential information could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations and/or cash flow.

Risks Related to this Offering and Ownership of our Common Stock

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of any proceeds from the sale of common stock and/or the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

20

Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

The price of our common stock may be volatile, and you may be unable to resell your shares at or above the initial public offering price.

Prior to this offering, there was no public market for shares of our common stock. The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the underwriters and us. This price may not reflect the market price of our common stock following this offering. You may be unable to sell your shares of common stock at or above the initial public offering price due to fluctuations in the market price of our common stock. In addition, the trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	commercial success and market acceptance of our services;

•	success of our competitors in developing or commercializing services;

•	ability to commercialize or obtain regulatory approvals for our services, or delays in commercializing or obtaining regulatory approvals;

•	strategic transactions undertaken by us;

•	additions or departures of key personnel;

•	prevailing economic conditions;

•	disputes concerning our intellectual property or other proprietary rights;

•	transportation-related reform measures in the United States;

•	sales of our common stock by our officers, directors, or significant stockholders;

•	future sales or issuances of equity or debt securities by us;

•	business disruptions caused by earthquakes, fires, or other natural disasters; and

•	issuance of new or changed securities analysts’ reports or recommendations regarding us.

21

In addition, the stock markets in general, and the markets for companies like ours, have from time-to-time experienced extreme volatility that have has been often unrelated to the operating performance of the issuer. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may negatively impact the price or liquidity of our common stock, regardless of our operating performance.

Accordingly, you will be relying on the judgment of our management regarding the use of any proceeds from the sale of common stock in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Raising additional capital may cause dilution to our existing stockholders and restrict our operations or require us to relinquish certain intellectual property rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements and grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our or our subsidiaries’ services or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including validation/marketing studies, sales and marketing and operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

22

We may seek to grow our business through acquisitions or investments in new or complementary businesses, services or technologies, through the licensing of technologies from third parties or other strategic alliances, and the failure to manage acquisitions, investments, licenses or other strategic alliances, or the failure to integrate them with our existing business, could have a material adverse effect on our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

Our success depends on our ability to continually enhance and broaden our service offerings in response to changing customer demands, competitive pressures, technologies, and market pressures. Accordingly, from time to time we may consider opportunities to acquire, make investments in or license other technologies and businesses that may enhance our capabilities, complement our current services, or expand the breadth of our markets or customer base. Potential and completed acquisitions, strategic investments, licenses, and other alliances involve numerous risks, including:

•	difficulty assimilating or integrating acquired or licensed technologies or business operations;

•	issues maintaining uniform standards, procedures, controls, and policies;

•	unanticipated costs associated with acquisitions or strategic alliances, including the assumption of unknown or contingent liabilities and the incurrence of debt or future write-offs of intangible assets or goodwill;

•	diversion of management’s attention from our core business and disruption of ongoing operations;

•	adverse effects on existing business relationships with customers;

•	risks associated with entering new markets in which we have limited or no experience;

•	potential losses related to investments in other companies;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting compliance costs.

We do not know if we will be able to identify acquisitions or strategic relationships, we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms, or at all, whether we will be able to successfully integrate any acquired business or technology into our business, or retain any key personnel, suppliers or distributors. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete, and integrate suitable target businesses or technologies and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations. As a result of any such failures, the price of our common stock may be affected adversely.

To finance any acquisitions, investments, or strategic alliances, we may choose to issue shares of our common stock as consideration, which could dilute the ownership of our stockholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our common stock is low or volatile, we may be unable to consummate any acquisitions, investments or strategic alliances using our stock as consideration. Furthermore, the market may look negatively upon the proposed issuance, and the resulting dilutive effect upon our common stock which could then further negatively affect our stock price.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

If there is no viable public market for our common stock, you may be unable to sell your shares at or above the initial public offering price.

Prior to this offering there has been no public market for shares of our common stock. We have applied to list our common stock on the NYSE American under the symbol “LEWY.” There is no guarantee that the NYSE American, or any other exchange or quotation system, will permit our common stock to be listed and traded. If we fail to obtain a listing on the NYSE American, we may seek quotation on the OTCQX Best Market or OTCQB Venture Market operated by OTC Markets Group Inc. These markets are inter-dealer, over-the-counter markets that provide significantly less liquidity than the NYSE American.

Although we expect our common stock will be approved for listing on the NYSE American, an active trading market for our shares may never develop or be sustained following this offering. You may be unable to sell your shares quickly or at the market price if trading in shares of our common stock is not active. The initial public offering price for our common stock will be determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies by using our shares of common stock as consideration.

23

If our common stock is listed on the NYSE American, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the NYSE American may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

This offering has not been reviewed by independent professionals.

We have not retained any independent professionals to review or comment on this prospectus or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such counsel nor any other counsel has made, on behalf of the investors, any independent examination of any factual matters represented by management herein. Therefore, for purposes of making a decision to purchase our common stock, you should not rely on our counsel with respect to any matters herein described. Prospective investors are strongly urged to rely on the advice of their own legal counsel and advisors in making a determination to purchase our shares of common stock.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

At present, we believe that we have effective internal controls in place. However, our management, including our Chief Executive Officer, cannot guarantee that our internal controls and disclosure controls that we have in place will prevent all possible errors, mistakes, or all fraud.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

•	faulty human judgment and simple errors, omissions, or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

24

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission and civil or criminal sanctions.

We must implement additional and expensive procedures and controls to grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

Upon becoming a fully public reporting company, we will be required to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC, including the requirements that we maintain disclosure controls and procedures and adequate internal control over financial reporting. Compliance with the Sarbanes-Oxley Act and other SEC and national exchange requirements will increase our costs and require additional management resources. We have recently begun upgrading our procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act or if we fail to maintain internal control over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired.

If we do not maintain adequate internal control over financial reporting, investors could lose confidence in the accuracy of our periodic reports filed under the Exchange Act. Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to take advantage of the extended transition period to comply with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

25

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after considering various factors, including, but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by Nevada state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our articles of incorporation and our bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our articles of incorporation and our bylaws provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Provisions in Nevada law may have an anti-takeover effect.

Nevada corporate statutes contain provisions designed to protect Nevada corporations and employees from the adverse effects of hostile corporate takeovers. These statutory provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors and may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the Board, to affect its policies generally and to benefit from actions that are opposed by the Board.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership, and disposition of the resold securities in their particular situations.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE “PROMOTION OR MARKETING” OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM YOUR OWN INDEPENDENT TAX ADVISOR.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

26

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

1.	Our ability to effectively operate our business segments;

2.	Our ability to manage our research, development, expansion, growth and operating expenses;

3.	Our ability to evaluate and measure our business, prospects and performance metrics;

4.	Our ability to compete, directly and indirectly, and succeed in the highly competitive transportation industry;

5.	Our ability to respond and adapt to changes in technology and customer behavior;

6.	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

7.	Other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or otherwise revise any of the forward-looking statements in this prospectus to conform these statements to actual results.

27

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4,052,500 (or approximately $4,746,250 if the underwriters’ option to purchase 150,000 additional shares is exercised in full) from the sale of the common stock offered by us in this offering, based on a public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering for proprietary technology development, acquisitions, general corporate and working capital purposes. While we expect to use the net proceeds for the purposes described above, the timing and amount of our actual expenditures will be based on many factors, including cash flows from operations, the anticipated growth of our business and the general economic conditions.

We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock.

The table below sets forth the manner in which we expect to use the net proceeds we receive from this offering. All amounts included in the table below are estimates.

Description	Amount
Proprietary Technology Development	$500,000
Acquisitions	$2,500,000
General Corporate and Working Capital Purposes	$1,052,500
Total	$4,052,500

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account. See “Risk Factors— Risks Related to this Offering and Ownership of our Common Stock— Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.”

DIVIDEND POLICY

We have not declared any cash dividends since inception, and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business, including potentially the acquisition of, or investment in, businesses, technologies or services that complement our existing business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects and applicable Nevada law. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law. See also “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—We have not paid dividends in the past and do not expect to pay dividends in the future.”

28

CAPITALIZATION

The following table sets forth our combined cash and capitalization, as of December 31, 2022. Such information is set forth on the following basis:

•	on an actual basis;

•

on a pro forma, as adjusted basis to reflect (i) our receipt of the net proceeds of our sale and issuance of 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and after the use of net proceeds therefrom (assuming no exercise by the underwriters of their option to purchase additional shares from us); (ii) the issuance 2,000 shares of our common to WLP upon conversion of each outstanding share of Series X Super Voting Preferred Stock into one share of our common stock.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of the shares and other terms of this offering determined at pricing. You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

	Actual – December 31, 2022	Pro Forma (1)
Cash	$252,092	$4,304,592
Long-term debt
Long-term debt	$-	$-
Subordinated debt payable to related party(2)	1,009,000	1,009,000
Total long-term debt	1,009,000	1,009,000
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 2,000 shares issued and outstanding, actual; zero shares out-standing pro forma	2
Common stock, $0.001 par value, 180,000,000 shares authorized; 6,022,000 shares issued and outstanding, actual and 7,024,000 shares issued and outstanding, pro forma	6,022	7,024
Additional paid-in capital	4,946,978	8,998,478
Retained earnings (deficit)	(654,116)	(654,116)
Total stockholders’ equity	4,298,886	8,351,386
Total capitalization	$4,298,886	$8,351,386

(1)

Includes 2,000 shares of our common stock issued to WLP upon conversion of each outstanding share of Series X Super Voting Preferred Stock into one share of our common stock, but excludes the following:

•	the exercise by the underwriters of their option to purchase up to 150,000 additional shares of our common stock from us to cover over-allotments, if any;

•

the exercise of the representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 50,000 shares underlying such representative’s warrants assuming a total of 1,000,000 shares are issued in this offering (or a maximum of 57,500 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the common stock; and

•	1,200,000 shares of common stock reserved for future issuance under the 2022 Plan.

(2)	Includes the funds drawn against the note issued by eCommerce Funding to SWL Investments LP, which is owned and operated by S. Whitfield Lee, our Chairman, Chief Executive Officer and President. For further details please see “Certain Relationships and Related Party Transactions”.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, assuming no change in the number of shares to be sold, would increase or decrease the pro forma cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $0.34, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the assumed initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

The historical net tangible book value of our common stock as of December 31, 2022, was $4,298,886 or $0.71 per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of our common stock outstanding as of that date. After giving effect to (i) the sale of 1,000,000 shares in this offering at an initial public offering price of $5.00 per share, our pro forma net tangible book value as of December 31, 2022 would have been $8,351,928 or approximately $1.19 per share. This represents an immediate increase in pro forma net tangible book value per share of $0.48 to the existing stockholders and an immediate dilution in pro forma, as adjusted net tangible book value per share of $3.81 to new investors who purchase shares of our common stock in the offering. The following table illustrates this per share dilution to new investors:

29

Assumed initial public offering price per share		$5.00
Historical net tangible book value per share as of December 31, 2022	$0.71
Increase in pro forma, as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	0.48
Pro forma, as adjusted net tangible book value per share after this offering		1.19
Dilution per share to new investors purchasing shares in this offering		$3.81

(1)	Stock issued to employees was issued at a 20% discount to the anticipated offering price under the IPO.

If the underwriters exercise their option to purchase 150,000 additional shares in full, the pro forma, as adjusted net tangible book value of our common stock after this offering would be $1.31 per share, representing an immediate increase in pro forma, as adjusted net tangible book value of approximately $0.07 per share to pre-IPO shareholders holding 6,024,000 shares, and shareholders who purchased 1,150,000 shares under the IPO, and an immediate dilution of $3.69 per share to the investors in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The following table sets forth the total number of shares of common stock previously issued and sold to the existing stockholder, the total consideration paid for the foregoing and the average price per share of common stock paid, or to be paid, by the existing stockholder and by the new investors. The calculation below is based on the assumed initial public offering price of $5.00 per share, before deducting estimated underwriter commissions and offering expenses, in each case payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	6,024,000	85.8%	4,953,000	49.8%	$0.82

New Investors	1,000,000	14.2%	$5,000,000	50.2%	$5.00
	7,024,000	100.0%	9,953,000	100.0%	$1.42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements made in this prospectus are “forward-looking statements” regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the “Company” to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company’s plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and therefore, there can be no assurance the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this prospectus. Our fiscal year ends on December 31.

Overview

We operate a freight brokerage and transportation business and intend to provide comprehensive transportation management solutions for shippers and carriers. Headquartered in Salt Lake City, Utah, we deliver a one-stop freight management platform that connects shippers with truckers to facilitate shipments across distance ranges, cargo weights, and types. We deliver value-driven logistics solutions powered by effective technology and distinguished by personalized service built on solid relationships. We are building a next-generation digital freight platform that we believe will transform the highly fragmented $1 trillion transportation and logistics sector.

30

Logistics is the lifeblood of our economy, powering the movement of goods and connecting the engines of production and consumption. We aspire to revolutionize logistics, improve efficiency across the value and supply chain and reduce the carbon footprint for our planet. Our goal is to leverage technology to eliminate inefficiencies and create economic opportunity across the freight ecosystem. Our team is comprised of innovators seeking to build the best products for all parties in the freight industry and to provide shippers and carriers with unparalleled transparency.

We also operate a next-generation, cloud-based financing platform for small and medium sized companies primarily in the e-commerce marketplace. In our view, by combining industry-leading technology and security with the expertise and care of our team, we serve e-commerce business owners nationwide with efficiency, simplicity, transparency and reliability by providing alternative financial products to help them grow.

We are also in the process of developing proprietary mobile applications and other transportation financial products which can be used by shippers, carriers, and other freight brokers.

Our transportation business is operated through our wholly owned subsidiary, LeeWay Transport, which operates through its two operating subsidiaries, Leeway Global Logistics and LeeWay Freight Lines. Our specialty financial services business is operated through our wholly owned subsidiary, LeeWay Capital.

Recent Developments

Equity Incentive Plan. On August 22, 2022 our board of directors and our shareholders approved our LeeWay Services, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan governs equity awards to our employees, directors, officers, consultants, and other eligible participants. Initially, the maximum number of shares of our common stock that may be subject to awards under the 2022 Plan is 1,200,000. The maximum number of shares that are subject to awards under the 2022 Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our common stock; (ii) a number of shares of our common stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our common stock as determined by the 2022 Plan administrator. The 2022 Plan will not be effective until the day prior to the effective date of the registration statement related to this initial public offering. For a more detailed description of the 2022 Plan see “Description of Securities—2022 Equity Incentive Plan.”

Reverse Stock Split. On September 9, 2022, the Company effected a 1 for 5 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”) by filing on such date an amendment of the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the nearest whole share. The authorized common stock and preferred stock of the Company was not impacted by the Reverse Stock Split. The Company has retrospectively adjusted the 2020, 2021 and 2022 financial statements for profit per share and share amounts as a result of the Reverse Stock Split.

Lease of Executive Offices. On September 30, 2022, the Company entered into a three-year lease for its existing executive office space, which became effective November 1, 2022, and expires on October 31, 2025. The lease, which has a base rate plus an amortization over the lease of improvements requested by the Company, begins with a monthly rate of $9,929.45 for the initial year of the lease, increasing to $10,290.29 per month for the second year of the lease and increasing to $10,665.56 per month for the final year.

SWL Convertible Note. On December 1, 2022, SWL agreed to be issued the SWL Convertible Note in the principal amount of $2,050,000 for advances SWL previously made to the Company in that amount, which was convertible into 410,000 shares of our common stock. On December 30, 2022, SWL exercised its conversion rights in full and the SWL Convertible Note was converted into 410,000 shares of our common stock.

Common Stock Cancellations. To increase the value of the Company’s common stock to be issued in this initial public offering, on December 30, 2022, the Company, with the consent of the applicable stockholder, cancelled (i) 1,050,000 shares of restricted stock issued to W.L.P. Corporation and (ii) 250,000 shares of restricted common stock granted to Mr. S. Whitfield Lee on September 13, 2022.

Marketplace Challenges

We have demonstrated our ability to grow both revenue and gross margin throughout a variety of challenging market environments. Our convincing performance proved the resiliency of our business model in 2020 and 2021 when we grew revenue by 68% for the year ended December 31, 2020, and 101% for the year ended December 31, 2021, despite the market challenges presented by supply side problems and COVID-19. This momentum carried into 2022, with the first nine months showing a 26% increase over the first nine months of 2021. We believe we are well positioned to continue this growth into the future, given the demand in the market and our deepening relationship with new and existing shippers.

Although it is difficult to predict the effect and ultimate impact of the COVID-19 pandemic on our business, the impact of COVID-19 could adversely affect our results of operations, financial condition, and cash flows in fiscal year 2022.

31

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•	our ability to acquire new customers or retain existing customers;

•	our ability to offer competitive pricing;

•	our ability to broaden product and service offerings;

•	industry demand and competition; and

•	market conditions and our market position.

Segments

We report segment information consistent with our two major operations: transportation and financing. The transportation segment includes revenues and costs related to our transportation brokerage operation. The financing segment includes revenues and costs related to the providing of financing to individuals and entities that sell products on various sales platforms, such as Amazon, Walmart and Shopify. All business activity is confined to the continental United States, and as such there is no breakout between domestic and international revenues and expenses.

Results of Operations

Comparison of Years Ended December 31, 2022 and 2021

The following table sets forth key components of our results of operations during the years ended December 31, 2022 and 2021, both in dollars and as a percentage of our revenues.

	For the Years Ended
	December 31, 2022		December 31, 2021
	Amount	% of Revenues	Amount	% of Revenues
Revenues
Transportation income	$26,141,950	98.26%	$27,316,857	97.92%
Financing service income	462,820	1.74%	580,647	2.08%
Total revenue	26,604,770	100.00%	27,897,504	100.00%
Cost of goods sold
Transportation costs	21,769,009	81.82%	23,377,335	83.80%
Financing costs	(281,008)	-1.06%	147,934	0.53%
Total cost of goods sold	21,488,001	80.77%	23,525,269	84.33%
Gross profit	5,116,769	19.23%	4,372,235	15.67%
Operating expenses
Payroll and consultants	3,466,028	13.03%	2,166,425	7.77%
Sales and marketing	942,650	3.54%	474,084	1.70%
General and administrative	759,990	2.86%	541,684	1.94%
Depreciation	154,474	0.58%	48,610	0.17%
Total operating expenses	5,323,142	20.01%	3,230,803	11.58%
Income (loss) from operations	(206,373)	-0.78%	1,141,432	4.09%
Gain on forgiveness of debt – PPP loan	-	0.00%	208,446	0.75%
Gain on sale of assets	1,816	0.01%	-	0.00%
Interest expense	-	0.00%	(39,639)	(0.14)%
Income (loss) before income tax	(204,557)	0.77%	1,310,239	4.70%
Income tax benefit (expense)	50,362	0.19%	(352,818)	(1.26)%
Net income (loss)	$(154,195)	-0.58%	$957,421	3.43%

32

Revenues. Our total revenues decreased by $1,292,734, or 4.6%, to $26,604,770 for the year ended December 31, 2022, compared to $27,897,504 for the year ended December 31, 2021. Such decrease was primarily due to the lower number of shipments contracted (8,440 in 2022 vs. 8,806 in 2021) and the higher rates driven by the supply chain problems and driver shortages during the first three months of 2022.

Our transportation segment generates revenue from contracting with carriers to meet freight hauling delivery needs of our customers. Revenues from the transportation segment were $26,141,950, or 98.26% of our total revenues, for the year ended December 31, 2022, as compared to $27,316,857, or 97.92% of total revenues, for the year ended December 31, 2021, a decrease of $1,174,907, or 4%. Such decrease resulted from both a decrease in demand for services and decreased pricing due to supply and demand and surcharges to compensate for increased fuel costs.

Our financing segment generates revenue from fees charged for funds advanced to our customers. Revenues from the financing segment were $76,7432,820, or 1.74% of our total revenues, for the year ended December 31, 2022, as compared to $580,647, or 2.08% of total revenues, for the comparable period in 2021, a decrease of $117,827, or 20.29%. Such decrease was due to a consumer shift from buying from on-line sellers and moving back to brick-and mortar stores.

Cost of goods sold. Our total cost of goods sold decreased by $2,037,268, or 8.66%, to $21,488,001 for the year ended December 31, 2022 from $23,525,269 for the comparable period in 2021. As a percentage of revenues, cost of goods sold decreased from 84.33% in 2021 to 80.77% in 2022. Cost of sales are direct expenses, as a carrier must be contracted and paid for each shipment. Thus, there is a direct relationship between revenue and cost of sales. As sales increase, there is a related increase in the cost of sales. Our objective is to contract a carrier to deliver the order at no more than 85% of the fee we receive from our customer for the service, providing a minimum gross margin of 15%.

Cost of goods sold for the transportation segment consists of the fees paid to motor carrier lines and independent owner/operators for the delivery of freight contracted. Cost of goods sold for the transportation segment decreased by $1,608,326, or 6.88%, to $21,769,009 for the year ended December 31, 2022 from $23,377,335 for the year ended December 31, 2021. Such decrease was due to the lower volume of goods transported. As a percentage of transportation revenues, cost of goods sold for the transportation segment was 83.27% and 85.58% for the years ended December 31, 2022 and 2021, respectively. The increased profit margin resulted from the favorable rates received during the first quarter of 2022.

Cost of goods sold for the financing segment consists of the cost of capital obtained to fund the agreements entered into with customers. Cost of goods sold for the financing segment decreased by $428,942, or 289,95%, to $(281,008) for the year ended December 31, 2022 from $147,934 for the same period in 2021. Such decrease was due to an adjustment to interest costs on funds borrowed to support the growth in funds deployed to customers. As a percentage of financing revenues, cost of goods sold for the financing segment was (60.71)% and 25.48% for the years ended December 31, 2022 and 2021, respectively.

Gross profit. As a result of the foregoing, our gross profit increased by $744,534, or 17.03%, to $5,116,769 for the year ended December 31, 2022 from $4,372,235 for the year ended December 31, 2021. As a percentage of revenues, our gross profit increased from 15.67% in 2021 to 19.23% in 2022.

Gross profit from the transportation segment increased by $433,419, or 11.00%, to $4,372,941 for the year ended December 31, 2022 from $3,939,522 for the same period in 2021. Such increase was due to the increased favorable rates seen during the first quarter of 2022. As a percentage of transportation revenues, gross profit for the transportation segment was 16.73% and 14.42% for the year ended December 31, 2022 and 2021, respectively.

Gross profit from the financing segment increased by $311,115, or 71.90%, to $743,828 for the year ended December 31, 2022 from $432,713 for the same period in 2021. Such increase was due to the benefit of interest adjustments in 2022. As a percentage of financing revenues, gross profit for the financing segment was 1,607% and 74.52% for the years ended December 31, 2022 and 2021, respectively.

33

Payroll and consultant expenses. Our payroll and consultant expenses consist primarily of personnel expenses, including employee salaries and bonuses, plus related payroll taxes, and consultant fees. Our payroll and consultant expenses increased by $1,299,603, or 59.99%, to $3,466,028 for the year ended December 31, 2022 from $2,166,425 for the same period in 2021. The increase was primarily due to increased personnel to manage our business growth post-IPO. In addition, we have contracted with consultants to assist us in the IPO process, which has added additional expense. As a percentage of revenues, payroll and consultant expenses increased from 7.77% in 2021 to 13.03% in 2022.

Sales and marketing expenses. Our sales and marketing expenses consists primarily of advertising. Our sales and marketing expenses increased by $468,566, or 98.84%, to $942.650 for the year ended December 31, 2022 from $474,084 for the year ended December 31, 2021. The increase was primarily due to an increased advertising budget to attract additional customers. As a percentage of revenues, sales and marketing expenses increased from 1.70% in 2021 to 3.54% in 2022.

General and administrative expenses. Our general and administrative expenses consist primarily of rent and related office expenses. Our general and administrative expenses increased by $218,306, or 40.30%, to $759,990 for the year ended December 31, 2022 from $541,684 for the comparable period in 2021. The increase was primarily due to upgrades in facilities and rent and common area increases. As a percentage of revenues, general and administrative expenses increased from 1.94% in 2021 to 2.86% in 2022.

Depreciation. Depreciation was $154,474, or 0.58% of revenues, for the year ended December 31, 2022, as compared to $48,610, or 0.17% of revenues, for the year ended December 31, 2021.

Interest expense. Interest expense was $-0- and $39,639, or 0.00% and 0.14%, respectively, of revenues, for the years ended December 31, 2022 and 2021, respectively.

Other Income. A gain on forgiveness of debt of $208,446 was recognized in 2021, as the funds received under the Paycheck Protection Program (“PPP”) were fully forgiven, both principal and interest, as all funds received were used in compliance with the guidelines established by the PPP program.

Income Tax Expense. Income tax (benefit) of $(50,904) and $352,818 was recorded for the years ended December 31, 2022 and 2021, respectively. Income tax expense is calculated at 26% of operating profit, 21% being the federal statutory rate and 5% representing the state statutory rate.

Net income (loss). As a result of the cumulative effect of the factors described above, we had a net loss of $154,195 for the year ended December 31, 2022, as compared to net income of $957,421 for the year ended December 31, 2021, a decrease of $1,111,074, or 116.05%.

Comparison of Years Ended December 31, 2021 and 2020

The following table sets forth key components of our results of operations during the years ended December 31, 2021 and 2020, both in dollars and as a percentage of our revenues.

	December 31, 2021		December 31, 2020
	Amount	% of Revenues	Amount	% of Revenues
Revenues
Transportation income	$27,316,857	97.92%	$13,471,155	96.83%
Financing service income	580,647	2.08%	440,385	3.17%
Total revenue	27,897,504	100.00%	13,911,540	100.00%
Cost of goods sold
Transportation costs	23,377,335	83.80%	11,773,778	84.63%
Financing costs	147,934	0.53%	105,171	0.76%
Total cost of goods sold	23,525,269	84.33%	11,878,949	85.39%
Gross profit	4,372,235	15.67%	2,032,591	14.61%
Operating expenses
Payroll and consultants	2,166,425	7.77%	1,276,964	9.18%
Sales and marketing	474,084	1.70%	265,321	1.91%
General and administrative	541,684	1.94%	323,840	2.33%
Depreciation	48,610	0.17%	26,662	0.19%
Total operating expenses	3,230,803	11.58%	1,892,787	13.61%
Income from operations	1,141,432	4.09%	139,804	1.00%
Gain on PPP loan forgiveness	208,446	0.75%	-	0.00%
Interest expense	(39,639)	(0.14)%	(3,851)	(0.03)%
Income before income tax	1,310,239	4.70%	135,953	0.98%
Income tax expense	352,818	1.26%	77,375	0.56%
Net income	$957,421	3.44%	$58,578	0.42%

Revenues. Our total revenues increased by $13,985,964, or 101%, to $27,897,504 for the year ended December 31, 2021, compared to $13,911,540 for the year ended December 31, 2020. Revenue from our two largest customers increased by $13,856,160 in 2021 as compared to 2020. The increased revenue results from two factors: 1.) More shipments were contracted for in 2021 as compared to 2020 (8,806 and 8,235, respectively) and 2.) The average revenue per load in 2021 was $3,099 as compared to an average of $1,636 in 2020. The average increase of $1,463 is the result of an increase of shipments contracted from the spot market, which loads carry both higher revenues and a higher margin.

Revenues from the transportation segment were $27,316,857, or 97.92% of our total revenues, for the year ended December 31, 2021, as compared to $13,471,155, or 96.83% of total revenues, for the year ended December 31, 2020, an increase of $13,845,702, or 103%. Such increase was due to both to an increase in demand for services and increased pricing due to supply and demand.

34

Revenues from the financing segment were $580,647, or 2.08% of our total revenues, for the year ended December 31, 2021, as compared to $440,385, or 3.17% of total revenues, for the year ended December 31, 2020, an increase of $140,262, or 31.85%. Such increase was due to a consumer shift from buying from brick-and-mortar stores to on-line buying, and a concurrent increase in the number of on-line sellers and thus the seller base needing funding for inventories and/or working capital.

Cost of goods sold. Our total cost of goods sold increased by $11,646,320, or 98%, to $23,525,269 for the year ended December 31, 2021 from $11,878,949 for the year ended December 31, 2020. As a percentage of revenues, cost of goods sold decreased from 85.39% in 2020 to 84.33% in 2021. Cost of sales are direct expenses, as a carrier must be contracted and paid for each shipment. Thus, there is a direct relationship between revenue and cost of sales. As sales increase, there is a related increase in the cost of sales. Our objective is to contract a carrier to deliver the order at no more than 85% of the fee we receive from our customer for the service, providing a minimum gross margin of 15%.

Cost of goods sold for the transportation segment increased by $11,603,557, or 98.55%, to $23,377,335 for the year ended December 31, 2021 from $11,773,778 for the year ended December 31, 2020. Such increase was due to the increased volume of goods. As a percentage of transportation revenues, cost of goods sold for the transportation segment was 85.58% and 87.40% for the years ended December 31, 2021 and 2020, respectively.

Cost of goods sold for the financing segment increased by $42,763, or 40.66%, to $147,934 for the year ended December 31, 2021 from $105,171 for the year ended December 31, 2020. Such increase was due to cost to fund the growth in funds deployed to customers. As a percentage of financing revenues, cost of goods sold for the financing segment was 25.48% and 23.88% for the years ended December 31, 2021 and 2020, respectively.

Gross profit. As a result of the foregoing, our gross profit increased by $2,339,644, or 115.11%, to $4,372,235 for the year ended December 31, 2021 from $2,032,591 for the year ended December 31, 2020. As a percentage of revenues, our gross profit increased from 14.61% in 2020 to 15.67% in 2021.

Gross profit from the transportation segment increased by $2,242,145, or 132.09%, to $3,939,522 for the year ended December 31, 2021 from $1,697,377 for the year ended December 31, 2020. Such increase was due to the increased level of revenue. As a percentage of transportation revenues, gross profit for the transportation segment was 14.42% and 12.60% for the years ended December 31, 2021 and 2020, respectively.

Gross profit from the financing segment increased by $97,499, or 29.09%, to $432,713 for the year ended December 31, 2021 from $335,214 for the year ended December 31, 2020. Such increase was due to sales growth and adding new customers. As a percentage of financing revenues, gross profit for the financing segment was 74.52% and 76.12% for the years ended December 31, 2021 and 2020, respectively.

Payroll and consultant expenses. Our payroll and consultant expenses increased by $889,461, or 69.65%, to $2,166,425 for the year ended December 31, 2021 from $1,276,964 for the year ended December 31, 2020. The increase was primarily due to increased personnel to manage our business growth. As a percentage of revenues, payroll and consultant expenses decreased from 9.18% in 2020 to 7.77% in 2021.

Sales and marketing expenses. Our sales and marketing expenses increased by $208,763, or 78.68%, to $474,084 for the year ended December 31, 2021 from $265,321 for the year ended December 31, 2020. The increase was primarily due to an increased advertising budget to attract additional customers. As a percentage of revenues, sales and marketing expenses decreased from 1.91% in 2020 to 1.70% in 2021.

35

General and administrative expenses. Our general and administrative expenses increased by $217,844, or 67.27%, to $541,684 for the year ended December 31, 2021 from $323,840 for the year ended December 31, 2020. The increase was primarily due to upgrades in facilities and rent and common area increases. As a percentage of revenues, general and administrative expenses decreased from 2.33% in 2020 to 1.94% in 2021.

Depreciation. Depreciation was $48,610, or 0.17% of revenues, for the year ended December 31, 2021, as compared to $26,662, or 0.19% of revenues, for the year ended December 31, 2020.

Interest expense. Interest expense was $39,639, or 0.14% of revenues, for the year ended December 31, 2021, as compared to $3,851, or 0.03% of revenues, for the year ended December 31, 2020.

Income tax expense. We had an income tax expense of $352,818 for the year ended December 31, 2021, as compared to an income tax expense of $77,375 for the year ended December 31, 2020. Income tax expense is calculated at 26% of operating profit, 21% being the federal statutory rate and 5% representing the state statutory rate.

Net income. As a result of the cumulative effect of the factors described above, we had a net income of $957,421 for the year ended December 31, 2021, as compared to $58,578 for the year ended December 31, 2020, an increase of $898,843, or 1,534.44%.

Liquidity and Capital Resources

As of December 31, 2022, we had cash and cash equivalents of $252,092 and working capital of $3,675,512. Since inception we have financed our operations through the issuance of notes payable to our major shareholder for funds provided.

Our priority is to continue to grow our revenue and gross profit. We anticipate that our operating expenses and planned expenditures will constitute a material use of cash, and we expect to use available cash to expand our sales force, enhance our technology, acquire complimentary businesses and for working capital and other general corporate purposes. We also expect to use cash to make any earn-out payments due in connection with our acquisitions. We may use a portion of the net proceeds from this offering to fund these uses of cash.

Historically, our average accounts receivable lifecycle has been longer than our average accounts payable lifecycle, which requires that we use cash to pay carriers in advance of collecting from our customers. We elect to provide this benefit to foster strong relationships with both our customers and carriers. As our business grows, we expect this use of cash will continue. The amount of cash we use will be dependent on the growth of our business.

Although we can provide no assurances, we believe that the net proceeds from this offering, combined with our available cash, should be sufficient to meet our cash and operating requirements for the foreseeable future. Thereafter, we intend to obtain additional equity financing and obtain a credit facility to provide funds needed for our expected growth. In the event additional financing is required, there are no assurances that such debt can be raised on acceptable terms or at all.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

36

	Years Ended December 31,
	2022	2021	2020
Net cash provided by (used in) operating activities	$1,019,598	$190,880	$(907,844)
Net cash used in investing activities	(109,426)	(514,723)	(40,114)
Net cash provided by (used in) financing activities	(996,018)	368,703	1,084,944
Net change in cash	(85,846)	44,860	136,986
Cash and cash equivalents at beginning of period	337,938	293,078	156,092
Cash and cash equivalents at end of period	$252,092	$337,938	$293,078

Our net cash provided by operating activities was $1,019,598 for the year ended December 31, 2022, as compared to net cash used in operating activities of $190,880 for the same period in 2021. For the year ended December 31, 2022, our net loss of $(154,195) and a decrease in accounts receivable of $3,258,051, offset in part by a $1,838,365 decrease in accounts payable, were the primary drivers for cash provided by operations. For the year ended December 31, 2021, our net income of $957,421 and an increase in accounts payable of $1,814,285, offset by a $2,665,325 increase in accounts receivable, were the primary drivers for cash used in operations.

Our net cash provided by operating activities was $190,880 for the year ended December 31, 2021, as compared to net cash used of $907,844 for the year ended December 31, 2020. For the year ended December 31, 2021, our net income of $957,421 and an increase in accounts payable of $1,817,285, offset in part by a $ 2,665,325 increase in accounts receivable, were the primary drivers for cash provided by operations. For the year ended December 31, 2020, our net income of $58,578 and an increase in accounts payable of $597,148, offset by a $1,511,284 decrease in accounts receivable, were the primary drivers for cash used in operations.

Our net cash used in investing activities was $109,426 for the year ended December 31, 2022, which consisted primarily of continued development work on our fintech platform, as compared to $514,723 for the comparable period in 2021, which also consisted of development work on our fintech platform.

Our net cash used in investing activities was $514,723 for the year ended December 31, 2021, which consisted primarily of continued development work on our fintech platform, as compared to $40,114 for the year ended December 31, 2020, which consisted of purchases of property and equipment.

Our net cash used in financing activities was $996,018 for the year ended December 31, 2022 as compared to net cash provided of $368,703 for the same period ended September 30, 2021. Net cash used in financing activities for the year ended December 31, 2022 consisted of $403,188 in proceeds from borrowings on the subordinated debt, $1,646,812 in payments on the note payable to a related party, and $685,000 paid against short-term debt, while the net cash provided by financing activities for the year ended December 31, 2021 consisted of proceeds from the subordinated debt of $633,934, offset by payments of $265,231 to reduce the related party note payable.

Our net cash provided by financing activities was $368,703 for the year ended December 31, 2021 as compared to $1,084,944 for the year ended December 31, 2020. Net cash provided by financing activities for the year ended December 31, 2021 consisted of $633,934 in proceeds of the subordinated debt offset in part by a reduction of $265,231 in note payable to a related party, while the net cash provided by financing activities for the year ended December 31, 2020 consisted of short-term debt of $100,000, related party note payables of $461,327, proceeds from the paycheck protection program loan described below of $208,446 and subordinate debt of $315,171.

Debt

On November 1, 2018, eCommerce Funding entered into a note payable in the amount of $500,000 with SWL Investments, an Oklahoma limited partnership, to provide operating funds to LeeWay Capital. On April 1, 2019, the note was amended to provide up to a total of $1,500,000 in funding under the note. On January 2, 2022 the note was further amended to provide for up to $2,200,000 in funding and to extend the maturity date. The note bears interest at the rate of 12% per annum and has a maturity date of November 1, 2027. Under the terms of the note the interest is to be accrued and is due and payable with the principal on the maturity date. Funds are drawn against this note as required to fund our operations and business activities. At December 31, 2022 and 2021 the funds drawn against this note were $76,743 and $1,723,555, respectively.

37

We applied for and received a Small Business Administration loan under the paycheck protection program in the amount of $208,446. The loan was funded on May 29, 2020, bears an interest rate of 1% per annum and had a maturity date of May 29, 2022. The funds obtained under this loan were used for the payment of salaries, health insurance costs, and rent, all of which expenses qualify for the loan forgiveness under the terms of the loan. We applied for forgiveness of both the principal of the note and all accrued unpaid interest and received notice on June 13, 2021 that, as the funds were used for their specified purposes, the principal and all accrued interest was forgiven. We recognized a gain on forgiveness of debt of $208,446, which was recorded as other income in 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements during the periods presented.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our Company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

38

Revenue Recognition: The Company has adopted and accounts for revenue under the guidance provided by ASC 606, Revenue from Contracts with Customers, and all related amendments (“new revenue standard”). We have applied the new revenue standard to all contracts from the date of initial application.

LeeWay Transport, Inc. recognizes revenue at the time the signed proof of delivery receipt (“POD”) is received. The Company’s performance obligations under the contract are completed when the freight is delivered to its destination, and it has received a signed POD. Revenue from each delivery is calculated individually and is deemed earned when the POD is signed, as the Company is not obligated to provide any additional services subsequent to the delivery, and the customer’s acknowledgement of delivery is evidenced by the signed POD and therefore the collectability of the fee for service is reasonably assured.

Revenue is recorded at the gross amount of the contract. The gross amount represents the amount for which the Company will receive payment from the customer. The sales process begins with a price quotation to the customer and the Company then identifies a carrier to make the delivery. The cost which the Company incurs with the carrier identified and contracted to deliver the freight is recorded as cost of sales, with the difference between the price agreed upon with the customers and the cost of delivery representing the gross profit on that individual transaction.

The Company’s payment terms are net 30, with the exception of its largest customer, for which payment terms are net 60. Our competitors provide services to our largest customer with terms of net 60. The Company is required to offer the same payment terms as its competitors in order to secure the customer’s business.

The Company’s customer contracts set forth its performance obligations under those contracts. The Company’s obligation is to transport the contracted goods to the delivery point, as directed by our customer. The arrival of the contracted goods at the destination and the receipt by the Company of a signed POD completes its obligations and it can then record as revenue the price agreed upon for the services provided. Revenue is only recognized by the Company after its receipt of the signed POD. Were a shipment to be in transit at month-end there is no revenue recognized, as the Company has not yet completed its contractual obligations.

LeeWay Capital recognizes revenue ratably over the term of the agreement. Revenue on each agreement is the total due under the agreement less the funded amount. In those instances where the customers’ obligations are not fully paid at the termination date of the agreement, additional fees are calculated and charged on the unpaid balance, with those fees recognized as revenue for each of the months a balance remains outstanding.

Fair Value Measurements: The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities ae marked to offer prices. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk.

Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarch is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); pr mode-driven valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

39

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The carrying value of the Company’s cash, accounts payable and other current assets and liabilities approximate fair value because of their short-term maturity.

Accounts Receivable: Accounts receivables are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers a number of factors, including the age of the balance, a customer’s historical payment history, its current creditworthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At December 31, 2022 and 2021, the Company had accounts receivable, net of the allowance of doubtful accounts, of $3,340,411 and $6,598,462, respectively. At December 31, 2022 and 2021, the allowance for doubtful accounts was $105,290 and $379,694, respectively.

Concentration and Credit Risk: The Company has two customers which represent a significant portion of revenue and accounts receivable.

During the year ended December 31, 2022, McCain Foods USA, Inc. (“Customer 1”) and Ruan Transport Corporation (“Customer 2”) represented in an aggregate approximately 77% of revenue. During the year ended December 31, 2021, Customer 1 and Customer 2 represented approximately 85% of the Company’s revenue. Revenue related to these two customers is set forth in the table below. Also, Customer 1 and Customer 2 in an aggregate represented approximately 46% of the Company’s accounts receivable as of December 31, 2022 and Customer 1 and Customer 2 in an aggregate represented approximately 44% of the Company’s accounts receivable as of December 31, 2021.

During the year ended December 31, 2021, Customer 1 and Customer 2 represented in an aggregate approximately 85% of revenue. During the year ending December 31, 2020 Customer 1 and Customer 2 represented approximately 71% of the Company’s revenue. Revenue related to these two customers is set forth in the table below. Also, Customer 1 and Customer 2 in an aggregate represented approximately 54% of the Company’s accounts receivable as of the year ended December 31, 2021 and Customer 1 and Customer 2 in an aggregate represented approximately 48% of the Company’s accounts receivable as of December 31, 2020.

Our contracts with Customer 1 and Customer 2 are described under “Business—Our Business—Freight Brokerage and Logistics.”

The Company believes it has strong relationships with these customers and believes their business with each of them will be ongoing.

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2021
Customer	Revenue	Percent of Revenue	Revenue	Percent of Revenue
Customer 1	$14,291,827	54.67%	$16,358,527	58.64%
Customer 2	$6,533,854	24.99%	$7,366,620	26.99%

40

	At December 31, 2022		At December 31, 2021
Customer	Accounts Receivable	Percent of Accounts Receivable	Accounts Receivable	Percent of Accounts Receivable
Customer 1	$535,973	30.59%	$3,098,093	35.73%
Customer 2	$270,741	15.45%	$315,891	4.79%

	2021		2020
Customer	Revenue	Percent of Revenue	Revenue	Percent of Revenue
Customer 1	$16,358,527	58.64%	$5,164,104	37.12%
Customer 2	$7,366,775	26.41%	$4,704,856	33.82%

	2021		2020
Customer	Accounts Receivable	Percent of Accounts Receivable	Accounts Receivable	Percent of Accounts Receivable
Customer 1	$3,098,093	49.11%	$1,055,937	33.67%
Customer 2	$315,891	5.01%	$445,918	14.22%

Property and Equipment: Property and equipment are stated at cost. Additions and major improvements are capitalized while maintenance and repairs are charged to operations. Upon trade-in, sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the property and equipment, which range from one to seven years.

Valuation of Long-Lived Assets: The carrying values of the Company’s long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that they may not be recoverable. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows. Under similar analysis no impairment charge was taken during the years ended December 31, 2022, 2021 or 2020. Impairment tests will be conducted on an annual basis and, should they indicate a carrying value in excess of fair value, impairment charges may be required to be recognized and recorded.

Leases: The Company, in accordance with ASC 842, accounts for leases as right-of-use assets and lease liabilities on the balance sheet. We estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset operates. The lease term used to calculate right-of-use assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

41

Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can also take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

42

BUSINESS

Overview

We operate a freight brokerage and transportation business and intend to provide comprehensive transportation management solutions for shippers and carriers. Our parent, WLP, was established in 1984 and we both are headquartered in Salt Lake City, Utah. We deliver a one-stop freight management platform that connects shippers with truckers to facilitate shipments across distance ranges, cargo weights, and types. We deliver value-driven logistics solutions powered by effective technology and distinguished by personalized service built on solid relationships. We are building a next-generation digital freight platform that we believe will transform the highly fragmented $1 trillion transportation and logistics sector.

Logistics is the lifeblood of our economy, powering the movement of goods and connecting the engines of production and consumption. We aspire to revolutionize logistics, improve efficiency across the value and supply chain and reduce the carbon footprint for our planet. Our goal is to leverage technology to eliminate inefficiencies and create economic opportunity across the freight ecosystem. Our team is comprised of innovators seeking to build the best products for all parties in the freight industry and to provide shippers and carriers with unparalleled transparency.

We also began operating a specialty financial services business in 2019 that we believe will become a next-generation, cloud-based financing platform for small and medium sized companies primarily in the e-commerce marketplace. In our view, by combining industry-leading technology and security with the expertise and care of our team, we serve e-commerce business owners nationwide with efficiency, simplicity, transparency and reliability by providing alternative financial products to help them grow. This same technology will also allow our freight brokerage to offer quick pay and factoring services to their carriers and shippers.

We are also in the process of developing proprietary mobile applications and other transportation financial products which can be used by shippers, carriers and other freight brokers.

Total revenue for the year ended December 31, 2022 was $26,604,770, a $1,292,734, or 4% decrease from the $27,897,504 revenue for the year ended December 31, 2021. The Company recorded a net loss of $154,195 for the year ended December 31, 2022, a decrease of $1,111,074 over the $957,421 net income for the year ended December 31, 2021.

Our total revenues increased by $13,985,964, or 101%, to $27,897,504 for the year ended December 31, 2021 compared to the year ended December 31, 2020. Our net income increased by $898,843, or 1,534%, to $957,421 for the year ended December 31, 2021 compared to the year ended December 31, 2020. Our freight brokerage and transportation business accounted for approximately 97.92% and 96.83% of our revenues for the years ended December 31, 2021 and 2020, respectively.

Our Corporate History and Structure

Our Company was incorporated in Nevada on October 12, 2021, for the purpose of being the holding company for our freight brokerage and logistics business and our recently started specialty financial services business. WLP is currently the approximately 82.2% owner of our Company. WLP is beneficially owned by family members of S. Whitfield Lee, our Chairman of the Board, Chief Executive Officer and President. The WLP Board of Directors is comprised of Chris Von Maack and Jon Davies, the sons-in-law of S. Whitfield Lee, and R. Whitfield Lee, the son of S. Whitfield Lee.

Our freight brokerage and logistics business is operated through our wholly owned subsidiary, LeeWay Transport. Our specialty financial services business is operated through our wholly owned subsidiary, LeeWay Capital.

Previously, WLP was the 100% direct owner of our freight and logistics companies: LeeWay Transport, LeeWay Freight, LeeWay Logistics and one of our specialty financial services companies: eCommerce Financing. WLP Capital, a wholly owned subsidiary of WLP, previously owned 100% of the shares of LeeWay Capital.

In December 2021, we completed a corporate reorganization. In connection with this reorganization, WLP transferred its 100% ownership in LeeWay Logistics and LeeWay Freight to LeeWay Transport pursuant to a share transfer agreement. As a result, LeeWay Transport, while remaining a wholly owned subsidiary of WLP, became the holding company for our freight brokerage and logistics business. LeeWay Capital became the holding company for our recently started specialty financial services business by WLP transferring its 100% membership interest in eCommerce Financing to LeeWay Capital, which was already the sole owner of eCommerce Funding. We became the holding company for LeeWay Transport and LeeWay Capital through a capital contribution from WLP of 100% of its equity in LeeWay Transport and LeeWay Capital in exchange for 6,000,000 shares of our common stock and 2,000 shares of our Super Voting Preferred Stock.

43

The following chart depicts our organizational structure as of the date of this prospectus.

LeeWay Transport was originally incorporated as LeeWay Global Logistics, Inc. in the State of Nevada on July 1, 2015. LeeWay Logistics was formed in the State of Nevada on July 1, 2015. LeeWay Freight was formed in the State of California on September 19, 1957. LeeWay Capital, Inc. was incorporated in the State of Utah on September 25, 2014. eCommerce Financing was formed in the State of Utah on June 13, 2018. eCommerce Funding was formed in the State of Utah on November 2, 2018.

Our Industry

Freight Brokerage Industry

The freight brokerage industry market in the US is estimated to be approximately $156 billion for 2022. Freight brokerage is a variable cost industry that facilitates the movement of freight by matching shipments to third-party carriers. The truckload share, which is serviced by freight brokers, has been increasing over the last several years. The industry is highly fragmented and there is a low level of market share concentration, which is increasing because of merger and acquisition activity. It is believed that the top five freight brokers capture less than 10% of the available market, and the total number of licensed freight brokers has increased over the past several years. Most freight brokerage operations are small to medium-sized, and there are approximately 17,000 freight brokers operating in the US. Additionally, barriers to entry have been growing as digital technology is increasingly becoming more important and capital is needed to acquire and provide trailer pools for certain customers; these could be a differentiation factor for shippers and carriers.

44

The rise of ecommerce and on-demand customer expectations, combined with structural challenges and changes needed in the supply chain because of the once-in-a-generation challenges from COVID-19 and other factors, provides an incredible backdrop for continued innovation in the freight brokerage industry. We are building a platform that will allow us to meet the dynamic needs of shippers and carriers now and in the future. The vast majority of traditional freight brokers leverage a few relationships with shippers and carriers and match shipments manually on a limited scale. While this can be more efficient for shippers than procuring drivers and carriers themselves, these traditional brokers lack both transparency and technology, relying on individual brokers, other office employees, paperwork, and phone calls to match shipments and trucks and track the load from origin to destination. As a result, there are significant issues in the marketplace including:

•	Inefficiency. It is estimated that up to 30% of truck miles are driven empty each year. Truckers are paid on a loaded mile basis, so waiting time and dead-head miles (miles driven unloaded to pick up a load or to return home after delivering cargo) are costly to them. This inefficiency affects the viability of small- and medium-sized trucking businesses in particular. Current estimates are that up to 61 billion miles are driven empty each year[5]. These costs limit reinvestments back into trucking businesses and drive up the cost of consumer goods.

•	Transparency. Many brokers lack transparency, technology and automation. As a result, shippers often have little to no visibility on their shipments and limited predictability on whether a broker will deliver at the agreed price and schedule.

•	Manual Processes. A typical shipment requires several steps which are traditionally processed manually, all of which create potential inefficiencies in pricing, bidding, building the load, matching shipment and carrier, scheduling pickup and delivery, tracking, and invoicing. This people-intensive process can lead to high processing costs and poor service and customer experience for both the carrier and shipper.

•	Capacity. The trucking industry has faced a chronic shortage of capacity because of a combination of factors. Current estimates are that there will be a shortage of 100,000 drivers by 2023[6]. Furthermore, COVID-19 has shown how susceptible supply chains are to large-scale shocks. Trucking company bankruptcies increased by 185% from 2019 to 2020[7], which was largely a result of COVID-19. These shortages are one reason the transportation supply side has been and will continue to be a strategic focus for shippers.

5 https://convoy.com/blog/empty-miles-in-trucking/#FN6

6 https://deloitte.wsj.com/articles/economic-brief-whats-behind-the-truck-driver-shortage-01634755344

7 https://www.wsj.com/articles/trucking-failures-surged-last-year-under-pandemic-11612827527

45

The situation is only getting more difficult. Shipper demands continue to rise, driven by a need for solutions that will bring better supply chain resiliency. At the same time, carriers face driver shortages, long lead times for equipment, and other challenges, putting more economic pressure on their businesses. The transportation ecosystem is being stretched to its limits, as evidenced by the ongoing marketplace and supply chain disruptions. There is an urgent need for a solution that incorporates both deep industry expertise and the latest technology and data science to help drive improved access, reliability, visibility, and resiliency.

ecommerce Industry

The ecommerce industry has existed since the years following the creation of the internet. According to eMarketer global online sales are forecasted to grow by double digits through 2023. They estimate worldwide ecommerce sales to be $6.169 trillion by 2023; however, ecommerce still will only account for 22.3% of total retail sales8. Every element of commerce is moving online, from storefronts, to order fulfillment, to payment and checkout experiences.

Ecommerce sellers increasingly prefer more flexible and innovative digital financing solutions over traditional bank loans. A lack of transparencies by some traditional financial institutions, ranging from hidden penalties, hard-to-understand “fine print,” and outdated underwriting processes, has led to an erosion of trust and a poor client experience. These views are particularly acute for the over 160 million Gen Z and Millennials in the U.S., who prefer to build trusted relationships with the brands with whom they engage and from whom they buy products and services9.

Business owners are now turning to technology-oriented financial services companies they trust. According to a survey conducted by the Harris Poll in 2020, 64% of Americans would consider purchasing or applying for financial products through a technology company’s platform instead of a traditional financial services provider. This sentiment rises to 81% for Americans aged between 18 and 34 years10.

For small business owners, when it comes to the act of acquiring business capital, there are a number of shortcomings with existing options:

•	Complex. The terms and conditions of some traditional lenders are often opaque, complex, and difficult to understand, and business owners have to constantly be wary of what is buried in the fine print.

•	Predatory. Transaction fees, obscure penalties, deferred or compounding interest, and hidden charges can snowball the true cost of a loan and trap a business in onerous debt spirals.

•	Misplaced credit risk. Legacy credit models used by some banks often use antiquated underwriting and risk management approaches that may be less capable of accurately assessing an ecommerce business, impeding eligible businesses from accessing much-needed capital in a rapid manner.

Our Business

Freight Brokerage and Logistics

We intend to provide comprehensive transportation management solutions for shippers and carriers. We are also in the process of developing proprietary applications and integrating already developed applications as a part of the developing digital freight brokerage market.

We match shipments with carrier capacity, which is primarily provided by small carriers and independent owner operators. The shipments are primarily full truckload and often need specialized trailers such as refrigeration or flatbeds in addition to dry vans. We use available transportation management systems, which technology increases our ability to provide service. Service to the shipper and information to both the carrier and the shipper is a major focus for the company. Approximately 97% of carriers in the U.S. operate twenty or fewer trucks, with 90% of those operating with six or fewer trucks. Good freight brokers are important to these carriers as a carrier partner in getting their shipments. We are working to develop proprietary transportation technology as a new crop of digital freight matching platforms have begun to emerge over the past few years. Frost & Sullivan refers to this digital brokerage as trucking-as-a-service, or TaaS. This technology will provide the ability for the carriers to use mobile technology to increase service, visibility, signature verification and provide instant account payable settlement, quick or instant pay, to the carrier.

46

Our two largest customers are McCain Foods USA, Inc. (“Customer 1”), sales to whom accounted for 54.67% of our revenue in fiscal year 2021 and Ruan Transport Corporation (“Customer 2”), sales to whom accounted for 24.99% of our revenue. During the year ended December 31, 2022, these two customers accounted for 79.66% of revenue. The Company has entered into renewable contracts with both Customer 1 and Customer 2, the terms of which are described below.

The Company has entered into a non-exclusive Food Transportation Services Agreement dated May 17, 2019 with McCain Foods USA, Inc. (“Customer 1”) to provide non-exclusive carrier and logistics services to Customer 1 through third-parties sub-contracted by the Company. The Company, however, must accept 98% of the shipments tendered by Customer 1. The contract has a one-year term with automatic one-year renewals. Under the terms of the contract, except with respect to trailers owned or leased by Customer 1, for which Customer 1 shall bear the costs of reasonable wear and tear, the Company shall bear the full cost and expense of all fuel (including reefer fuel if any), oil, tires, parts, road service, maintenance, and repair in connection with the use and operation of the equipment and which may be required to keep the equipment in good repair, good mechanical condition, and in such condition as is necessary to be used in the transportation of shipments subject to the contract. The Company may not transport cargo of any third party in or upon any trailer while loaded with goods of Customer 1 without forfeiting all charges applicable to any shipment for which such an exclusive use was not provided. The Company generally bears the risk of loss up to $150,000 per shipment unless Customer 1 declares additional value. The contract may be terminated by either party at any time with 30 days’ notice. In addition, Customer 1 may terminate the contract without 30 days’ notice in certain circumstances that call into question our ability to perform our obligations under the contract, including breaches of the representations and warranties by the Company, or if the Company becomes insolvent, or files for bankruptcy.

The Company entered into non-exclusive Motor Transportation Contract with Customer 2 on November 15, 2017 to provide carrier and related services, as a co-broker with Customer 2, whereby the Company provides third-party carriers and Customer 2 provides the third-party shippers. The term of the contract is for one year and has automatic one-year renewals. Under the terms of the contract, the Company furnishes, at its expense, through subcontracted carriers, suitable trucks, trailers, and manpower to transport the commodities tendered and assumes all costs, expenses, and liabilities incident to or arising out of maintenance, repair, or operation of equipment, as well as labor, fuel, insurance, and for accidents and agrees to hold harmless Customer 2, third-party shippers and their customers from any and all costs, expenses, and liabilities. The Company is paid rates and charges set forth in the Customer 2 Rate Confirmation and cannot use different rates without the approval of Customer 2 as prescribed by the contract. The contract with Customer 2 may be terminated by either party at any time with 30 days’ notice and after the initial one-year term.

8 https://www.emarketer.com/content/worldwide-ecommerce-continues-double-digit-growth-following-pandemic-push-online

9 https://www.brookings.edu/blog/the-avenue/2020/07/30/now-more-than-half-of-americans-are-millennials-or-younger/

10 https://martechseries.com/analytics/b2b-data/ondots-harris-poll-reveals-consumers-open-receiving-financial-services-tech-companies/

47

Specialty Financial Services

We also began operating a specialty financial services business in 2019 that we believe will become a next-generation, cloud-based financing platform for small and medium sized companies primarily in the e-commerce marketplace. In our view, by combining industry-leading technology and security with the expertise and care of our team, we serve e-commerce business owners nationwide with efficiency, simplicity, transparency and reliability by providing alternative financial products to help them grow.

We are also in the process of developing proprietary apps and other transportation financial products which can be used by shippers, carriers and other freight brokers.

We are a one-stop-shop for financial services that allows ecommerce sellers access to business capital and financing. Our mission is to transform the way business lending works in the ecommerce industry by making it efficient and convenient for e-tailers to access capital. Enabled by our proprietary technology and analytics, we aggregate and analyze multiple data points to assess the creditworthiness of ecommerce sellers rapidly and accurately. We have developed financial products that offer the speed, convenience, and accessibility that only an integrated digital platform can provide.

We have created an innovative financial service platform that offers next-generation financial products designed to offer best-in-class services to our clients. We believe that by leveraging and using modern technology and using a mission-driven approach, we can reinvent the small business loan experience for online sellers. An automated, data-driven approach to credit assessment has largely replaced manual underwriting. Virtual wallets and real-time payments are beginning to replace traditional bank accounts and electronic transfers. We believe our innovative approach, based on trust and our steadfast commitment to our core values, uniquely positions us to define the future of ecommerce business lending. We operate our Company on the principles of simplicity, transparency, and putting people first. We believe this distinctive culture sets us apart, as our principles are not just words on a wall, but how we — ecommerce Seller Financing — run our business and design our products. By adhering to these principles, we have built enduring, trust-based relationships with online sellers and merchants that we believe will set us up for long-term, sustainable success.

Our Technology

We believe that technology will be critical to our success and is the cornerstone of our goal of driving innovation in the freight and logistics industry. We understand that technology alone will not always provide a better solution if not balanced with a human and personal touch, coupled with a best-in-class automated customer experience, and driven by interactive service management. As we continue to develop our digital freight platform, we believe the following features can help provide a highly efficient and excellent customer experience:

•	Automated document management. Using artificial intelligence and advanced analytics in order to automate the freight document process and lifecycle of a freight load and reduce the time-consuming costs associated with load paperwork.

•	Load Visibility and Transparency. Using blockchain and GPS technology to develop track-and-trace solutions allowing for full visibility of shipments with real-time data. This will allow both shippers and carriers to understand how their shipment is performing and the shipment’s location at any time.

•	Load Board and Freight Matching. An online portal for carriers to find existing and open loads will be available to each of our carriers. Using API technologies, we will aggregate the data across multiple load boards to provide a one-stop solution for carriers. Based on a trucker’s filter criteria, such as routes and truck types, our platform will identify potentially suitable shipping opportunities.

•	Freight Pricing. We will develop proprietary artificial intelligence (“AI”) and machine learning-based pricing models. The dynamic pricing will be based on various factors, such as distance, cargo weight, shipper demand, and trucker supply.

48

With respect to our financing platform, we built our products on a next-generation, cloud-first platform engineered for data aggregation and management, which we believe enables us to leverage financial and payment data across all facets of our products, from fraud and pricing to personalization and repayment. We designed our integrated platform to meet the financing needs of ecommerce sellers. A potential customer can complete an online application 24 hours a day, 7 days a week. Our proprietary data and analytics engine aggregates and analyzes multiple online data attributes and the relationships among those attributes to assess the creditworthiness of a small business in real-time. We offer our clients’ financial products and services across multiple marketplaces, all on one common platform. To complement these products and services, we believe in building vertically integrated technology platforms designed to manage and deliver the suite of our solutions to our clients in a low-cost and differentiated manner. Some of our financing technology features include:

•	Virtual Wallets. This wallet will allow our clients to receive revenue from multiple sources and funds from their own bank. This will provide our clients with transparency and the ability for them to streamline payments to their suppliers around the world.

•	Real-Time Payments. With our eCommerce Seller Financing Card, our clients will access their marketplace earnings instantly. Using the debit payment rail, merchants will be able to transfer funds from their eCommerce Seller Financing virtual wallet to their bank account within seconds any time of the day, any day of the year, and even on weekends and holidays.

•

API. Our platform aggregates and analyzes multiple data points from dynamic, unique data sources, and the relationships among those attributes. This allows us to rapidly and accurately assess the growth prospects and cash flow consistency of each small business. Our credit decision system is automated, effectively eliminating human bias in the decision-making process. The process and technological touchpoints are user-friendly, providing a fast, simple, and accurate user experience.

•	Scalability. As revenue increases, our profitability and marketing budget will increase proportionally. This scaled marketing budget would allow us to purchase specific search terms and appear first in a variety of search term results on the major search engine platforms. We believe our advantage against traditional financing options and competition will fuel our success in the future, and the brand reputation and recognition will continue to spread throughout the e-commerce community and online marketplace. We can scale our business operations and services with ease, given the automated nature of our Company and its technological capabilities. Additionally, ecommerce sellers that historically could not get funding from a traditional source can now scale their business, thanks to eCommerce Seller Financing LLC.

•	Credit check capabilities. Our risk model takes data inputs from multiple sources in order to assess the credit risk of each business loan transaction. Our algorithms model out the repayment probability and schedule on a month-to-month basis, and combine these probabilities with the term length, loan size, merchant, and items being sold, in order to price and score risk. In the vast majority of cases, we can complete these checks and calculations in a matter of minutes, automating the underwriting process pursuant to our underwriting policies.

49

We recently launched our new daily and spot financing product, which is funding against the past days’ sales rather than future sales. This product will also allow us to offer quick pay funding within the transportation and freight brokerage industries.

Our Competition

The United States freight transportation and logistics market is competitive and highly fragmented with the presence of many players. The industry is comprised of both large national and international companies as well as smaller regional companies. This presents us with a unique opportunity for growth and expansion but also exposes us to competitors from traditional companies, such as XPO Logistics and C. H. Robinson, as well as to new and emerging digital freight brokers such as Uber Freight and Transfix. We understand that the traditional players have and will continue to make significant development investments in digital services and product offerings, in addition to continued technology investments by other digital freight brokers.

Leveraging our technology and management team experience will allow us to provide competitive and transparent rates to both the carrier and the shipper. While we expect strong competition from both traditional and digital competitors, we believe our technology, customer experience, and reputation provide us with a meaningful and sustainable competitive advantage.

Our primary competition for our financial services business is comprised of traditional banks, credit card companies, legacy merchant cash advance providers, and other technology-enabled lenders. The small business lending market is competitive and fragmented. We believe the principal competitive factors that generally determine a company’s advantage in our market are:

•	ease of process to apply for a loan;

•	ability to verify borrower identities and accurately assess borrowers’ credit risk profile;

•	brand recognition and trust;

•	loan features, including rate, term, and pay-back method;

•	ability to compete on duration and simplicity of payment terms;

•	loan product fit for business purpose;

•	transparent description of key terms;

•	effectiveness of customer acquisition; and

•	quality of service

We believe we compete favorably based on these factors and are well-positioned to succeed in the market. However, some of our competitors may have more advantages than we have at present, such as a more diversified product offering, a larger marketplace base, operational efficiencies, the ability to cross-subsidize their offerings through their other business lines, more versatile technology platforms, and lower-cost funding. Our potential competitors may also have longer operating histories, more extensive and broader merchant relationships, and greater brand recognition and brand loyalty than we have. In addition, other established companies that possess large, existing merchant bases, substantial financial resources, or established distribution channels could also enter the market.

Our Competitive Advantages

Our people and value-added services play an important role in increasing our client and customer retention. We believe that we will continue to increase the competitiveness of our existing offerings by leveraging our data and growing our network of carriers and shippers. We also plan to expand our value-added service offerings to better address and meet the needs of our clients. For example, we are working with LeeWay Capital to develop proprietary transportation technology to allow the offering of quick pay and factoring to our carriers. We believe the following strengths help in the development of digital freight marketplaces and to build a network-based business model:

•	Experienced Management Team. Our management team has strategic and deep operational experience with demonstrated success in building freight brokerage companies.

•	Carrier and Shipper Partnerships. Our value-led strategy has enabled us to establish strong relationships with carriers across the country. While we work with carriers of all sizes, we focus on small to mid-size carriers. This carrier network, combined with our data and technology, allows us to offer shipments at scale across a nationwide network of dependable carriers.

•

Strong and Disciplined Growth. We have demonstrated our ability to grow both revenue and gross margin throughout a variety of challenging market environments. Our convincing performance showed the resiliency of our business model in 2020 and 2021 when we grew revenue by 68% for the year ended December 31, 2020 and 101% for the year ended December 31, 2021, despite the market challenges presented by supply side problems and COVID-19. The industry encountered headwinds in 2022 with a reduction of opportunities in the spot market and a contraction of rates. However, we have made adjustments to our operations in response to these more difficult market conditions and believe we are well positioned to continue our growth into the future, given the expected growth of our agent program, our acquisition plan and our deepening relationships with new and existing shippers and carriers.

50

This ecommerce market allows for the potential of our Company and platform to capitalize on the abundance of ecommerce businesses trying to succeed and scale, simultaneously helping said companies to achieve fast and transparent funding and scaling opportunity.

The financial technology to underwrite and approve applications quickly is a necessity to enable rapid scaling and acquisition of new customers. Our technology platform aggregates and analyzes data points from multiple unique data sources and uses the latest in cloud-based technologies and other modern tools to create a fast and seamless application and approval process. We prioritize building our own technology as we believe this is an enduring competitive advantage that is difficult to replicate. This allows us to assess the growth prospects and cash flow consistency of each small business and use machine-learning artificial intelligence to assist in the credit-making decision.

Once funded, the client has the ability to monitor their account status through the client portal and can view the activity on their account instantaneously. The Company’s business operations and services is scalable without hiring a proportional number of people. The overall process for the Company’s prospects and customers is user-friendly, providing a transparent, simple, and accurate customer experience.

We believe two key competitive strengths will continue to drive the success of our financial services business in the future:

•	Technology. Our platform aggregates and analyzes multiple data points from dynamic, unique data sources, and the relationships among those attributes. This allows us to rapidly and accurately assess the growth prospects and cash flow consistency of each small business. Our credit decision system effectively eliminates human bias in the decision-making process. The process and technological touchpoints are user-friendly, providing a fast, simple, and accurate user experience.

•	Scalability. As revenue increases, our profitability and marketing budget will increase proportionally. This scaled marketing budget will allow us to continue to expand our brand reputation and recognition throughout the ecommerce community and online marketplaces. We can scale our business operations and services efficiently and effectively, given the automated nature of our Company and its technological capabilities. Additionally, ecommerce sellers that historically could not get funding from a traditional source can now scale their business, thanks to eCommerce Financing LLC.

Our Growth Strategies

We plan to continue to offer the best service and information available to our customers and carriers to build our core carrier network and our strategic client partnerships. As we continue the development of our digital freight brokerage platform, we expect to source better rates, provide high-quality service, and ensure predictable supply. This includes document control and document tracking from pickup to delivery, instant verification of delivery, agreed-upon rates, and independent load boards. We will also be able to quickly establish shipper and carrier compliance with the Department of Transportation and carrier safety record by utilizing API technology. Employing blockchain where possible will facilitate a detailed record of every load and signature authentication. The technology will enable our growth to be scaled in a highly efficient and effective manner.

We aim to attract shippers and truckers to our platform through a combination of online and offline channels to grow our logistics network. We also plan to proactively gain new shippers and truckers through our operations team, using their proven experience and expertise in the logistics industry to rapidly scale products, features and sales as well as to provide support for shippers and truckers. By further refining our user experience, we also aim to organically grow through word-of-mouth referrals. We will continue to enhance our freight matching services and personalize our user experience, services, and operations based on the needs and preferences of each shipper and trucker. This includes further standardizing order information and transaction processes and more precise profiling of shippers and truckers, which is expected to enable more efficient freight matching. We anticipate that better user experience will drive shippers’ and truckers’ engagement and increase their usage of more transactions and services on our platform. The key elements to our strategy include:

•	Grow our logistics network. We will strive to continue to build our core carrier network and our strategic client partnerships to drive network effects that both attract new carriers and shippers and retain them as long-term clients. Specifically, as we add more core carriers to our network, we expect to source better rates, provide higher-quality service, and ensure predictable supply. As the quality of the network increases, we expect to attract shippers with a consistent volume that is accurately matched to the business that carriers want.

51

•	Continue to invest in infrastructure and automation. We will continue to invest in infrastructure development and technology to drive the logistics industry’s development forward. We expect to make significant investments into further developing our abilities with respect to carrier payments, artificial intelligence, and data analytics in order to cater to a holistic set of shipper and trucker needs, creating value for them and thus enhancing our client retention.

•	Pursue strategic alliances, investments, and acquisitions. We intend to pursue strategic alliances, investments and acquisitions that can enhance our market position, improve our core platform capabilities, broaden our service offerings, and strengthen our data and technology capabilities.

With respect to our financial services business, our objective is to obtain a significant market share amongst online ecommerce companies that are looking to utilize financing to sustain and grow their online ecommerce business. The key elements to our strategy include:

•	Build client loyalty. We center our strategy around building trust and a lifetime relationship with our clients, which we believe will help build a sustainable competitive advantage. In order to deliver on our strategy, we must develop best-in-class unit economics and best-in-class products that build trust and reliability between our clients and our platform. We believe that will lead to us having a higher likelihood that they will continue to utilize our services to meet their financial needs in the future. This would result in delivering more revenue per client without incurring additional member acquisition costs, resulting in higher lifetime value per client.

•	Further invest and develop our technology platform. We are still at the beginning of our product roadmap and plan to continue to innovate and bring new financial products to market.

•	Increase the number of our partnerships. We believe we have the opportunity to significantly increase the number of integrated third-party partnerships on our network through both our dedicated sales team and B2B marketing efforts. Additionally, direct API integration means bringing on new partners is a seamless process.

•	Expand to new ecommerce marketplaces. We will continue to evaluate expanding our platform to new ecommerce markets. Merchants everywhere can benefit from a more transparent and fair way to acquire business capital, and we see an opportunity to generate value in many new markets through our platform.

Sales and Marketing

While we believe our current value propositions attract shippers and truckers organically to our platform, we will also engage in online marketing through various channels, including popular search engines and social media platforms. We believe that by leveraging our data insights, we will optimize the efficiency of our marketing activities and will acquire clients in a cost-effective manner. As we continue to deliver a better experience for both the shipper and carrier through reliability, transparency, and service, our sales and marketing strategy continuously seeks to identify and act on new opportunities to grow these relationships.

Our sales and marketing efforts for our financial services business are designed to drive brand awareness and improve new client acquisition efficiency. We generate leads through multiple marketing channels, including referrals and leads from existing customers, social media, online affiliations, search engine optimization and search engine marketing. In the near to medium term, we foresee competition to acquire key merchants rising. As a result, we plan to increase our marketing efforts in order to drive further brand awareness and preference among ecommerce sellers.

52

Regulation

Our operations are regulated and licensed by various U.S. federal and state governmental agencies. These regulations impact us directly and also indirectly when they regulate third-party providers we arrange and/or contract with to transport freight for our customers.

Regulations Affecting Motor Carriers, Owner-Operators and Transportation Brokers. Our subsidiaries that operate as motor carriers, freight forwarders, and freight transportation brokers are licensed by the Federal Motor Carrier Safety Administration (“FMCSA”) of the U.S. Department of Transportation (“DOT”). Our motor carrier subsidiaries and the third-party motor carriers we contract with in the U.S. must comply with the safety and fitness regulations of the DOT, including those related to, without limitation, controlled substances and alcohol, hours-of-service compliance, vehicle maintenance, hazardous materials compliance, driver fitness, unsafe driving, and minimum insurance requirements, as well as the Compliance Safety Accountability (“CSA”) program, which uses a Safety Measurement System (“SMS”) to rank motor carriers on seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories (“BASICs”). Other federal and state agencies, such as the U.S. Environmental Protection Agency (“EPA”), the U.S. Food and Drug Administration (“FDA”), the California Air Resources Board (“CARB”) and the U.S. Department of Homeland Security (“DHS”), also regulate our equipment, operations, cargo, and independent contractor drivers. We are also subject to a variety of vehicle registration and licensing requirements in certain states and local jurisdictions where we operate, as are the third-party carriers with which we contract. We may become subject to new or more restrictive regulations relating to emissions, drivers’ hours-of-service, independent contractor eligibility requirements, onboard reporting of operations, air cargo security and other matters affecting safety or operating methods.

Regulations affecting our financing operations. We are affected by laws and regulations that apply to commercial lending. This includes a range of laws, regulations and standards that address information security, data protection, privacy, licensing, and interest rates, among other things. However, because we are only engaged in commercial lending and do not make any consumer loans or take deposits, we are subject to fewer regulations than businesses involved in those activities.

State Lending Regulations

•	Interest Rate Regulations. Although the federal government does not regulate the maximum interest rates that may be charged on commercial loan transactions, some states have enacted commercial rate laws specifying the maximum legal interest rate at which loans can be made in the state. We only originate commercial loans and do so under the laws of Utah. Utah laws set the interest rate amounts depending on the type of loan involved. Overall, Utah’s interest rate laws set the maximum rate at 10% unless there is a contract. When a contract fails to specify an interest rate it will be set at 10%. Utah does not have any other rate limitations on commercial loans. Our lending team is headquartered in Salt Lake City, Utah, and that is where the commercial loan contacts are made. We are also going to provide financing services in New York and California. All loans originated directly by us provide that they are to be governed by Utah law. With respect to loans where we intend to work with a partner or issuing bank, the partner bank may utilize the law of the jurisdiction applicable to the bank in connection with its commercial loans.

•	Licensing Requirements. Our loans are governed by Utah law. Currently, Utah does not require us to have licenses to operate our commercial loan program. However, recent changes to the Commercial Financing Registration and Disclosure Act of the State of Utah that will be effective on January 1, 2023, will require us to be registered with the Department of Financial Institutions and provide our customers with certain disclosures related to the terms of financing in order for us to continue engaging in commercial financing transactions in Utah. We are not subject to the licensing laws of any other state.

In the future, we expect to engage in commercial lending in California and New York. If that occurs, we will be required to obtain certain licenses in those states. California Financing Law requires any company engaging in the business of making or brokering commercial loans, whether secured by real or personal property or unsecured, to obtain the California Financing Law (CFL) license and provide its customers with certain disclosures related to the terms of financing. Under Article 9 of the New York Banking Law, we would be required to obtain a license in order to engage in the business of making loans in the principal amount of $50,000 dollars or less for business and commercial loans. New York Commercial Finance Disclosure Law also requires commercial finance providers to give standardized, consumer disclosures to borrowers in connection with financings in an amount equal to or less than $2,500,000.

53

Federal Lending Regulations

We are a commercial lender and as such there are federal laws and regulations that affect our lending operations. These laws include, among others, portions of the Dodd Frank Act, Anti-Money Laundering requirements (Bank Secrecy Act and USA PATRIOT Act), Equal Credit Opportunity Act, Fair Credit Reporting Act, Privacy Regulations (Right to Financial Privacy Act), Telephone Consumer Protection Act, and requirements relating to unfair, deceptive, or abusive acts or practices.

Other Regulations. We are subject to a variety of other U.S. federal, state, and local laws and regulations, including, but not limited to, the Foreign Corrupt Practices Act and other anti-bribery and anti-corruption statutes, and export sanction laws. We are also subject to state and U.S. federal laws and regulations addressing some types of cargo transported or stored by our subsidiaries or transported pursuant to a government contract or subcontract.

Classification of Independent Contractors. U.S. tax and other federal and state regulatory authorities, as well as private litigants, continue to assert that independent contractor drivers in the trucking industry are employees rather than independent contractors, while applying a variety of standards in their determinations of independent contractor status. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements and heighten the penalties for companies that misclassify workers and are found to have violated overtime or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor, which allows taxpayers that meet certain criteria to treat individuals as independent contractors if they are following a longstanding, recognized practice. Federal legislators have also sought to expand the Fair Labor Standards Act to cover “non-employees” who perform labor or services for businesses, even if said non-employees are properly classified as independent contractors; to require taxpayers to provide written notice to workers based upon their classification as either an employee or a non-employee; and to impose penalties and fines for violations of the notice requirement or for misclassifications. Some states have launched initiatives to increase tax revenues from items such as unemployment, workers’ compensation and income taxes, and the reclassification of independent contractors as employees could help states increase these revenues. In addition to these possible legislative changes, the National Labor Relations Board (“NLRB”) and NLRB's general counsel have signaled the desire to reverse several pro-employer precedents in order to make it more difficult for a worker to be classified as an independent contractor by changing the factors used in determining worker classification. The NLRB has also entered into a Memorandum of Understanding with the U.S. Department of Labor regarding the exchange of information and cooperation in enforcement activities regarding the misclassification of employees as independent contractors. If the independent contractor drivers that provide services to us are determined to be our employees, we could incur additional exposure under some or all of the following: federal and state employer taxes, workers’ compensation, unemployment benefits, and labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Environmental Regulations. Our operations and our independent contractors are subject to various environmental laws and regulations in the jurisdictions where we operate. In the U.S., these laws and regulations deal with the hauling, handling and disposal of hazardous materials, emissions from vehicles, engine-idling, fuel tanks and related fuel spillage and seepage, discharge and retention of storm water, and other environmental matters that involve inherent environmental risks. We may be responsible for the clean-up of any spill or other incident involving hazardous materials caused by our business. In the past, we have been responsible for the cost to clean up diesel fuel spills caused by traffic accidents or other events, and none of these incidents materially affected our business or operations. We generally transport only hazardous materials rated as low-to-medium-risk, and only a small percentage of our total loads contain hazardous materials. We believe that our operations are in substantial compliance with current laws and regulations, and we do not know of any existing environmental condition that reasonably would be expected to have a material adverse effect on our business or operating results.

Intellectual Property

Our technology and platform are comprised of various copyrightable and/or patentable subject matter owned and/or licensed by eCommerce Finance. Our intellectual property assets additionally include trade secrets associated with the software platform. We successfully carried out development of our cloud-based software platform to underwrite and approve applications quickly to enable rapid scaling and acquisition of new customers. Our technology platform aggregates and analyzes data points from multiple unique data sources and uses the latest in cloud-based technologies and other modern tools to create a fast and seamless application and approval process. We prioritize building our own technology as we believe this is an enduring competitive advantage that is difficult to replicate. This allows us to assess the growth prospects and cash flow consistency of each small business and use machine-learning artificial intelligence to assist in the credit-making decision. As a result, we can monetize our software by providing our customers with easier and more straightforward way of obtaining financing for their business needs.

54

With regard to exclusive and non-exclusive licenses, there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our platform. Additionally, if portions of our proprietary software are determined to be subject to an open-source license, or if we do not correctly comply with the terms of the open-source software licenses applicable to our open-source software and technology, it could result in costly litigation or lead to negative public relations.

Occasionally, we may be targeted with patent infringement lawsuits or copyright infringement lawsuits. These cases may be brought by non-practicing entities that sustain themselves by suing other companies. Currently, the Company is not aware of any patent or copyright infringement suits against it or contemplated to be brought against it.

The Company is the owner of multiple registered and common law trademarks in connection with its technology and its services. The names and marks “LeeWay Global Logistics”, and other trademarks, trade names, and service marks of the Company in this prospectus are the property of the Company or its subsidiaries.

LeeWay Transport is the owner of the registered trademarks “LeeWay Global Logistics” and “LW LeeWay Global Logistics” logo designs in connection with freight logistics management and freight transportation brokerage. LeeWay Transport has 6 trademarks currently registered with the United States Patents and Trademark Office. The complete list of the Company’s trademarks as of the date of this prospectus is filed with the registration statement of which this prospectus forms a part.

This prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

Employees

As of April 24, 2023, we had 19 full-time employees and 1 part-time employee in our Company and our wholly owned subsidiaries. Our operations are overseen directly by management. Our management functions cover corporate administration, training, business development, technology, and research. We intend to expand our current management to retain skilled employees with experience relevant to our business. We believe management’s relationship with our team is good. We do not have any collective bargaining agreements and our employees are not represented by a union.

Properties

Our principal executive office is located at 2150 South 1300 East, Suite 360, Salt Lake City, UT 84106. All our subsidiaries use this office as their principal executive offices. Our total office space at the principal executive office is approximately 3,492 square feet. We believe our office space is adequate for at least the next 12 months.

The Company entered into a three-year lease for its existing executive office space, which became effective November 1, 2022, and expires on October 31, 2025. The lease, which has a base rate plus an amortization over the lease of improvements requested by the Company, begins with a monthly rate of $9,929.45 for the initial year of the lease, increasing to $10,290.29 per month for the second year of the lease and increasing to $10,665.56 per month for the final year.

Pending Litigation

We may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, financial condition, or results of operations. There is no action, suit, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our Company or our officers or directors in their capacities as such.

55

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions as of April 24, 2023.

Name	Age	Position
S. Whitfield Lee	78	Chairman of the Board, Chief Executive Officer and President
Keith Merrell	76	Chief Financial Officer
Jim Dreyfous*	67	Independent Director Nominee
John Morrell*	74	Independent Director Nominee
Charisse Castagnoli, J.D.*	62	Independent Director Nominee

* Director Nominees are appointed to the Board of Directors automatically as of the date that the Company’s common stock is first listed on any nationally recognized stock exchange.

S. Whitfield Lee has served as our Chairman of the Board, Chief Executive Officer and President since the time of our formation in October of 2021. Currently and for more than thirty years prior to the Company’s formation, Mr. Lee served as the CEO and President of LeeWay Global Logistics since its formation in 2015 and CEO and President of WLP since its formation in 1984. Mr. Lee also is and has been since their formation the CEO and President of all of our other operating subsidiaries. Each of these businesses share our business address. Mr. Lee is a true entrepreneur, having started and operated numerous companies covering diverse industry segments during his business career. Mr. Lee, after completing graduate school, worked in New York City as an analyst working on mergers and acquisitions. He has leveraged the experience and knowledge he gained there to numerous business acquisitions of his own, in addition to the companies he has founded. Mr. Lee has been involved on several boards, ranging from for-profit businesses to non-profit, education, medical, political and athletics. He holds degrees from both Harvard and the Wharton School of Business.

56

We believe Mr. Lee is qualified to serve on our board of directors due to his extensive experience in managing companies and historical knowledge of our Company.

Keith Merrell has served as our Chief Financial Officer since our formation in October of 2021. From 2017 to 2021, Mr. Merrell served as the financial analyst for WLP, who is our parent. From 2010 to 2017, Mr. Merrell served as controller for Transfac Capital, Inc., a wholly owned subsidiary of WLP. Mr. Merrell draws on many years of accounting experience to manage our accounting functions and interface with our independent public accountants. He spent two years in the field of public accounting and has served as Chief Financial Officer for four other public companies and served on the Board of Directors of two public companies. His business career includes extensive experience in management, sales and marketing, consulting, workouts, and merger and acquisition work. Mr. Merrell came to W.L.P. Corporation in 2011. He graduated from Arizona State University with a B.S. degree in accounting.

Jim Dreyfous spent the early years of his career in banking, small business and the oil and gas business. Mr. Dreyfous founded Pelion Venture Partners in 1986 and served as its Managing Director until his retirement in 2014. Under his leadership Pelion grew from a regional venture capital firm to a major national investor in early-stage technologies. The fund raised over $950M from investors and deployed that into early-stage companies throughout the United States. Since retiring in 2014, Mr. Dreyfous has served as a board member for over twenty companies, including public, private and charitable entities. From 2017 to the present, he has served as a board member for the Utah Natural History Museum, Tracy Aviary, both non-profit organizations, and Interior Worx LLC, a private business. Mr. Dreyfous graduated from Middlebury College. We believe that Mr. Dreyfous’ experience in the banking and technologies business makes him well qualified to serve on our Board and as an independent member of the Board’s committees.

John Morrell began his career with Purolator Courier Corporation as a marketing analyst, rising to VP Marketing before leaving to become VP Sales for Wycoff, a transportation company. Mr. Morrell has served as President of several private companies before being hired by a private equity group to do workouts. Mr. Morrell has a wide range of experience on which to draw. Mr. Morrell semi-retired in 2011. Mr. Morrell has been employed by Saddleback Fence and Vinyl Company as a management consultant from 2011 to the present. Since 2019 he has also served as President of Costura LLC, a cutting and sewing operation which manufactures high-end products for the military and outdoor companies. Mr. Morrell graduated from Manhattan College and received an MBA from Texas Christian University. We believe that Mr. Morrell’s experience in marketing and private equity makes him well qualified to serve on our Board and as an independent member of the Board’s committees.

Charisse Castagnoli, J.D. has, during her career, experience in both the transportation and fintech industries. From 2015 to 2018, she served as a VP and General Counsel of Trucker Path, Inc., which developed the leading mobile application for the truck driving community, and served as General Manager for Instapay Flexible, LLC, a company founded to provide fast funding for truckers from 2018 through 2021. She also has extensive experience and certifications in the cyber security industry. Mrs. Castagnoli received a B.A in Computer Science from The University of California Berkeley and a J.D. degree from The University of Texas School of Law. We believe that Mrs. Castagnoli’s experience in transportation and fintech industries makes her well qualified to serve on our Board and as an independent member of the Board’s committees.

57

Code of Ethics

Our Board plans to adopt a written code of business conduct and ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, as set forth below, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board consists of one member, who does not qualify as “independent” under the listing standards of NYSE American. As of the date when the Company’s common stock is first listed on any nationally recognized stock exchange, our Board will consist of four (4) members, three (3) of whom qualify as “independent” under the listing standards of NYSE American.

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

Prior to the closing of this initial public offering, the Board will be composed of a majority of “independent directors” as defined under the rules of the NYSE American. We use the definition of “independence” applied by the NYSE American to make this determination. Section 803A(2) of the NYSE American LLC Company Guide provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For example, the NYSE American LLC Company Guide provides that a director cannot be considered independent if:

•

the director is, or at any time during the past three (3) years was, an employee of the company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

the director or an immediate family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•

the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities or payments under non-discretionary charitable contribution matching programs) in any of the past three fiscal years that exceed 5% of the organization’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) fiscal years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

58

Under such definitions, the Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, the Board has determined that none of the current directors of the Company are independent directors of the Company. However, our common stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Committees of the Board of Directors

The Board has approved the establishment of an audit committee, a compensation committee and a nominating and a corporate governance committee, which will be effective upon the listing of our common stock on the NYSE American. The Board has not yet adopted procedures by which stockholders may recommend nominees to the Board. The composition and responsibilities of each of the committees of the Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

Our audit committee will consist of at least three directors, all of which will be “independent” as defined by NYSE American and include an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Initially, our audit committee will consist of John Morrell, Jim Dreyfous and Charisse Castagnoli. Jim Dreyfous will be the Chairman of the audit committee and is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The audit committee’s duties will be specified in a charter and include, but not be limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual disclosure report;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

At the time of listing, the audit committee will be composed exclusively of “independent directors” who have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years; and are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company intends to certify to NYSE American that the committee has, and will continue to have, at least one member of the audit committee who is financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities.

59

Compensation Committee

Our compensation committee will consist of at least three directors, all of which will be “independent” as defined by NYSE American. Initially, our compensation committee will consist of John Morrell, Jim Dreyfous, and Charisse Castagnoli. John Morrell will be the Chairman of the committee. The compensation committee’s duties will be specified in a charter and will include, but not be limited to:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing and approving, or making recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of at least two directors, all of which will be “independent” as defined by the NYSE American. Initially, our nominating and corporate governance committee will consist of John Morrell, Jim Dreyfous and Charisse Castagnoli. Charisse Castagnoli will be the Chairman of the committee. The nominating and corporate governance committee’s duties will be specified in a charter and will include, but not be limited to:

•	identifying, reviewing, and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;

•	evaluating nominations by stockholders of candidates for election to our board of directors; and

•	corporate governance matters.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation, or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

60

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2022 and 2021

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary($)		Bonus($)		Stock Awards		Total($)
S. Whitfield Lee	2022	$12,000	(1)	-		-		$12,000
Chairman, Chief Executive Officer and President	2021	$12,000	(1)	-				$12,000
Keith Merrell	2022	$193,145		$10,000		$78,000	(2)	$281,145
Chief Financial Officer	2021	$119,045	(1)	$5,000	(1)			$124,045

(1) Paid by WLP

(2) Mr. Merrell was awarded 150,000 shares of common stock which fully vest over a two-year period, which were valued at $0.52 per share on the date of the grant.

Employment Agreements

We have executed the following employment agreements with our executive officers. The material terms of each of those agreements are summarized below. The summaries are not complete description of all provisions of the employment agreements and are qualified in their entirety by reference to the written employment agreements, each filed as an exhibit to the registration statement of which this prospectus is a part.

S. Whitfield Lee Employment Agreement. S. Whitfield Lee is our Chief Executive Officer and President and a Chairman of our Board of Directors. The Company entered into an Employment Agreement with Mr. Lee dated as of July 1, 2022, and amended on September 13, 2022, and amended and restated on January 6, 2023 (the “Lee Employment Agreement”) to be effective as of the date the Company’s stock is initially traded on a public exchange. The Lee Employment Agreement provides Mr. Lee with an annual base salary of $400,000. Mr. Lee’s base salary shall be reviewed and increased annually by the compensation committee in an amount which, at a minimum, is equal to the cumulative cost-of-living increase as determined by the Board of Directors. Mr. Lee has the right, by providing written notice to the Company, to have his salary accrued and deferred each quarter, with the election to convert the earned and unpaid compensation into shares of the Company's restricted common stock at a conversion price equal to the volume weighted average closing price of the stock over that same three-month period. Mr. Lee may be entitled to performance-based compensation as determined by the compensation committee.

Mr. Lee will be entitled to participate in any benefits and deferred compensation plans generally available to the officers of the Company. Mr. Lee will also be entitled to (i) 20 days paid time off plus 10 established holidays in each calendar year, (ii) reimbursement of reasonable out-of-pocket business expenses, including travel or entertainment, and (iii) use of a Company-owned car for which the Company shall bear all costs of acquisition and operation.

Mr. Lee was issued 250,000 shares of our common stock under his original employment agreement. Mr Lee subsequently agreed to the cancellation of those shares to increase the value of the shares to be issued in this initial public offering and Mr. Lee’s employment agreement was amended on September 13, 2022 to reflect such cancellation and the Lee Employment Agreement does not provide for the issuance of any common stock to Mr. Lee.

In addition to any rights to indemnification to which Mr. Lee is entitled to under the Company’s Articles of Incorporation and Bylaws, the Company has agreed to indemnify Mr. Lee at all times during and after the term of the Lee Employment Agreement to the maximum extent permitted under Utah Revised Business Corporation Act or any successor provision thereof and any other applicable state law, and will pay Mr. Lee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable laws.

Mr. Lee is employed “at-will” and either he or the Company can terminate his employment at any time for any reason.

61

Under the Lee Employment Agreement, in the event that Mr. Lee’s employment is terminated by us for cause, or by reason of disability or due to death (as described in the Lee Employment Agreement), Mr. Lee shall be paid all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company he participated in, accrued vacation pay and any appropriate business expenses incurred by Mr. Lee in connection with his duties, all up to the date of termination (the “Lee Accrued Benefits”).

In the event that Mr. Lee’s employment is terminated by us other than for cause, death, or disability, in addition to the Lee Accrued Benefits, Mr. Lee will be entitled to receive payment of his salary and medical benefits for a period of twelve (12) months after termination (“Lee Severance Pay”), so long as he complies with certain terms of the agreement (including non-solicitation and confidentiality). In the event of a merger, acquisition, or substantial sale of the Company’s controlling shares, if Mr. Lee is not offered an equivalent position, he shall be entitled to Lee Severance Pay upon termination, so long as he complies with certain terms of the agreement (including non-solicitation and confidentiality).

Mr. Lee is also subject to confidentiality, assignments of intellectual property and non-solicitation provisions set forth in the Lee Employment Agreement.

Keith Merrell Employment Agreement. Keith Merrell is our Chief Financial Officer. The Company entered into an Employment Agreement with Mr. Merrell dated as of July 1, 2022 (the “Merrell Employment Agreement”) to be effective as of the date the Company’s stock is initially traded on a public exchange (except for the issuance of 150,000 shares of our common stock described below, which was effective on September 13, 2022). The Merrell Employment Agreement provides Mr. Merrell an annual base salary of $200,000. Mr. Merrell’s base salary shall be reviewed and increased annually by the compensation committee in an amount which, at a minimum, is equal to the cumulative cost-of-living increase as determined by the Board of Directors.

Mr. Merrell will be entitled to participate in any benefits and deferred compensation plans generally available to the officers of the Company. Mr. Merrell will also be entitled to (i) 20 days paid time off plus 10 established holidays in each calendar year, (ii) reimbursement of reasonable out-of-pocket business expenses, including travel or entertainment, and (iii) a monthly payment of $1,000 for use of his personal automobile for business use.

Pursuant to the Merrell Employment Agreement, Mr. Merrell was issued 150,000 shares of our common stock which will vest as follows: 50,000 of the shares will vest on the closing date of the Company’s initial public offering (“IPO date”), with the remaining shares vesting over 2 year period 50% of which will vest on the first anniversary date of the IPO date, and the remaining 50% of shares will vest in equal monthly installments over a 12 month period. If one or more investors acting in concert, directly or indirectly, acquire more than 50% of our outstanding common stock within a three-month period, Mr. Merrell’s unvested shares shall vest immediately. If Mr. Merrell is terminated other than for cause during the two-year vesting period, the even vesting of his shares shall be deemed to occur monthly and not annually.

In addition to any rights to indemnification to which Mr. Merrell is entitled to under the Company’s Articles of Incorporation and Bylaws, the Company has agreed to indemnify Mr. Merrell at all times during and after the term of the Merrell Employment Agreement to the maximum extent permitted under Utah Revised Business Corporation Act or any successor provision thereof and any other applicable state law, and will pay Mr. Merrell’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable laws.

Mr. Merrell is employed “at-will” and either he or the Company can terminate his employment at any time for any reason.

Under the Merrell Employment Agreement, in the event that Mr. Merrell’s employment is terminated by us for cause, by reason of disability or due to death (as described in the Merrell Employment Agreement), Mr. Merrell shall be paid all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company he participated in, accrued vacation pay and any appropriate business expenses incurred by Mr. Merrell in connection with his duties, all to the date of termination (the “Merrell Accrued Benefits”).

In the event that Mr. Merrell’s employment is terminated by us other than for cause, death or disability, in addition to the Merrell Accrued Benefits, Mr. Merrell will be entitled to receive payment of his salary and medical benefits for a period of twelve (12) months after termination (“Merrell Severance Pay”), so long as he complies with certain terms of the agreement (including non-solicitation and confidentiality). In the event of a merger, acquisition, or substantial sale of the Company’s controlling shares, if Mr. Merrell is not offered an equivalent position, he shall be entitled to Merrell Severance Pay upon termination, so long as he complies with certain terms of the agreement (including non-solicitation and confidentiality).

62

While employed by the Company and for a period of twenty-four (24) months following termination of his employment, Mr. Merrell shall not engage in any other business activity that conflicts with his duties or previous duties to the Company, shall not work for any competitor or have any financial interest in any competitor of the Company, except for an investment of a reasonable part of Mr. Merrell’s assets in the stock or securities of any competitor whose stock or securities are traded on a national exchange.

Mr. Merrell is also subject to confidentiality, assignments of intellectual property and non-solicitation provisions set forth in the Merrell Employment Agreement.

Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2022.

2022 Equity Incentive Plan

Overview

On August 15, 2022 our Board and our stockholders approved our 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan governs equity awards to our employees, directors, officers, consultants, and other eligible participants. Initially, the maximum number of shares of our common stock that may be subject to awards under the 2022 Plan is 1,200,000. The maximum number of shares that are subject to awards under the 2022 is subject to an annual increase equal to the lesser of (i) 500,000 shares of our common stock; (ii) a number of shares of our common stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our common stock as determined by the 2022 Plan administrator. The 2022 Plan will not be effective until the day prior to the effective date of the registration statement related to this initial public offering.

The purpose of the 2022 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The administrator of the 2022 Plan may, in its sole discretion, amend, alter, suspend or terminate the 2022 Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with legal and regulatory requirements relating to the administration of equity-based awards. Unless earlier terminated by the administrator, the 2022 Plan will terminate ten years from the date it is adopted by our Board.

Authorized Shares

Initially, the maximum number of shares of our common stock that may be subject to awards under the 2022 Plan is 1,200,000. The maximum number of shares that are subject to awards under the 2022 Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our common stock; (ii) a number of shares of our common stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our common stock as determined by the 2022 Plan administrator.

63

Additionally, if any award issued pursuant to the 2022 Plan expires or becomes un-exercisable without having been exercised in full, is surrendered pursuant to an exchange program, as provided in the 2022 Plan, or, with respect to restricted stock, restricted stock units (“RSUs”), performance units or performance shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2022 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). Shares that have actually been issued under the 2022 Plan under any award will not be returned to the 2022 Plan and will not become available for future distribution under the 2022 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the 2022 Plan. To the extent an award under the 2022 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2022 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the Code and regulations promulgated thereunder, any shares that become available for issuance under the 2022 Plan in accordance with the foregoing.

Plan Administration

One or more committees appointed by our Board will administer the 2022 Plan. Initially, the Compensation Committee shall administer the 2022 Plan. In addition, if the Company determines it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of the Company’s common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2022 Plan, rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the 2022 Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the administrator may deem necessary or advisable and modify or amend each award (subject to the provisions of the 2022 Plan), including the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option or stock appreciation right (subject to the provisions of the 2022 Plan), to allow participants to satisfy withholding tax obligations in a manner permissible under the 2022 Plan, to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Eligibility

Awards under the 2022 Plan, other than incentive stock options, may be granted to employees (including officers and directors) of the Company or a parent or subsidiary, members of our Board, or consultants engaged to render bona fide services to the Company or a parent or subsidiary. Incentive stock options may be granted only to employees of the Company or a subsidiary, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

64

Stock Options

Stock options may be granted under the 2022 Plan. The exercise price of options granted under the 2022 Plan generally must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of the service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Company’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of the Company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Company’s right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2022 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of the Company’s common stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of the Company’s common stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

65

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will set objectives or vesting provisions, that, depending on the extent to which they are met, will determine the value of the payout for the performance awards. The administrator may set vesting criteria based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors

The 2022 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan includes a maximum limit of $100,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $200,000 in connection with his or her initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with accounting principles generally accepted in the United States). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the Company’s non-employee directors.

Non-transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally does not allow for the transfer of awards other than by will or by the laws of descent and distribution and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2022 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2022 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2022 Plan.

Dissolution or Liquidation

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2022 Plan provides that in the event of the Company’s merger with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs or performance awards will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of the Company’s subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

66

For awards granted to an outside director, the outside director will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, as applicable.

Clawback

Awards will be subject to any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments, or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate the 2022 Plan provided such action does not impair the existing rights of any participant. The 2022 Plan automatically will terminate on August 15, 2032, unless it is terminated sooner.

Equity Compensation Plan Information

As of April 24, 2023, there have been no grants made under the 2022 Plan.

Board Compensation

No member of the Board received any compensation for their role as Board member during fiscal year ended December 31, 2022.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of April 24, 2023, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of Company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of April 24, 2023. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership of common stock in the following table is based on 6,022,000 shares of common stock issued and outstanding on April 24, 2023, and 7,024,000 shares of common stock issued and outstanding after the offering assuming a common stock offering of 1,000,000 shares (including 2,000 shares of our common stock issued to WLP upon conversion of each outstanding share of Series X Super Voting Preferred Stock into one share of our common stock), but excludes (i) the exercise by the underwriters of their option to purchase up to an additional 150,000 shares of our common stock from us to cover over-allotments, if any; (ii) the exercise of the representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 50,000 shares underlying such representative’s warrants assuming a total of 1,000,000 shares are issued in this offering (or a maximum of 57,500 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the common stock; and (iii) 1,200,000 shares of common stock reserved for future issuance under the 2022 Plan.

67

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner(1)	Position of Beneficial Owner	Beneficially Owned		Percent of Class Before Offering	Percent of Class After Offering
Officers and Directors
S. Whitfield Lee	Chairman, Chief Executive Officer and President	410,000	(2)	6.8%	5.8%
Keith Merrell	Chief Financial Officer	150,000		4.3%	2.1%
Officers and Directors as a Group (total of 2 persons)		560,000		9.3%	8.0%

5% Stockholders		-		-

W.L.P. Corporation(3)		2,729,500		45.3%	38.9%
Claire Alexandra Davies 2020 Grandchildren’s Trust(4)		317,500		5.3%	4.5%
Samantha Kellogg Davies 2020 Grandchildren’s Trust (5)		317,500		5.3%	4.5%
Sarah Creswell Davies 2020 Grandchildren’s Trust (6)		317,500		5.3%	4.5%
Amanda Elizabeth Lee 2020 Grandchildren’s Trust (7)		317,500		5.3%	4.5%
Robert Whitfield Lee III 2020 Grandchildren’s Trust (8)		317,500		5.3%	4.5%
Charles Robert Von Maack 2020 Grandchildren’s Trust (9)		317,500		5.3%	4.5%
Juliet Lee Von Maack 2020 Grandchildren’s Trust (10)		317,500		5.3%	4.5%

(1)	Unless otherwise indicated, the principal address of the named officers and directors and 5% stockholders of the Company is c/o LeeWay Services, Inc., 2150 South 1300 East, Suite 360, Salt Lake City, UT 84106.

(2)	Held through SWL Investments, L.P., for which S. Whitfield Lee is the 100% equity holder.

(3)

Held by W.L.P. Corporation, for which S. Whitfield Lee is the Chief Executive Officer. Mr. Lee has no voting or investment control over our common stock held by WLP. WLP’s board of directors controls the corporate investment activities of WLP. Mr. Lee is not a member of WLP’s board of directors. The WLP Board of Directors is comprised of Chris Von Maack, Jon Davies, the sons-in-law of S. Whitfield Lee, and R. Whitfield Lee, the son of S. Whitfield Lee.

(4)	Tracey Lee is the trustee of the Claire Alexandra Davies 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

(5)	Cherie Young is the trustee of the Samantha Kellogg Davies 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

(6)	Tracey Lee is the trustee of the Sarah Creswell Davies 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

(7)	Chris Von Maack is the trustee of the Amanda Elizabeth Lee 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

(8)	Chris Von Maack is the trustee of the Robert Whitfield Lee III 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

(9)	Jon Davies is the trustee of the Charles Robert Von Maack 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

(10)	Jon Davies is the trustee of the Juliet Lee Von Maack 2020 Grandchildren’s Trust and has the power to vote and dispose of the shares of our common stock held by this trust.

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2020 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person (as defined under Item 404 of Regulation S-K under the Securities Act of 1933) had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On November 1, 2018, eCommerce Funding entered into a note payable in the amount of $500,000 with SWL Investments, an Oklahoma limited partnership owned and operated by S. Whitfield Lee, our Chairman, Chief Executive Officer and President, to provide operating funds to LeeWay Capital. On April 1, 2019, the note was amended to provide up to a total of $1,500,000 in funding under the note; it was further amended on January 1, 2022 to provide for up to $2,200,000 in funding and extend the maturity date. The note bears interest at the rate of 12% per annum and has a maturity date of November 1, 2027. Under the terms of the note the interest is to be accrued and is due and payable with the principal on the maturity date. Funds are drawn against this note as required to fund the operations and business activities of our Company. At December 31, 2022 and 2021, the funds drawn against this note were $1,009,000 and $1,723,206, respectively.

68

DESCRIPTION OF SECURITIES

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of Nevada law, our charter and our bylaws as currently in effect. Copies of our articles of incorporation, as amended, and our bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

We are incorporated in the State of Nevada. The rights of our shareholders are generally covered by Nevada law and our articles of incorporation and bylaws. The terms of our capital stock are therefore subject to Nevada law, including the Nevada Revised Statues, and the common and constitutional law of Nevada.

The total number of shares of stock which the Company is authorized to issue is 200,000,000 shares of capital stock, consisting of 180,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. On September 9, 2022, we effected a 1 for 5 reverse stock split of the issued and outstanding shares of our common stock. The number of authorized shares of our common stock remained at 180,000,000.

As of April 24, 2023, we have 6,022,000 shares of common stock and 2,000 shares of preferred stock issued and outstanding held by 27 stockholders of record.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted upon or consented to by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to limitations under Nevada law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our common stock have no subscription, redemption, or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences, and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

Series X Super Voting Preferred Stock

On February 3, 2022, we filed a certificate of designation with the Nevada Secretary of State to establish our Series X Super Voting Preferred Stock (“Super Voting Preferred Stock”). We designated a total of 2,000 shares of our preferred stock as Super Voting Preferred Stock. Our Super Voting preferred stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations, or restrictions:

Voting Rights. Each share of Super Voting Preferred Stock entitles the holder to 10,000 votes per share. Except as required by law, the holders of Super Voting Preferred Stock vote with our common stock as a single class on all matters to be voted upon or consented to by the stockholders.

Dividend Rights. The holders of our Super Voting Preferred Stock are not entitled to participate in dividends paid on our common stock.

On April 7, 2022, we filed the Certificate of Amendment to Designation with the Nevada Secretary of State which causes each share of Super Voting Preferred Stock to automatically convert into one share of the common stock of the Company on the date the common stock of the Company is first listed on any nationally recognized stock exchange. Upon such conversion, the number of shares designated as Super Voting Preferred Stock shall be reduced to zero.

69

Liquidation Rights. The holders of our Super Voting Preferred Stock are not entitled to any liquidation preference.

Other Matters. The holders of our Super Voting Preferred Stock have no redemption or conversion privileges and are not entitled to any participation or preemptive rights.

Additional Preferred Stock

Our Board has the authority to issue additional preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

While we do not currently have any plans for the issuance of any additional preferred stock, the issuance of additional preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders

Warrants

We have not issued any warrants to purchase our capital stock.

Options

In August 2022 our board of directors and stockholders approved our 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan will not be effective until the day prior to the effective date of the registration statement related to this initial public offering.

We have not issued any options exercisable for our capital stock. From time to time, we expect to issue options under the 2022 Equity Incentive Plan to various consultants, employees, officers, and directors of the Company.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

70

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Vstock Transfer LLC.

Listing

We have applied to have our common stock listed on NYSE American under the symbol “LEWY” which listing is a condition to this offering.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently an established U.S. trading market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon completion of the sale of 1,000,000 shares of common stock pursuant to this offering and the issuance of 2,000 shares of common stock upon the conversion of our Series X Preferred Stock, we will have 7,024,000 shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 7,174,000 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

71

In general, a person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding; or

•	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Lock-Up Agreements

We, all of our directors and officers and all of our current stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of (i) 180 days after the date of this prospectus in the case of our Company, (ii) 12 months after the date of this prospectus in the case of our directors and officers, and (iii) 180 days after the date of this prospectus in the case of our stockholders. For additional information regarding our arrangement with the underwriters, please see “Underwriting—Lock-Up Agreements.”

72

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for United States federal income tax purposes. This summary does not discuss all the aspects of United States federal income taxation that may be relevant to a non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective non-U.S. Holders should consult their own tax advisors with respect to the United States federal, state, local and non-United States tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable United States Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the United States federal income tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an entity or arrangement treated as a partnership;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular United States federal income tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a non-U.S. Holder, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, and does not address any special tax rules that may apply to particular non-U.S. Holders, including, without limitation:

•	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks or securities, foreign currency dealer, U.S. covered expatriate, controlled foreign corporation or passive foreign investment company;

•	a non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle, or synthetic security;

•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any United States federal income tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock. This summary also does not address the effects of other United States federal tax laws, such as estate and gift tax laws.

73

Each Non-U.S. Holder should consult its tax advisor regarding the United States federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “—Dispositions of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the United States withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for United States federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

The IRS Forms and other certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS in the form of a U.S. tax return. Non-U.S. Holders should consult their tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax (including United States withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to United States federal income tax on a net income basis at the regular rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for United States federal income tax purposes, the “branch profits tax” described above may also apply;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain United States source capital losses (provided the Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses), generally will be subject to a flat 30% United States federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

74

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable United States Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their tax advisors regarding the possible adverse United States federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of distributions on our common stock and the amount of United States federal income tax, if any, withheld from those payments, regardless of whether such distributions constitute dividends. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to United States backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-United States office of a non-United States broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not United States backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-United States office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s United States federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose United States federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S. source dividends (including dividends paid on our common stock) and (ii) (subject to the proposed Treasury Regulations discussed below) the gross proceeds from the sale or other disposition of property that produces U.S. source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its United States account holders and its United States owners and (ii) certain withholding obligations applicable to certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-United States Holder holds its common stock will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

75

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally will apply to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

ThinkEquity LLC is the representative for the several underwriters of this offering, or the representative. We have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares	Number of Shares if Over-allotment Option is Fully Exercised

ThinkEquity LLC

Totals:

The underwriters are committed to purchase all, if any, shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 450,000 additional shares of common stock (equal to 15% of the common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table that bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Discounts, Commissions and Reimbursement

The underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $          per share of which up to $          per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the underwriters.

76

The following table summarizes the underwriting discounts and commissions, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over- allotment Option	Total With Over- allotment Option
Assumed Initial Public offering price	$5.00	$5,000,000	$5,750,000
Underwriting discount (7.5%)	$0.375	$375,000	$431,250
Proceeds, before expenses, to us	$4.625	$4,625,000	$5,318,750
Non-accountable expense allowance (1%)	$0.050	$50,000	$50,000

We have agreed to pay the representative a non-accountable expense allowance of 1% of the gross proceeds of the offering (excluding the over-allotment option). We estimate that the total expenses, excluding underwriting discounts and commissions and the 1% non-accountable expense allowances, will be approximately $50,000, all of which are payable by us. This figure includes expense reimbursements we have agreed to pay the representative for reimbursement of its actual accountable expenses related to the offering up to a maximum aggregate expense allowance of $172,500, for which we have paid a $35,000 advance, which will be returned to us to the extent not offset by actual expenses in accordance with FINRA Rule 5110(f)(2)(I).

Underwriters’ Warrants

As additional compensation to the underwriters, upon consummation of this offering, we will issue to the underwriters or their designees warrants to purchase an aggregate number of shares of our common stock equal to 5% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 125% of the initial public offering price (the “Underwriters Warrants”). The Underwriter Warrant and the underlying shares of common stock shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the public offering in accordance with FINRA Rule 5110(e). The Underwriters’ Warrants will be exercisable, in whole or in part, commencing 180 days from the effective date of the offering and will expire on the fifth anniversary of the effective date of the registration statement related to the offering in accordance with FINRA Rule 5110(f)(2)(G)(i). In addition, we have granted the underwriters a one-time demand registration right and unlimited “piggyback” registration rights with respect to the underlying shares. The demand registration rights will not be greater than 5 years from the effective date of the registration statement related to the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right will not be greater than 5 years from the effective date of the registration statement related to the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

Right of First Refusal

Until twelve (12) months from the closing of this offering, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offerings (excluding commercial bank debt) for our Company, or any successor to or any subsidiary of our Company that occurs during such 12 month period, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any such transaction.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of the representative and subject to certain exceptions, directly or indirectly:

77

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock;

•	file or caused to be filed any registration statement with SEC relating to the offering of any shares of our capital or any securities convertible into or exercisable or exchangeable for shares of our capital stock;

•	complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise.

In addition, each of our directors, officers and stockholders have agreed that for a period of (i) 12 months after the date of this prospectus in the case of our directors and officers and (ii) 180 days after the date of this prospectus in the case of our stockholders, without the prior written consent of the representative and subject to certain exceptions, they will not directly or indirectly:

•	offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	publicly disclose the intention to make any offer, sale, pledge, or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any common stock or any securities convertible into or exercisable or exchangeable for common stock.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

78

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock on the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE American in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

79

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (securitie estrfre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

80

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

81

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales, and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it, or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved, or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter, or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

82

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Carmel, Milazzo & Feil LLP, New York, New York. Bevilacqua PLLC, Washington, D.C., is acting as counsel for the representative of the underwriters with respect to the offering.

EXPERTS

Fruci and Associates II, PLLC, an independent certified public accounting firm, audited our financial statements for the years ended December 31, 2022, 2021 and 2020. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Fruci and Associates II, PLLC, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

83

Upon the effectiveness of the registration statement, we will be subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.leewayservices.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

84

FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of LeeWay Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of LeeWay Services, Inc. and Subsidiaries (“the Company”) as of December 31, 2022 and 2021, and the related combined statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation for Accounts Receivable — Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company has recognized an allowance on trade accounts receivable and financing receivables. The Company recognizes a valuation allowance based on historical collection experience and specific account analysis for its receivables. Significant judgment is needed in determining the appropriate allowance against receivables.

Auditing management’s valuation for allowance was highly judgmental due to estimation required to determine likely future collections on accounts and financing receivables.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s valuation of allowance on receivables consisted of the following, among others:

•	We evaluated management’s policies for reviewing and assessing allowances.

•	We selected a sample of significant outstanding balances for confirmation and further testing of collectability.

•	We evaluated management’s accounting estimates related to its financing receivables and tested those estimates.

We have served as the Company’s auditor since 2021.

Spokane, Washington

April 24, 2023

F-2

LEEWAY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$252,092	$337,938
Accounts receivable, transportation, net	1,847,079	4,848,326
Accounts receivable, financing, net	1,493,332	1,750,136
Deposits and prepaid expenses	55,276	59,838
IPO costs	1,278,723	-
Prepaid stock-based compensation	1,748,000	-
Total Current Assets	6,674,502	6,996,238
Property and Equipment, net	482,353	527,401
Operating lease right-of-use asset	315,951	24,110
Deferred income tax asset	108,037	57,674
Total Assets	$7,580,843	$7,605,423

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,763,053	$3,601,419
Accrued liabilities	117,030	315,901
Operating lease liability – current portion	111,069	26,261
Short-term debt	-	685,000
Notes payable - related party	76,743	1,723,555
Total Current Liabilities	2,067,895	6,352,136
Long-term Liabilities
Operating lease liability	205,062	-
Subordinated debt	1,009,000	1,723,206
Total Liabilities	3,281,957	8,075,342

Stockholders’ Equity
Preferred stock – $0.001 par value; 20,000,000 shares authorized; 2,000 shares issued and outstanding	2	2
Common stock – $0.001 par value; 180,000,000 shares authorized; 6,022,000 and 6,000,000 shares issued and outstanding, respectively	6,022	6,000
Additional paid-in capital	4,946,978	24,000
Accumulated income (deficit)	(654,116)	(499,921)
Total Stockholders’ Equity (Deficit)	4,298,886	(469,919)
Total Liabilities and Stockholders’ Equity	$7,580,843	$7,605,423

The accompanying notes are an integral part of these consolidated financial statements.

F-3

LEEWAY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years
	Ended December 31,
	2022	2021
Revenues
Transportation income	$26,141,950	$27,316,857
Financing service income	462,820	580,647
Total revenue	26,604,770	27,897,504
Cost of goods sold
Transportation costs	21,769,009	23,377,335
Financing costs	(281,008)	147,934
Total cost of goods sold	21,488,001	23,525,269
Gross profit	5,116,769	4,372,235
Operating Costs and Expenses
Payroll and consultants	3,466,028	2,166,425
Sales and marketing	942,650	474,084
General and administrative	759,990	541,684
Depreciation	154,474	48,610
Total Operating Costs and Expenses	5,323,142	3,230,803
Income (loss) from Operations	(206,373)	1,141,432
Other Income and Expenses
Interest expense	-	(39,639)
Rental income	1,816	-
Gain on forgiveness of debt - PPP loan	-	208,446
Net Other Income	1,816	168,807
Income (loss) before income tax	(204,557)	1,310,239
Income tax credit (expense)	50,362	(352,818)
Net income (loss)	$(154,195)	$975,421

Basic and diluted earnings per share	$(0.03)	$0.16
Basic and Diluted Weighted Average Common Shares Outstanding	6,056,791	6,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

LEEWAY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2022 and 2021

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2020	2,000	$2	6,000,000	$6,000	$24,000	$(1,457,341)	$(1,427,339)

Net income – Year ended December 31, 2021	-	-	-	-	-	957,421	957,421

Balance – December 31, 2021	2,000	2	6,000,000	6,000	24,000	(499,921)	(469,919)

Stock grants issued to employees and consultant	-	-	662,000	662	2,872,338	-	2,873,000

Stock issued for conversion of convertible note	-	-	410,000	410	2,049,590	-	2,050,000

Stock issued for acquisitions – cancelled per agreement	-	-	(1,050,000)	(1,050)	1,050	-	-

Net loss – Year ended December 31, 2022	-	-	-	-	-	(154,195)	(154,195)

Balance – December 31, 2022	2,000	$2	6,022,000	$6,022	$4,946,978	$(654,116)	$4,298,886

The accompanying notes are an integral part of these consolidated financial statements

F-5

LEEWAY SERVICES, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$(154,195)	$957,421
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	154,474	48,610
Gain on forgiveness of debt – PPP loan	-	(208,446)
Prepaid stock-based compensation	(1,748,000)	-
Stock-based compensation	2,873,000	-
Changes in operating assets and liabilities:
Accounts receivable	3,258,051	(2,665,325)
Other current assets	(1,274,161)	(20,295)
Operating lease – Right-of-use asset	(41,877)	39,612
Deferred tax asset	(50,363)	95,601
Accounts payable	(1,838,365)	1,817,285
Accrued liabilities	(198,871)	168,945
Lease liabilities	39,905	(42,528)
Net Cash Provided by (Used in) Operating Activities	1,019,598	190,880
Cash Flows from Investing Activities:
Investment in property and equipment	(109,426)	(514,723)
Net Cash Provided by (Used in) Investing Activities	(109,426)	(514,723)
Cash Flows from Financing Activities:
Short-term debt	(685,000)	-
Payment on borrowings under note payable	(714,206)	(265,231)
Proceeds from borrowings on subordinated debt	403,188	633,934
Net Cash Provided by (Used in) Financing Activities	(996,018)	368,703

Net Change in Cash and Cash Equivalents	(85,846)	44,860
Cash and Cash Equivalents at Beginning of Period	337,938	293,078
Cash and Cash Equivalents at End of Period	$252,092	$337,938

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—
Convertible notes principal exercised	$2,050,000	$—
Supplemental Disclosure on Noncash Investing and Financing Activities
Inception of operating lease	$343,102	-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

LEEWAY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements –

The accompanying consolidated financial statements have been prepared by the Company pursuant to accounting principles generally accepted in the United States of America. The information furnished in the consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Management believes the disclosures and information presented are adequate to make the information not misleading.

Nature of Operations – LeeWay Services, Inc. (the Company) was incorporated under the laws of the State of Nevada on October 12, 2021. The Company was organized to engage in any lawful activity for which corporations may be organized under Nevada statute.

LeeWay Services, Inc. has two wholly owned subsidiaries: LeeWay Transport, Inc., a corporation incorporated under the laws of the State of Nevada on July 1, 2015, as LeeWay Global Logistics, Inc. and formerly known as LeeWay Transportation, Inc. and LeeWay Capital, Inc., a corporation incorporated under the laws of the State of Utah on September 25, 2014, as Bridge Capital Lenders, Inc.

The principal business of LeeWay Transport, Inc. is to provide technology-based third-party logistics (3PL) and comprehensive management solutions for shippers, brokers, and carriers in the transportation industry. LeeWay Transport, Inc. has two wholly owned subsidiaries: LeeWay Global Logistics LLC, a limited liability company organized under the laws of the State of Nevada on September 6, 2007, and LeeWay Freight Lines, a corporation incorporated under the laws of the State of California on September 19, 1957, as Evans Talk Line, Inc.

The principal business of LeeWay Capital, Inc. is to provide financial services for a broad range of clients. LeeWay Capital has two wholly owned subsidiaries: eCommerce Financing, a limited liability company organized under the laws of the State of Utah on June 13, 2018, and eCommerce Funding, a limited liability company organized under the laws of the State of Utah on November 2, 2018.

The COVID-19 Pandemic (“the Pandemic”) has had a dramatic effect on our business as well as the business of our customers. The wide-ranging effects on the world-wide business market has led to a general reluctance for businesses to move forward with entering into major commitments until their future markets have been clarified. Because of this, we have experienced a significant slowdown in the size and number of contracts received and, while we cannot predict when the influence of the Pandemic will end, we expect that contracts for services and financing will return to their former levels and increase following a return to normal business operations.

F-7

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents are considered to be cash, as are highly liquid securities with original maturities of three months or less. While the total cash on hand at December 31, of $252,092 exceeds the FDIC insurance limit of $250,000, the total cash balance is comprised of accounts at several banks. The total cash in all accounts at any one financial institution at December 31, 2022, does not exceed the $250,000 FDIC insurance limit and are therefore not at risk.

Fair Value Measurements - The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk.

Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The carrying value of the Company’s cash, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.

Accounts Receivable – Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers a number of factors, including the age of the balance, a customer’s historical payment history, its current creditworthiness, and current economic trends. Accounts are written off only after exhaustive efforts at collection. At December 31, 2022 and 2021, the Company had transportation accounts receivable, net of the allowance, of $1,847,079 and $4,848,326, respectively, and financing accounts receivable, net of the allowance, of $1,493,332 and $1,750,136, respectively. At December 31, 2022 and 2021, the allowance for doubtful accounts was $111,751 and $379,693, respectively.

Accounts Receivable – Transportation: Invoice terms for our freight brokerage business are generally net 30. However, to capture the business of our largest account, we were required to extend terms of net 60, as that is the term they currently receive. Our accounts are monitored and, 7-10 days before the due date, the client is contacted to insure they have all documents required in order for them to make payment. Any missing documents are immediately provided to ensure that payment will be made timely.

F-8

Accounts Receivable – Financing: Amounts due under the Company’s agreements with customers are stated at their outstanding balance, which balance includes both the funds advanced to the customer and the fee charged for the term of the agreement, less payments received from the customer. For example, were the Company to provide $100,000 in funding to a client, for which it charged a $10,000 fee on the transaction, a total of $110,000 would show in accounts receivable and the $10,000 fee would be recognized as income ratably over the term of the agreement, which is typically three to nine months. As a result, the amounts reflected in accounts receivable on the balance sheet reflect both the funds advanced and the transaction fee, and therefore the amount reflected on the balance sheet will always be a multiple of the revenue recorded on the statement of operations. The Company holds and services these agreements until the balance has been fully paid. Funds are provided our clients over a short term, ranging from three months to nine months. Based on the calculation for eligibility, it is expected that each of the agreements will be fully paid within the term established. Our ecommerce financing services are provided for a flat fee for the original term of the loan. This fee income is amortized ratably over the term of the agreement. Payments on the account balance are processed concurrent with each payment the client receives from the sales platform they are using, such as Amazon or Walmart. The client, as part of the agreement, authorizes us to draw payments from their account by ACH, which provides an efficient and effective method of repayment. The payments collected are established as a percent of the funds received by the client, which percentage rate is determined at the origination of the agreement. In cases where the client’s sales are increasing the balance will generally be fully retired prior to the original maturity date. In instances where sales decline, as experienced by a number of our clients during the early stages of the COVID pandemic, an unpaid balance will remain at the maturity date of the agreement. The agreement allows an additional fee to be charged to the account each month in which the balance remains unpaid. Should a client close the bank account to which we have been permissioned to draw collections, they are asked to provide authority on their new account. Should a client refuse to provide such access, a notice of default is sent and if no resolution is made during the cure period established, collection efforts are initiated on the account. Such collection efforts include notifying the sales platform (Amazon or Walmart) that our client is in default and requesting that the remaining amount due under the agreement be remitted to us from the client reserves being held. Where reserves are insufficient to pay the balance due the account is referred to an attorney to initiate additional collection efforts. The following table summarizes the accounts receivable by agreement term with the allowance for bad debts made for each group.

	At December 31, 2022			At December 31, 2021
Agreement Term	Accounts Receivable	Bad Debt Allowance	Accounts Receivable - Net	Accounts Receivable	Bad Debt Allowance	Accounts Receivable - Net
90 days	$-0-	$-0-	$-0-	$54,424	$31,931	$22,493
180 days	1,227,318	92,722	1,134,596	1,628,448	333,972	1,294,476
270 days	57,470	-0-	57,470	433,167	-	433,167

Total	$1,284,788	$92,722	$1,192,066	$2,116,039	$365,903	$1,750,136

CONCENTRATION AND CREDIT RISK: The Company has a few major customers who represent a significant portion of revenue and accounts receivable. During the year ended December 31, 2022, two customers represented 80% of sales. Revenue related to these two customers is set forth in the table below. Also, these two customers represented 46% of accounts receivable. The Company has strong ongoing relationships with each of these customers and does not believe this concentration poses a significant risk.

Customer	Sales	Percent of Sales
Customer 1	$14,291,827	54.67
Customer 2	$6,533,854	24.99

Prepaid Stock-based Compensation – Prepaid stock-based compensation results from the issuance of 912,000 shares of common stock to employees and consultants. On September 13, 2022 the Board of Directors authorized the issuance of 912,000 shares of restricted common stock to officers, employees, and a consultant. The stock was issued at a 20% discount to the estimated IPO price of $5 per share. Subsequent to the grant, the Company and Mr. Lee agreed to the cancellation of the 250,000 shares granted to him, reducing the number of shares granted to 662,000.The transfer agent was requested to issue the shares, all of which are to be held by the transfer agent until the Company authorizes their release. The shares were issued contingent upon the Company completing an initial public offering (“IPO”). Should that IPO transaction not take place the shares issued will be cancelled.

Concurrent with the first day of trading on an IPO the transfer agent will be advised that the shares be listed as issued and outstanding. The shares vest over a period of three years and each of the recipients has signed a lock-up agreement relative to the shares received.

Property and Equipment – Property and equipment are stated at cost. Additions and major improvements are capitalized while maintenance and repairs are charged to operations. Upon trade-in, sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the property and equipment, which range from three to ten years.

Valuation of Long-lived Assets – The carrying values of the Company’s long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that they may not be recoverable. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows. Under similar analysis no impairment charge was taken during the years ended December 31, 2022 and 2021. Impairment tests will be conducted on an annual basis and, should they indicate a carrying value in excess of fair value, additional impairment charges may be required.

F-9

Lease Obligations – The Company, in accordance with ASC 842, accounts for leases as right-of-use (“ROU”) assets and lease liabilities on the balance sheet. We estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset operates. The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

Revenue Recognition – The Company has adopted and accounts for revenue under the guidance provided by ASC 606, Revenue from Contracts with Customers, and all related amendments (“new revenue standard”). We have applied the new revenue standard to all contracts from the date of initial application.

LeeWay Transport, Inc. recognizes revenue at the time the signed delivery receipt is received, as they are obligated to provide no additional services subsequent to the delivery and the collectability of the fee for service is reasonably assured.

LeeWay Capital, Inc. recognizes revenue ratably over the term of the agreement. Revenue on each agreement is the total due under the agreement less the funded amount. In those instances where the clients’ obligations are not fully paid at the termination date of the agreement, additional fees charged are calculated on the unpaid balance and recorded monthly. The accounts are charges rates of interest ranging from 30% to 50% per annum, depending on the creditworthiness of the client and the term of the agreement.

The table below allocates revenue recorded for the years ended December 31, 2022 and 2021:

	December 31, 2022			December 31, 2021
	Transportation	Financing		Transportation	Financing
	Fees	Fees	Total	Fees	Fees	Total
Domestic	$26,141,950	$462,820	$26,604,770	$27,316,857	$580,647	$27,897,504
International	-	-	-	-	-	-

	$26,141,950	$462,820	$26,604,770	$27,316,857	$580,647	$27,897,504

Basic and Diluted Loss Per Share – The computation of basic profit and loss per share of common stock is based on the weighted average number of shares outstanding during the period. Diluted EPS is computed by dividing net earnings by the weighted-average number of common shares and dilutive common stock equivalents during the period. Common stock equivalents are not used in calculating dilutive EPS when their inclusion would be anti-dilutive. At December 31, 2022 and 2021, the Company had no common stock equivalents.

Concentrations and Credit Risk - The Company has a few major customers who represent a significant portion of revenue, accounts receivable and notes receivable. During the year ended December 31, 2022, two customers represented 80% of sales and two customers represented 46% of accounts receivable. The Company has a strong ongoing relationship with these customers with scheduled delivery extending through the year and does not believe this concentration poses a significant risk, as their products are based entirely on the Company’s technologies.

Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board Accounting Codification (ASC) 740: Income Taxes. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

F-10

Recent Accounting Pronouncements –

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses”. The ASU sets forth a “current expected credit loss” (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. In November 2019, the FASB issued ASU 2019-10 which deferred the effective date to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operation, financial position, and cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future earnings or operations.

NOTE 2 – LEASES

We have an operating lease for our office. We used the lease termination date of October 31, 2025 for our calculation.

The following was included in our consolidated balance sheet as of December 31, 2022 and 2021:

Lease	December 31, 2022	December 31, 2021

Assets
ROU – operating lease asset	$315,951	$24,110

Liabilities
Operating lease liability – current portion	$111,069	$26,261
Operating lease liability – long-term	205,062	-
Operating lease liabilities – current portion	$316,131	$26,261

We recognize lease expense on a straight-line basis over the term of the lease.

F-11

	For the year ended December 31,	For the year ended December 31,
Lease Cost	2022	2021
Rent expense	$56,038	$42,090

At the termination of the sublease on July 31, 2022 the Company arranged with the landlord a month-to-month continuation at the amount paid on the sublease while a new lease agreement was negotiated. The Company entered into a three-year lease for its existing space, the lease to become effective November 1, 2022 and to expire October 31, 2025. The lease, which has a base rate plus an amortization over the lease of improvements requested by the Company, begins with a monthly rate of $9,929.45 for the initial year of the lease, increasing to $10,290.29 per month for the second year of the lease and increasing to $10,665.56 per month for the final year. Minimum payments over the term of the lease are as follows:

2023	$119,875
2024	124,234
2025	106,656
Total payments	$350,765
Imputed interest	25,439
Lease liability as of period end	316,131
Short-term lease liability	(111,069)
Lease liability	206,062

Our building lease does not specify an implicit rate of interest. Therefore, we estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset operates. As of December 31, 2022, the following disclosures for remaining lease term and incremental borrowing rates were applicable:

Supplemental Disclosures

Weighted average remaining lease term	2.83 years
Weighted average discount rate	5.00%

NOTE 3 – CAPITAL STOCK

Preferred Stock – There are 20,000,000 shares of preferred stock with a par value of $0.001 per share authorized. At December 31 2022 and 2021, there were 2,000 shares of preferred stock issued and outstanding.

Common Stock – There are 180,000,000 shares of common stock with a par value of $0.001 per share authorized. At December 31 2022 and 2021, there were 6,022,000 and 6,000,000 shares of common stock issued and outstanding, respectively. The Company issued 1,072,000 shares of restricted common stock and cancelled 1,050,000 shares of restricted common stock during the year ended December 31, 2022, increasing the total shares outstanding at December 31, 2022 to 6,022,000 shares.

In September of 2020, we effected a 1 for 5 reverse stock split (the “Reverse Stock Split”) by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State. The Reverse Stock Split combined every five shares of common stock issued and outstanding immediately prior to effecting the Reverse Stock Split into one share of common stock. As a result, the number of issued and outstanding shares of common stock was adjusted in the consolidated financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation consisted of the following at December 31, 2022, and 2021:

	December 31, 2022	December 31, 2021

Computer and office equipment	$19,445	$9,114
Software	273,167	166,823
Refrigerated trailers	435,000	435,000
Accumulated depreciation	(245,259)	(83,536)

Total Property and Equipment	$482,353	$527,401

Depreciation expense for the years ended December 31, 2022 and 2021 was $154,474 and $48,610, respectively.

NOTE 5 – COST OF GOODS SOLD

LeeWay Global Logistics, Inc – Cost of goods related to transportation income are the fees paid to motor carrier lines and independent owner/operators for the delivery of freight contracted. The recording of the expenses is made concurrent with the revenue recognition for each shipment after a delivery receipt is received.

LeeWay Capital, Inc. – Cost of goods related to the financing service income is the cost of capital obtained to fund the agreements entered into with clients. Funding is provided under a subordinated promissory note. The note provides for an interest rate of 12% per annum and has a maturity date of November 1, 2027. (See Note 7 – Notes Payable).

The costs incurred to obtain the funds which we advance to our customers is interest expense related to our borrowings under the note payable to related party. At December 31, 2022 the outstanding balance of this note was $1,009,000. As the interest expense resulting from those borrowings is directly related to the generation of fee income, we have elected to record this interest expense as cost of sales rather than recording it as interest expense in the other income and expense section of the Statement of Operations.

F-12

NOTE 6 – SEGMENT REPORTING

We report segment information consistent with our two major operations: transportation and financing.

Transportation

LeeWay Transport, Inc., the transportation segment includes revenues and costs related to our transportation brokerage operation. All business activity is confined to the continental United States, and as such there is no breakout between domestic and international revenues and expenses.

Financial Services

LeeWay Capital, Inc., the financial services segment, includes revenues and costs related to the providing of financing to individuals and entities that sell products on various sales platforms, such as Amazon, Walmart, and Shopify. As one of the requirements is that the individual and/or entity be domiciled in the United States, there is no breakout between domestic and international revenues and expenses.

Corporate

LeeWay Services, Inc., which was incorporated in October 2021, had minimal activity in the year ended December 31, 2021 and a full year of activity during the year ended December 31, 2022. 2022 business expenses relate to personnel costs and office expenses.

Key information, broken out by business segment on the income statements for the year ended December 31, 2022 is as follows:

For the Year Ended December 31, 2022	Transportation	Financing	Corporate	Total

Net sales	$26,141,950	$462,820	—	$26,604,770
Cost of sales	21,769,009	(281,008)	—	21,488,001
Gross profit	4,372,941	743,828	—	5,116,769
Operating expenses	3,658,096	1,370,060	294,986	5,323,142
Operating loss	$714,845	$(626,232)	$(294,986)	$(206,373)

NOTE 7 – NOTES PAYABLE

On November 1, 2018, eCommerce Funding entered into a note payable in the amount of $500,000 with SWL Investments, an Oklahoma limited partnership, to provide operating funds to LeeWay Capital. On April 1, 2019, the note was amended to provide up to a total of $1,500,000 in funding under the note. The note bears interest at the rate of 12% per annum and has a maturity date of November 1, 2022. Under the terms of the note the interest is to be accrued and is due and payable with the principal on the maturity date. Funds are drawn against this note as required to fund the operations and business activities of the Company. At December 31, 2022 and 2021, the funds drawn against this note were $1,009,000 and $1,723,206 respectively.

The costs incurred to obtain the funds which we advance to our customers is interest expense related to our borrowings under the note payable to related party. At December 31, 2022 the outstanding balance of this note was $76,743.

F-13

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company currently occupies approximately 3,492 square feet of office space. We had previously subleased the space from Uinta Advisors, LLC. The sublease was entered into effective November 1, 2018 and had a termination date of July 31, 2022. The sublease provides a monthly lease of $6,984 per month with 3% increases which become effective on August 1 for each year of the sublease.

Upon the termination of the lease the Company entered into a month-to-month rental while a new lease was being prepared. The Company signed a new three-year lease for its office space, which lease has a November 1, 2022 beginning date and expires October 31, 2025. The lease has a monthly rate of $9,929.45 for the initial year, $10,290.29 per month for the second year and $10,665.56 per month for the third year. The Company has the option to renew the lease for an additional three years.

The Company accounted for the lease using the guidance from ASC 842, recording an operating right-of use-asset and an operating lease liability. (See Note 2 - Leases)

On September 13, 2022 the Board of Directors authorized the issuance of 912,000 shares of restricted common stock to officers, employees, and a consultant. On December 20, 2022, Mr. Lee and the Company agreed to cancel the 250,000 shares issued to him, reducing the total grant to 662,000 shares. The transfer agent was instructed to issue the shares, all of which are to be held by the transfer agent until the Company authorizes their release. The shares were issued contingent upon the Company completing an initial public offering (“IPO”). Should that IPO transaction not take place the shares issued will be cancelled.

Concurrent with the first day of trading on an IPO the transfer agent will be advised that the shares be listed as issued and outstanding. The shares vest over a period of three years and each of the recipients will have signed a lock up agreement relative to the shares received.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and could adversely affect our business, results of operations and financial condition. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic, or other health crisis, such as COVID-19, could therefore materially and adversely affect our business, financial condition and results of operations.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company entered into a note payable with SWL Investments (See Note 7 – Notes Payable). SWL Investments is an Oklahoma limited partnership owned and operated by S. Whitfield Lee, who is an affiliate, officer and director of both LeeWay Capital, Inc. and LeeWay Services, Inc., the parent company of LeeWay Capital, Inc.

The office space sub-leased by the Company was shared with W.L.P. Corporation (“WLP”), a related party. Under the shared space agreement WLP paid one-half of the monthly lease fee and related expenses. The lease expense recorded in these financial statements only records as expenses the portion of the lease expenses which are the responsibility and were paid by LeeWay Services, Inc. Upon the signing of the new lease LeeWay Services has full responsibility for the lease payments.

NOTE 10 – EMPLOYMENT AGREEMENTS

On July 1, 2022, the Company entered into an employment agreement with S. Whitfield Lee, which was amended on September 13, 2022 and amended and restated on January 6, 2023, to serve as chief executive officer and chairman of Board of Directors the Company. The agreement is effective on the date the initial public offering is completed. In consideration of his services, the Company is to pay Mr. Lee an annual salary of $400,000. Mr. Lee’s base salary shall be reviewed and increased annually by the compensation committee in an amount which, at a minimum, is equal to the cumulative cost-of-living increase as determined by the Board of Directors. Mr. Lee has the right, by providing written notice to the Company, to have his salary accrued and deferred each quarter, with the election to convert the earned and unpaid compensation into shares of the Company's restricted common stock at a conversion price equal to the volume weighted average closing price of the stock over that same three-month period. Mr. Lee may be entitled to performance-based compensation as determined by the compensation committee. Mr. Lee will be entitled to participate in any benefits and deferred compensation plans generally available to the officers of the Company. Additionally, Mr. Lee will also be entitled to a use of a Company-owned car for which the Company shall bear all costs of acquisition and operation. The Lee Employment Agreement initially provided for the issuance to Mr. Lee of 250,000 shares of our common stock. However, in connection with the preparation for this initial public offering, Mr. Lee agreed to the cancellation of those shares and the Lee Agreement as amended and restated does not provide for the issuance of any common stock to Mr. Lee.

On July 1, 2022, the Company entered into an employment agreement with Keith Merrell, which was amended on September 13, 2022, to serve as chief financial officer of the Company. The agreement is effective on the date the initial public offering is completed (except for the issuance of 150,000 shares of our common stock described below, which was effective on September 13, 2022). In consideration of his services, the Company is to pay Mr. Merrell an annual salary of $200,000. Mr. Merrell’s base salary shall be reviewed and increased annually by the compensation committee in an amount which, at a minimum, is equal to the cumulative cost-of-living increase as determined by the Board of Directors. Mr. Merrell will be entitled to participate in any benefits and deferred compensation plans generally available to the officers of the Company. Mr. Merrell was issued 150,000 shares of our common stock. Fifty thousand of the shares will vest on the IPO date, with the remaining shares vesting over two-year period 50% of which will vest on the first anniversary date of the IPO date, and the remaining 50% of shares will vest in equal monthly installments over a twelve month period. If one or more investors acting in concert, directly or indirectly, acquire more than 50% of the Company’s outstanding common stock within a three-month period, Mr. Merrell’s unvested shares shall vest immediately. If Mr. Merrell is terminated other than for cause during the two-year vesting period, the even vesting of his shares shall be deemed to occur monthly and not annually. Additionally, Mr. Merrell will also be entitled to a monthly payment of $1,000 for the use of his personal automobile for business use.

On August 15, 2022, the Board of Directors and Shareholders approved the adoption of the LeeWay Services, Inc. 2022 Equity Incentive Plan under which 6,000,000 shares of common stock are reserved for issuance.

In September of 2020, we effected a 1 for 5 reverse stock split (the “Reverse Stock Split”) by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State. The Reverse Stock Split combined every five shares of common stock issued and outstanding immediately prior to effecting the Reverse Stock Split into one share of common stock. As a result, the number of issued and outstanding shares of common stock was retroactively adjusted in the consolidated financial statements.

NOTE 11 – INCOME TAXES

Prior to the incorporation of LeeWay Services, Inc., the entities combined into this report were owned by W.L.P. Corporation, which filed a consolidated tax return. The deferred income tax asset and income tax liability and expense included in these financial statements are reflective of the tax position at the time the entities were acquired by LeeWay Services, Inc. The net operating loss carryforwards at December 31, 2021 and 2020 were incurred prior to January 1, 2022, when a change of greater than 50% in ownership of the subsidiary companies occurred. As a result of the change in ownership, only a portion of the net operating loss carry forwards incurred prior to the change becomes available each year.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Federal and state net operating loss carry forwards at December 31, 2022 and 2021 were $654,116 and $499,921, respectively.

The significant components of income tax expense (benefit) are as follows:

	Year Ended December 31,
	2022	2021
Current:
Federal	$-0-	$297,582
State	-0-	54,734
Total current	-0-	352,316
Deferred	108,037	719
Other	(57,675)	(217)
Total income tax expense	$(50,362)	$352,818

The following table reconciles income taxes based on the U.S. statutory rate to the Company’s income tax expense:

	2022	2021
Income tax at U.S. statutory rate (21%)	$(42,746)	$297,582
State income taxes, net of federal benefit	(7,799)	55,454
Other	183	(217)
Total income tax expense	$(50,362)	$352,818

Under FASB ASC 740-10-05-6, tax benefits are recognized only for the tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the company's tax return that do not meet these recognition and measurement standards.

The Company's policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits with the income tax expense. The tax years 2022, 2021, and 2020 remain open for examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events as of April 24, 2023 pursuant to ASC Topic 855 and has determined that there are no events that require disclosure as of the date of issuance.

F-14

LeeWay Services, Inc.

Combined Financial Statements (Audited)

At December 31, 2021 and 2020

and for the Years Then Ended

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of LeeWay Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of LeeWay Services, Inc. and Subsidiaries (“the Company”) as of December 31, 2021 and 2020, and the related combined statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation for Accounts Receivable — Refer to Note 2 to the financial statements

Critical Audit Matter Description

The Company has recognized an allowance on trade accounts receivable and financing receivables. The Company recognizes a valuation allowance based on historical collection experience and specific account analysis for its receivables. Significant judgment is needed in determining the appropriate allowance against receivables.

Auditing management’s valuation for allowance was highly judgmental due to estimation required to determine likely future collections on accounts and financing receivables.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s valuation of allowance on receivables consisted of the following, among others:

•	We evaluated management’s policies for reviewing and assessing allowances.

•	We selected a sample of significant outstanding balances for confirmation and further testing of collectability.

•	We evaluated management’s accounting estimates related to its financing receivables and tested those estimates.

We have served as the Company’s auditor since 2021.

Spokane, Washington

May 4, 2022, except as to the 1 for 5 reverse stock split disclosed under “Subsequent Events” in Note 12 to the combined financial statements, of which the date is September 21, 2022

F-16

LeeWay Services, Inc.

Combined Balance Sheets

	December 31,
	2021	2020
ASSETS

CURRENT ASSETS
Cash	$337,938	$293,078
Accounts receivable, trade, net	4,848,326	2,565,714
Accounts receivable, financing, net	1,750,136	1,367,423
Other current assets	59,838	39,543
Total current assets	6,996,238	4,265,758

Property and equipment, net	527,401	61,289
Operating lease right-of-use asset	24,110	63,722
Deferred income tax asset	57,674	153,275
Total Assets	$7,605,423	$4,544,044

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,601,419	$1,784,134
Accrued liabilities	315,901	146,956
Operating lease liability – current portion	26,261	45,006
Notes payable – related party	1,723,555	1,988,786
Total current liabilities	5,667,136	3,964,882

Notes payable – PPP loan – long term	-	208,446
Long-term debt	685,000	685,000
Subordinated debt	1,723,206	1,089,272
Operating lease liability	-	23,783
Total liabilities	8,075,342	5,971,383

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 2,000 shares issued and outstanding	2	2
Common stock, $0.001 par value, 180,000,000 shares authorized; 6,000,000 shares issued and outstanding	6,000	6,000
Additional paid-in capital	24,000	24,000
Retained earnings deficit	(499,921)	(1,457,341)
Total stockholders’ deficit	(469,919)	(1,427,339)
Total liabilities and stockholders’ equity	$7,605,423	$4,544,044

The accompanying notes are an integral part of these combined financial statements.

F-17

LeeWay Services, Inc.

Combined Statements of Operations

	For the Years Ended December 31,
	2021	2020
Revenues
Transportation income	$27,316,857	$13,471,155
Financing service income	580,647	440,385
Total revenue	27,897,504	13,911,540

Cost of goods sold
Transportation costs	23,377,335	11,773,778
Financing costs	147,934	105,171
Total cost of goods sold	23,525,269	11,878,949

Gross profit	4,372,235	2,032,591

Operating expenses
Payroll and consultants	2,166,425	1,276,964
Sales and marketing	474,084	265,321
General and administrative	541,684	323,840
Depreciation	48,610	26,662
Total operating expenses	3,230,803	1,892,787

Income (loss) from operations	1,141,432	139,804

Gain on PPP loan forgiveness	208,446	-
Interest expense	(39,639)	(3,851)

Income (loss) before income tax	1,310,239	135,953

Income tax benefit (expense)	(352,818)	(77,375)

Net income (loss)	$957,421	$58,578

Basic and diluted earnings (loss) per share	$0.16	$0.01

Weighted average common shares outstanding – basic and diluted	6,000,000	6,000,000

The accompanying notes are an integral part of these combined financial statements.

F-18

LeeWay Services, Inc.

Combined Statements of Stockholders’ Deficit

	Preferred Stock		Common Stock		Additional Paid-in
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance – December 31, 2019	2,000	$2	6,000,000	$6,000	$24,000	$(1,515,919)	$(254,537)

Net income – Year ended December 31, 2020	-	-	-	-	-	58,578	58,578

Balance – December 31, 2020	2,000	2	6,000,000	6,000	24,000	(1,457,341)	(1,427,339)

Net income – Year ended December 31, 2021	-	-	-	-	-	957,421	957,421

Balance – December 31, 2021	2,000	$2	6,000,000	$6,000	$24,000	$(499,921)	$(469,919)

The accompanying notes are an integral part of these combined financial statements.

F-19

LeeWay Services, Inc.

Combined Statements of Cash Flows

	For the Years Ended
	December 31,
	2021	2020

Net income	$957,421	$58,578
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	48,610	26,662
Gain on forgiveness of debt – PPP loan	(208,446)	-
Changes in operating assets and liabilities:
Accounts receivable	(2,665,325)	(1,511,284)
Other current assets	(20,295)	961
Deferred tax asset	95,601	(128,890)
Operating lease – Right-of-use asset	39,612	37,573
Accounts payable	1,817,285	597,148
Accrued liabilities	168,945	50,592
Lease liabilities – long-term	(42,528)	(39,184)
Net cash provided by (used in) operating activities	190,880	(907,844)

Investing activities:
Property and equipment	(514,723)	(40,114)
Net cash used in investing activities	(514,723)	(40,114)

Financing activities:
Short-term debt	-	100,000
Note payable – related party	(265,231)	461,327
Note payable – PPP loan	-	208,446
Subordinated debt	633,934	315,171
Net cash provided by financing activities	368,703	1,084,944

Net change in cash	44,860	136,986

Cash at beginning of period	293,078	156,092
Cash at end of period	$337,938	$293,078

Supplemental cash information:
Cash paid for:
Interest	$-	$-
Taxes	$-	$-

The accompanying notes are an integral part of these combined financial statements.

F-20

LEEWAY SERVICES, INC.

Notes to the Combined Financial Statements

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying combined financial statements have been prepared by the Company pursuant to accounting principles generally accepted in the United States of America. The information furnished in the combined financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Management believes the disclosures and information presented are adequate to make the information not misleading.

NOTE 2 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND LINE OF BUSINESS:

LeeWay Services, Inc. (the Company) was incorporated under the laws of the State of Nevada on October 12, 2021. The Company was organized to engage in any lawful activity for which corporations may be organized under Nevada statute.

LeeWay Services, Inc. has two wholly owned subsidiaries: LeeWay Transport, Inc., a corporation incorporated under the laws of the State of Nevada on July 1, 2015, as LeeWay Global Logistics, Inc. and LeeWay Capital, Inc., a corporation incorporated under the laws of the State of Utah on September 25, 2014, as Bridge Capital Lenders, Inc.

The principal business of LeeWay Transport, Inc. is to provide technology-based third-party logistics (3PL) and comprehensive management solutions for shippers, brokers, and carriers in the transportation industry. LeeWay Transport, Inc. has two wholly owned subsidiaries: LeeWay Global Logistics LLC, a limited liability company organized under the laws of the State of Nevada on September 6, 2007, and LeeWay Freight Lines, a corporation incorporated under the laws of the State of California on September 19, 1957, as Evans Talk Line, Inc.

The principal business of LeeWay Capital, Inc. is to provide financial services for a broad range of clients. LeeWay Capital has two wholly owned subsidiaries: eCommerce Financing, a limited liability company organized under the laws of the State of Utah on June 13, 2018, and eCommerce Funding, a limited liability company organized under the laws of the State of Utah on November 2, 2018.

SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION: In accordance with ASC 805-50-45-5, for transactions between entities under common control, financial statements and financial information presented for prior periods should be retroactively adjusted to furnish comparative information. The wholly owned subsidiaries combined in this financial presentation were not acquired until December 31, 2021, but as they were under common control, the acquisition and merger is recognized retroactively in these financial statements as if it had occurred on January 1, 2020

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents are considered to be cash, as are highly liquid securities with original maturities of three months or less. While the total cash on hand at December 31, 2021, of $337,938 exceeds the FDIC insurance limit of $250,000, the total cash balance is comprised of accounts at several banks. The total cash in all accounts at any one financial institution at December 31, 2021, does not exceed the $250,000 FDIC insurance limit and is therefore not at risk.

F-21

FAIR VALUE MEASUREMENTS: The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities ae marked to offer prices. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk.

Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarch is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); pr mode-driven valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The carrying value of the Company’s cash, accounts payable and other current assets and liabilities approximate fair value because of their short-term maturity.

ACCOUNTS RECEIVABLE: Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers a number of factors, including the age of the balance, a customer’s historical payment history, its current creditworthiness and current economic trends. Accounts are written off only after exhaustive efforts at collection. At December 31, 2021 and 2020, the Company had trade accounts receivable, net of the allowance, of $4,848,566 and $2,565,714, respectively, and financing accounts receivable, net of the allowance, of $1,750,136 and $1,367,423, respectively. At December 31, 2021 and 2020, the allowance for doubtful accounts was $379,694 and $188,196, respectively.

Accounts Receivable – Trade: Invoice terms for our freight brokerage business are generally net 30. However, to capture the business of our largest account, we were required to extend terms of net 60, as that is the term they currently receive. Our accounts are monitored and, 7-10 days before the due date, the client is contacted to insure they have all documents required in order for them to make payment. Any missing documents are immediately provided to ensure that payment will be made timely.

F-22

Accounts Receivable – Financing: Amounts due under the Company’s agreements with customers are stated at their outstanding balance, which balance includes both the funds advanced to the customer and the fee charged for the term of the agreement, less payments received from the customer. For example, were the Company to provide $100,000 in funding to a client, for which it charged a $10,000 fee on the transaction, a total of $110,000 would show in accounts receivable and the $10,000 fee would be recognized as income ratably over the term of the agreement, which is typically three to nine months. As a result, the amounts reflected in accounts receivable on the balance sheet will always be a multiple of the revenue recorded on the statement of operations. The Company holds and services these agreements until the balance has been fully paid. Funds are provided our clients over a short term, ranging from three months to nine months. Based on the calculation for eligibility, it is expected that each of the agreements will be fully paid within the term established. Our ecommerce financing services are provided for a flat fee for the original term of the loan. This fee income is amortized ratably over the term of the agreement. Payments on the account balance are processed concurrent with each payment the client receives from the sales platform they are using, such as Amazon or Walmart. The client, as part of the agreement, authorizes us to draw payments from their account by ACH, which provides an efficient and effective method of repayment. The payments collected are established as a percent of the funds received by the client, which percentage rate is determined at the origination of the agreement. In cases where the client’s sales are increasing the balance will generally be fully retired prior to the original maturity date. In instances where sales decline, as experienced by a number of our clients during the early stages of the COVID pandemic, an unpaid balance will remain at the maturity date of the agreement. The agreement allows an additional fee to be charged to the account each month in which the balance remains unpaid. Should a client close the bank account to which we have been permissioned to draw collections, they are asked to provide authority on their new account. Should a client refuse to provide such access, a notice of default is sent and if no resolution is made during the cure period established, collection efforts are initiated on the account. Such collection efforts include notifying the sales platform (Amazon or Walmart) that our client is in default and requesting that the remaining amount due under the agreement be remitted to us from the client reserves being held. Where reserves are insufficient to pay the balance due the account is referred to an attorney to initiate additional collection efforts.

The following table summarizes the accounts receivable by agreement term with the allowance for bad debts for each term group.

	At December 31, 2021			At December 31, 2020
Agreement Term	Accounts Receivable	Bad Debt Allowance	Accounts Receivable - Net	Accounts Receivable	Bad Debt Allowance	Accounts Receivable - Net
90 days	$54,424	$31,931	$22,493	$64,008	$34,561	$29,447
180 days	1,628,448	333,972	1,294,476	1,314,138	138,614	1,175,524
270 days	433,167	-	433,167	162,452	-	162,452

Total	$2,116,039	$365,903	$1,750,136	$1,540,598	$173,175	$1,367,423

CONCENTRATION AND CREDIT RISK:

The Company has two customers which represent a significant portion of revenue and three customers which represent a significant portion of their accounts receivable. During the year ended December 31, 2021, McCain Foods USA, Inc. (“Customer 1”) and Ruan Transport Corporation (“Customer 2”) represented in an aggregate approximately 85% of revenue. During the year ending December 31, 2020 Customer 1 and Customer 2 represented approximately 71% of the Company’s revenue. Revenue related to these two customers is set forth in the table below. Also, Customer 1 and Customer 2 in an aggregate represented approximately 54% of the Company’s accounts receivable as of the year ended December 31, 2021 and Customer 1 and Customer 2 in an aggregate represented approximately 48% of the Company’s accounts receivable as of December 31, 2020.

	2021		2020
Customer	Revenue	Percent of Revenue	Revenue	Percent of Revenue
Customer 1	$16,358,345	58.64%	$5,164,104	37.12%
Customer 2	$7,366,775	26.41%	$4,704,856	33.82%

	2021		2020
Customer	Accounts Receivable	Percent of Accounts Receivable	Accounts Receivable	Percent of Accounts Receivable
Customer 1	$3,098,093	49.11%	$1,055,937	33.67%
Customer 2	$315,891	5.01%	$445,918	14.22%

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Additions and major improvements are capitalized while maintenance and repairs are charged to operations. Upon trade-in, sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the property and equipment, which range from one to seven years.

VALUATION OF LONG-LIVED ASSETS: The carrying values of the Company’s long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that they may not be recoverable. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows. Under similar analysis no impairment charge was taken during the years ended December 31, 2021 and 2020. Impairment tests will be conducted on an annual basis and, should they indicate a carrying value in excess of fair value, impairment charges may be required to be recognized and recorded.

LEASES: The Company, in accordance with ASC 842, accounts for leases as right-of-use (“ROU”) assets and lease liabilities on the balance sheet. We estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset operates. The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

REVENUE RECOGNITION: The Company has adopted and accounts for revenue under the guidance provided by ASC 606, Revenue from Contracts with Customers, and all related amendments (“new revenue standard”). We have applied the new revenue standard to all contracts from the date of initial application.

F-23

LeeWay Transport, Inc. recognizes revenue at the time the signed proof of delivery receipt (“POD”) is received, at which time control of the goods transported is transferred to the customer. ASC 606-10-25-27 requires that revenue be recognized over time if any one of the three criteria listed is met. Our service does not meet any of the listed criteria. ASC 606-10-55-6 states that revenue is to be recognized over time if only a portion of the company’s obligations are performed and the remaining obligations could be completed by another entity. However, in such an instance, revenue could not be recognized over the term, as all obligations have not been fulfilled and control had not yet been transferred to the customer. In addition, where the goods have not been delivered the collectability of the fees would not be reasonably assured, nor would there be basis to force payment, as the service had not been completed. Therefore, revenue is recognized at a point in time, that measurement being when the carrier has delivered the freight to the designated destination and a POD has been signed. There being no other performance obligations the revenue is recognized at that point.

In accordance with ASC 606-10-55-36 through 40, revenue is recorded at the gross amount of the contract because it bears the risks and benefits associated with revenue-generated activities by, among other things: (1) acting as a principal in the transaction; (2) establishing prices; (3) managing all aspects of the shipping process; and (4) taking the risk of loss for collection, delivery and returns. The gross amount represents the amount for which the Company will receive payment from the customer. The sales process begins with a price quotation to the customer and the Company then identifies a carrier to make the delivery. The cost which the Company incurs with the carrier identified and contracted to deliver the freight is recorded as cost of sales, with the difference between the price agreed upon with the customers and the cost of delivery representing the gross profit on that individual transaction.

The Company’s payment terms are net 30 with the exception of its largest customer, for which payment terms are net 60. Our competitors provide services to our largest customer with terms of net 60. The Company is required to offer the same payment terms as its competitors in order to secure the customer’s business.

The Company’s customer contract sets forth its performance obligations under those contracts. The Company’s obligation is to transport the contracted goods to the delivery point, as directed by our customer. The arrival of the contracted goods at the destination and the receipt by the Company of a signed POD completes its obligations and it can then record as revenue the price agreed upon for the services provided. Revenue is only recognized by the Company after its receipt of the signed POD. Were a shipment to be in transit at month-end there is no revenue recognized, as the Company has not yet completed its contractual obligations.

LeeWay Capital, Inc. recognizes revenue ratably over the term of the agreement. Revenue on each agreement is the total due under the agreement less the funded amount. In those instances where the customers’ obligations are not fully paid at the termination date of the agreement, additional fees charged are calculated on the unpaid balance and recorded monthly. The accounts are charged rates of interest ranging from 30% to 50% per annum, depending on the creditworthiness of the customer and the term of the agreement.

The table below allocates revenue recorded for the years ended December 31, 2021 and 2020:

For the years ended:	December 31, 2021			December 31, 2020
	Transportation	Financing		Transportation	Financing
	Fees	Fees	Total	Fees	Fees	Total

Domestic	$27,316,857	580,647	27,897,504	$13,471,155	440,385	13,911,540
International	-	-	-	-	-	-

	$27,316,857	580,647	27,897,504	13,471,155	440,385	13,911,540

INCOME TAXES: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board Accounting Codification (ASC) 740: Income Taxes. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

NET INCOME (LOSS) PER SHARE: The computation of basic profit and loss per share of common stock is based on the weighted average number of shares outstanding during the period. Diluted EPS is computed by dividing net earnings by the weighted-average number of common shares and dilutive common stock equivalents during the period. Common stock equivalents are not used in calculating dilutive EPS when their inclusion would be anti-dilutive. At December 31, 2021 and 2020, the Company had no common stock equivalents.

F-24

RECENT ACCOUNTING PRONOUNCEMENTS: In December 2019, the Financial Standards Accounting Board (“FASB”) issued ASU 2019-12, “Income Taxes Topic 740-Simplifying the Accounting for Income Taxes” which intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application of Topic 740. The effective date will be the first quarter of fiscal year 2021 and early adoption is permitted. The Company adopted ASU 2019-12 effective January 1, 2021. The adoption of this standard had no impact on our combined financial statements or disclosures.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718),” (“ASU 2018-07”). ASU 2018-07 is intended to reduce cost and complexity of financial reporting for non-employee share-based payments. Currently, the accounting requirements for non-employee and employee share-based payments are significantly different. ASU 2018-07 expands the scope of Topic 718, which currently only includes share-based payments to employees, to include share-based payments to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, “Equity — Equity-Based Payments to Nonemployees”. The amendments to ASU 2018 - 07 are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of ASU No. 2014-09, (Topic 606), “Revenue from Contracts with Customers”. The Company adopted ASU 2018-07 effective January 1, 2020. The adoption of this standard had no impact on our combined financial statements or disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses”. The ASU sets forth a “current expected credit loss” (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. In November 2019, the FASB issued ASU 2019-10 which deferred the effective date to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on its combined financial statements.

The Company has reviewed all other FASB-issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. The Company has carefully considered the new pronouncements that alter previous GAAP and does not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management and certain standards are under consideration.

NOTE 3 – LEASES

We have an operating lease for our office. We used the lease termination date of July 31, 2022 for our calculation.

The following was included in our combined balance sheet as of December 31, 2021 and 2020:

	As of December 31,
Lease	2021	2020

Assets
ROU – operating lease asset	$24,110	$63,722

Liabilities
Operating lease liabilities – current portion	$26,261	$45,006
Operating lease liabilities	-	23,783
Total operating lease liabilities	$26,261	$68,789

F-25

We recognize lease expense on a straight-line basis over the term of the lease.

	For the Year Ended December 31,
Lease Cost	2021	2020
Rent expense	$42,090	$42,090

Our building lease does not specify an implicit rate of interest. Therefore, we estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset operates. As of December 31, 2021, the following disclosures for remaining lease term and incremental borrowing rates were applicable:

	For the Years Ended December 31,
Supplemental Disclosures	2021	2020

Weighted average remaining lease term	0.58 years	1.58 years
Weighted average discount rate	5.00%	5.00%

F-26

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation consisted of the following at December 31, 2021, and December 31, 2020:

	December 31, 2021	December 31, 2020

Computer and office equipment	$9,114	$9,114
Software	138,957	94,351
Refrigerated trailers	466,635	-
Accumulated depreciation	(83,536)	(42,176)

Total Property and Equipment	$527,401	$61,289

Depreciation expense for the years ended December 31, 2021 and 2020 was $48,610 and $26,662, respectively.

NOTE 5 – COST OF GOODS SOLD

Cost of goods sold is comprised of costs as follows:

LeeWay Global Logistics, Inc – Cost of goods related to transportation income are the fees paid to motor carrier lines and independent owner/operators for the delivery of freight contracted. The recording of the expenses is made concurrent with the revenue recognition for each shipment after a delivery receipt is received.

LeeWay Capital, Inc. – Cost of goods related to the financing service income is the cost of capital obtained to fund the agreements entered into with customers. Funding is provided under a subordinated promissory note. The note provides for an interest rate of 12% per annum and has a maturity date of November 1, 2022. (See Note 6 – Notes Payable)

NOTE 6 – SEGMENT INFORMATION

We report segment information consistent with our two major operations: transportation and financing.

Transportation

LeeWay Transport, Inc., the transportation segment includes revenues and costs related to our transportation brokerage operation. All business activity is confined to the continental United States, and as such there is no breakout between domestic and international revenues and expenses.

Financial Services

LeeWay Capital, Inc., the financial services segment, includes revenues and costs related to the providing of financing to individuals and entities that sell products on various sales platforms, such as Amazon, Walmart, and Shopify. As one of the requirements is that the individual and/or entity be domiciled in the United States, there is no breakout between domestic and international revenues and expenses.

Corporate

LeeWay Services, Inc., which was incorporated in October 2021, had minimal activity in the year ended December 31, 2021 and no activity during the year ended December 31, 2020. Therefore, no corporate balances are reflected in the presentations for 2020.

F-27

Key information, broken out by business segment on the balance sheets at December 31, 2021 and 2020 and on the income statements for the years ended December 31, 2021 and 2020, is as follows:

Balance Sheets:

	At December 31, 2021

	Transportation	Financing	Corporate	Total

Cash	$262,392	$75,546	$-	$337,938
Receivables, net	4,848,326	1,750,136	-	6,598,462
Other current assets	59,838	-	-	59,838
Total current assets	5,170,556	1,825,682	-	6,996,238

Property and equipment, net	458,806	68,595	-	527,401
Other assets	60,460	21,324	-	81,784

Total assets	$5,689,822	$1,915,601	$-	$7,605,423

Accounts payable	$3,554,062	$47,357	$-	$3,601,419
Other liabilities	1,879,607	2,515,654	78,662	4,473,923
Total liabilities	5,433,669	2,563,011	78,662	8,075,342

Stockholders’ equity (deficit)	256,153	(647,410)	(78,662)	(469,919)
Total liabilities and stockholders’ equity	$5,689,822	$1, 915,601	$-	$7,605,423

	At December 31, 2020

	Transportation	Financing	Total
Cash	$136,917	$156,161	$293,078
Receivables, net	2,565,714	1,367,423	3,933,137
Other current assets	39,543	-	39,543
Total current assets	2,742,174	1,523,584	4,265,758

Property and equipment, net	3,056	58,233	61,289
Other assets	192,070	24,927	216,997

Total assets	$2,937,300	$1,606,744	$4,544,044

Accounts payable	$1,782,766	$1,369	$1,784,135
Other liabilities	2,192,378	1,994,870	4,187,248
Total liabilities	3,975,144	1,996,239	5,971,383

Stockholders’ deficit	(1,037,844)	(389,495)	(1,427,339)
Total liabilities and stockholders’ equity	$2,937,300	$1,606,744	$4,544,044

F-28

Income Statements:

	For the Year Ended December 31, 2021
	Transportation	Financing	Corporate	Total
Revenue	$27,316,857	$580,647	$-	$27,897,504
Cost of Goods Sold	23,377,335	147,934	-	23,525,269
Gross Profit	3,939,522	432,713	-	4,372,235
Operating expenses	2,334,228	739,301	108,664	3,182,193
Depreciation	10,886	37,724	-	48,610
Interest income (expense)	(39,639)	-	-	(39,639)
Gain on PPP loan forgiveness	208,446	-	-	208,446
Income (loss) before income tax	1,763,215	(344,312)	(108,664)	1,310,239
Income tax benefit (expense)	(439,217)	86,399	-	(352,818)
Net income (loss)	$1,323,998	$(257,913)	$(108,664)	$957,421

	For the Year Ended December 31, 2020
	Transportation	Financing	Total
Revenue	$13,471,155	$440,385	$13,911,540
Cost of Goods Sold	11,773,778	105,171	11,878,949
Gross Profit	1,697,377	335,214	2,032,591
Operating expenses	1,413,734	452,391	1,866,125
Depreciation	2,193	24,469	26,662
Interest income (expense)	(3,851)	-	(3,851)
Income (loss) before income tax	277,599	(141,646)	135,953
Income tax benefit (expense)	(77,375)	-	(77,375)
Net income (loss)	$200,224	$(141,646)	$58,578

NOTE 7 - NOTES PAYABLE

On November 1, 2018, eCommerce Funding entered into a note payable in the amount of $500,000 with SWL Investments, an Oklahoma limited partnership, to provide operating funds to LeeWay Capital. On April 1, 2019, the note was amended to provide up to a total of $1,500,000 in funding under the note. On November 1, 2021 the note was amended to provide for up to a total of $2,200,000 and the maturity date was extended to November 1, 2027. The note bears interest at the rate of 12% per annum and has a maturity date of November 1, 2027. Under the terms of the note the interest is to be accrued and is due and payable with the principal on the maturity date. Funds are drawn against this note as required to fund the operations and business activities of the Company. At December 31, 2021 and 2020 the funds drawn against this note were $1,723,206 and $1,089,272, respectively. Additionally, funding of $685,000 has been received which has not been memorialized by a note and for which no terms have been set. As the holder of the note has stated that no demand for payment will be made within one year, the debt is recorded as long-term debt.

The Company applied for and received a Small Business Administration loan under the Paycheck Protection Program (“PPM”) in the amount of $208,446. The loan was funded on May 29, 2020, bears an interest rate of 1% per annum and has a maturity date of May 29, 2022. The funds obtained under this loan were used for the payment of salaries, health insurance costs, and rent, all of which expenses qualify for the loan forgiveness under the terms of the loan. The Company applied for and on June 10, 2021 received notice of forgiveness of both the principal of the note and all accrued unpaid interest.

NOTE 8 – CAPITAL STOCK

Preferred Stock – There are 20,000,000 shares of preferred stock authorized with a par value of $0.001. The preferred stock has super voting rights, which provide that each share of preferred stock has voting rights equivalent to 10,000 shares of common stock. At December 31, 2021 and 2020, there were 2,000 shares of preferred stock issued and outstanding.

Common Stock – There are 180,000,000 shares of common stock authorized with a par value of $0.001. At December 31, 2021 and 2020 there were 6,000,000 shares of common stock issued and outstanding.

F-29

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company currently occupies approximately 3,492 square feet of office space under a sublease from Uinta Advisors, LLC. The sublease was entered into effective November 1, 2018 and has a termination date of July 31, 2022. The sublease provides a monthly lease of $6,984 per month with 3% increases become effective on August 1 for each year of the sublease. The Company has accounted for the lease using the guidance from ASC 842, recording an operating right-of use-asset and an operating lease liability. (See Note 3 - Leases)

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and could adversely affect our business, results of operations and financial condition. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic, or other health crisis, such as COVID-19, could therefore materially and adversely affect our business, financial condition and results of operations.

NOTE 10 - RELATED PARTY TRANSACTIONS

The Company entered into a note payable with SWL Investments (See Note 6 – Notes Payable). SWL Investments is an Oklahoma limited partnership owned and operated by S. Whitfield Lee, who is an affiliate, officer and director of both LeeWay Capital, Inc. and LeeWay Services, Inc., the parent company of LeeWay Capital, Inc. Funding in the amount of $685,000 has also been received but has not been memorialized by a note and no terms have been established. As the creditor has stated that no demand for payment will be made within one year this amount is recorded as long-term debt.

The office space leased by the Company is shared with W.L.P. Corporation (“WLP”), a related party. Under the shared space agreement WLP pays one-half of the monthly lease fee and related expenses. The lease expense recorded in these financial statements only records as expenses the portion of the lease expenses which are the responsibility and were paid by LeeWay Services, Inc.

NOTE 11 – INCOME TAXES

Prior to the incorporation of LeeWay Services, Inc., the entities combined into this report were owned by W.L.P. Corporation, which filed a consolidated tax return. The deferred income tax asset and income tax liability and expense included in these financial statements are reflective of the tax position at the time the entities were acquired by LeeWay Services, Inc. The net operating loss carryforwards at December 31, 2021 and 2020 were incurred prior to January 1, 2022, when a change of greater than 50% in ownership of the subsidiary companies occurred. As a result of the change in ownership, only a portion of the net operating loss carry forwards incurred prior to the change becomes available each year.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Federal and state net operating loss carry forwards at December 31, 2021 and 2020 were $499,921 and $1,457,341, respectively.

The significant components of income tax expense (benefit) are as follows:

F-30

	Year Ended December 31,
	2021	2020
Current:
Federal	$297,582	$65,229
State	54,734	11,478
Total current	352,316	76,707
Deferred	719	669
Other	(217)	(1)
Total income tax expense	$352,818	$77,375

The following table reconciles income taxes based on the U.S. statutory rate to the Company’s income tax expense:

	2021	2020
Income tax at U.S. statutory rate (21%)	$297,582	$65,229
State income taxes, net of federal benefit	55,454	12,147
Other	(217)	(1)
Total income tax expense	$352,818	$77,375

Under FASB ASC 740-10-05-6, tax benefits are recognized only for the tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the company's tax return that do not meet these recognition and measurement standards.

The Company's policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits with the income tax expense. The tax years 2021, 2020 and 2019 remain open for examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

NOTE 12 - SUBSEQUENT EVENTS

The Company, during the year ended December 31, 2021, had need to increase its subordinated debt in order to provide funds for specialty financing agreements entered into. The subordinated debt agreement was amended to allow for borrowings up to $2,200,000 and the maturity date was extended to November 1, 2027. The balance at December 31, 2021 was $1,733,206.

In accordance with ASC 855-10 management reviewed all other material events through May 4, 2022. There are no other material subsequent events to report.

In September of 2020, we effected a 1 for 5 reverse stock split (the “Reverse Stock Split”) by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State. The Reverse Stock Split combined every five shares of common stock issued and outstanding immediately prior to effecting the Reverse Stock Split into one share of common stock. As a result, the number of issued and outstanding shares of common stock was retroactively adjusted in the consolidated financial statements.

F-31

1,000,000 Shares of Common Stock

LeeWay Services, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

  , 2023

Through and including             , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the NYSE American listing fee and the FINRA filing.

Amount
SEC registration fee	$1,699.02
FINRA filing fee	$3,249.22
NYSE American listing fee	$50,000.00
Accountants’ fees and expenses	$90,500.00
Legal fees and expenses	$185,000.00
Printing and engraving expenses	$15,000.00
Miscellaneous	$4,551.76
Total expenses	$350,000.00

Item 14. Indemnification of Directors and Officers.

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Amended Bylaws provide that we will indemnify our directors and executive officers to the fullest extent not prohibited by the NRS, as amended from time to time, or any other applicable law provided, however, that the we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Act or any other applicable law or (iv) such indemnification is required to be made under the amended Bylaws. We have the power to indemnify our other officers, employees and other agents as set forth in the NRS or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine. To the fullest extent permitted by the NRS, or any other applicable law, upon approval by our Board of Directors, we may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our amended Bylaws.

II-1

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the NRS for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.*

Since the Company’s incorporation on May 5, 2021, it has granted or issued the following securities of the registrant that were not registered under the Securities Act.

On December 31, 2021, the Company issued 6,000,000 shares of common stock to an accredited investor.

On February 3, 2021, the Company issued 2,000 shares of preferred stock to an accredited investor.

On September 13, 2022, the Company issued 150,000 shares of its common stock to Keith Merrell, its Chief Financial Officer, pursuant to his employment agreement, dated as of July 1, 2022, amended on September 13, 2022 and amended and restated as of January 6, 2023. One-third of the shares issued will be fully vested on the date of the closing of the initial public offering of the Company and the remaining two thirds will be subject to two years of vesting.

On September 13, 2022, the Board of Directors of the Company approved, and the Company issued 287,000 shares of its common stock to its employees and 225,000 shares of its common stock to a consultant pursuant to a consultant agreement dated December 1, 2020. Under the terms of the consultant agreement, the consultant provides us with marketing, investor relations, communications and business strategy. The agreement has a term of 2 years, and automatically continues on a month-by-month basis until it is cancelled by 30-day written notice from either party. The consultant also receives a monthly payment of $4,000. The consultant has agreed to vote its shares at the direction of our Board of Directors and allow us to vote its shares by proxy in the event the consultant cannot be reached within ten days of a proxy vote or solicitation for an action by written consent of the shareholders without a meeting.

On December 30, 2022, with the consent of the respective shareholders, the Company cancelled (i) 1,050,000 shares of restricted stock issued to W.L.P. Corporation and (ii) 250,000 shares of restricted common stock granted to Mr. S. Whitfield Lee on September 13, 2022.

On December 30, 2022, the Company issued 410,000 shares of its common stock to SWL Investments, L.P. upon its exercise in full of its conversion rights under the SWL Convertible Note.

The issuance of the capital stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

*	All common stock share numbers have been adjusted to reflect a 1 for 5 reverse stock split effected by the Company on September 9, 2022.

II-2

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation of the Registrant
3.2*	Bylaws of The Registrant
3.3*	Certificate of Designation of Series X Super Voting Preferred Stock
3.4*	Certificate of Amendment to Designation of Series X Super Voting Preferred Stock
3.5*	Certificate of Amendment to the Articles of Incorporation of the Registrant
4.1*	Form of Underwriter’s Warrant (included as an exhibit to Exhibit 1.1)
5.1*	Opinion of Counsel to Registrant
10.1*	Food Transportation Services Agreement dated as of May 17, 2019
10.2*	Motor Transportation Agreement Contract dated March 22, 2017
10.3*	Subordinated Promissory Note dated November 1, 2018 of eCommerce Funding LLC and First Amendment thereto dated April 1, 2019.
10.4*	Employment Agreement by and between the Registrant and S. Whitfield Lee dated July 1, 2022
10.5*	Employment Agreement by and between the Registrant and Keith Merrell dated July 1, 2022
10.6*	2022 Equity Incentive Plan
10.7*	Amendment dated September 13, 2022 to Employment Agreement by and between the Registrant and S. Whitfield Lee dated July 1, 2022
10.8*	Amendment dated September 13, 2022 to Employment Agreement by and between the Registrant and Keith Merrell dated July 1, 2022
10.9*	Service Agreement with Hanover International Inc. dated December 1, 2020
10.10*	Second Amendment dated January 1, 2022 to Subordinated Promissory Note dated November 1, 2018 of eCommerce Funding LLC.
10.11*	Lease Agreement dated September 30, 2022 between Mecham Parkview Associates., L.L.C. dba Parkview Plaza Office Building II and the Registrant
10.12*	Amended and Restated Employment Agreement by and between the Registrant and S. Whitfield Lee dated January 6, 2023
10.13*	Amended and Restated Employment Agreement by and between the Registrant and Keith Merrell dated January 6, 2023
10.14*	$2,050,000 10% Convertible Promissory Note of the Registrant due December 31, 2023, dated December 1, 2022
10.15	Amendment No.1 to 10% Convertible Promissory Note issued by the Registrant to SWL Investments, L.P.
14.1*	Amended and Restated Code of Business Conduct and Ethics
21.1*	List of Subsidiaries of the Registrant
23.1	Consent of Fruci & Associates II, PLLC, dated April 24, 2023
23.2*	Consent of Counsel to Registrant (included in Exhibit 5.1)
99.1*	Consent of Jim Dreyfous (Director Nominee)
99.2*	Consent of John Morrell (Director Nominee)
99.3*	Consent of Charisse Castagnoli (Director Nominee)
99.4*	Amended and Restated Audit Committee Charter
99.5*	Amended and Restated Compensation Committee Charter
99.6*	Amended and Restated Nominating and Corporate Governance Committee Charter
107*	Exhibit Filing Fees

*	Previously filed

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable, or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on April 24, 2023.

LEEWAY SERVICES, INC.

By:	/s/ S. Whitfield Lee
S. Whitfield Lee
Chairman, Chief Executive Officer and President (Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

Name	Position	Date

/s/ S. Whitfield Lee	Chairman, Chief Executive Officer and President	April 24, 2023
S. Whitfield Lee	(Principal Executive Officer)

/s/ Keith L. Merrell	Chief Financial Officer	April 24, 2023
Keith L. Merrell

II-4